Exhibit 10.37

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY IMCLONE SYSTEMS INCORPORATED. THESE PORTIONS HAVE BEEN MARKED WITH TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]).  THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

AMENDED AND RESTATED

CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT FOR

ERBITUX ® IN JAPAN

AMONG

1.         BRISTOL-MYERS SQUIBB COMPANY

2.         E.R. SQUIBB & SONS, LLC

3.         BRISTOL-MYERS K.K.

4.         MERCK KGAA

5.         MERCK SERONO JAPAN COMPANY, LIMITED
           AND

6.         IMCLONE SYSTEMS INCORPORATED

DATED AS OF

October 12, 2007

Table of Contents

1.	DEFINITIONS	2

	1.1 Defined Terms	2

	1.2 Additional Defined Terms	19

2.	MANAGEMENT OF COLLABORATION	20

	2.1 General	20

	2.2 Steering Committee Japan	21

	2.3 Subcommittees	24

	2.4 Membership and Meetings of the Committees	31

	2.5 Decision-making	32

	2.6 Minutes	33

	2.7 Term	34

	2.8 Certain Committees and Boards	34

	2.9 Alliance Managers	35

	2.10 Cooperation	35

3.	DEVELOPMENT	36

	3.1 The Long-Term Development Plan	36

	3.2 Allocation of Development Responsibilities	39

	3.3 Interactions with Japanese Regulatory Authorities and Ethics Committees	41

	3.4 Conduct of the Co-Development	42

	3.5 Process Flows and Study Instructions	43

	3.6 Databases and Ownership of Results	43

	3.7 Reporting of Safety Information	44

4.	PAYMENT COSTS, AND REPORTING FOR DEVELOPMENT AND COMMERCIALIZATION PURPOSES	45

	4.1 General Obligations of the Parties	45

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

	4.2 Development Costs	47

	4.3 Equal Sharing of Non-Sales Force Commercialization Activities Costs	49

	4.4 Reporting	50

	4.5 Reimbursements of Costs and Payment of Profit Or Loss	51

	4.6 Mode of Payment	53

	4.7 Records Retention	53

	4.8 Payment Audits	53

	4.9 Taxes	54

5.	OWNERSHIP OF INVENTIONS; USE OF RESULTS; PATENTS	54

	5.1 Ownership of Inventions made by the Parties	54

	5.2 Ownership of Inventions made by Third Parties	55

	5.3 Use of Inventions and Results	55

	5.4 Patent Enforcement, Patent Maintenance and Infringement	55

6.	COMMERCIALIZATION	56

	6.1 Generally	56

	6.2 Commercialization Plans and Budgets	56

	6.3 Equal Sharing of Sales Force Commercialization Efforts	60

	6.4 Diligent Efforts; Sales Efforts and Sales Representative Deployment	61

	6.5 Sales Force Capabilities; Training	66

	6.6 Co-Promotion Advertising and Promotional Materials	67

	6.7 Sales and Distribution in Japan	69

	6.8 Incentive Plans for Sales Representatives	69

	6.9 Sales Representatives	70

	6.10 Government, Group Purchasing and Other Accounts	72

7.	SHARING OF PROFIT OR LOSS	72

	7.1 Profit Or Loss	72

	7.2 Copromotion Term	72

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

	7.3 Profit-Sharing Adjustment	72

	7.4 Payments to our Reports by Affiliates	75

	7.5 Non-Cash Considerations	75

8.	MANUFACTURE AND SUPPLY	75

	8.1 General Manufacturing Structure: Manufacturing Plan and Budget	75

	8.2 Manufacturing Responsibilities	79

	8.3 Specifications, Forecasts, and Terms of Supply	80

	8.4 Shortage of Supply	81

	8.5 Inventory	82

	8.6 Manufacturing Costs and Fees	82

	8.7 Product Recall	83

	8.8 Post-Termination Manufacturing	83

	8.9 Other Covenants	86

9.	TRADEMARKS; PRODUCT MARKING	86

	9.1 Product Trademarks	86

	9.2 Other Proprietary Trademarks	87

	9.3 Product Trademark Infringement	88

	9.4 Patent Marking	89

10.	SUBLICENSING; COMMERCIALIZATION OF A COMPETING PRODUCT	89

	10.1 No Effect on Existing Agreements	89

	10.2 Effect of Commercialization of a Competing Product	89

	10.3 Sublicensing	91

	10.4 Maintenance of Third Party Agreements	92

11.	REPRESENTATIONS AND WARRANTIES	93

	11.1 Representations and Warranties of the Parties	93

	11.2 Disclaimer	94

12.	PUBLICATION; CONFIDENTIALITY	94

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

	12.1 Notification	94

	12.2 Review	94

	12.3 Confidentiality; Exceptions	95

	12.4 Exceptions to Obligation	96

	12.5 Limitations on Use	96

	12.6 Remedies	96

13.	INDEMNIFICATION; LIABILITY	96

	13.1 Mutual Indemnification	96

	13.2 Shared Liability Claims	96

	13.3 Procedure	98

14.	TERM; TERMINATION	99

	14.1 Term	99

	14.2 Termination of BMS-ImClone Agreement	100

	14.3 Termination of Merck-ImClone Agreement	102

	14.4 Termination of this Agreement for Cause	104

	14.5 Termination by Merck or BMS without Cause	105

	14.6 Effect of Expiration of Agreement or Termination Prior to First Approval	105

	14.7 Other Consequences of Termination	106

	14.8 Accrued Rights; Surviving Obligations	111

15.	FORCE MAJEURE	111

16.	MISCELLANEOUS	111

	16.1 Relationship of Parties	111

	16.2 Assignment	111

	16.3 Affiliates of the Parties	112

	16.4 Books and Records	112

	16.5 Further Actions	112

	16.6 Notice	112

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

v

16.7 Use of Name	114

16.8 Public Announcements	114

16.9 Waiver	114

16.10 Severability	114

16.11 Amendment	114

16.12 Governing Law; Submission to Jurisdiction	114

16.13 Arbitration	115

16.14 Entire Agreement	117

16.15 Parties in Interest	117

16.16 Descriptive Headings; Construction	117

16.17 Counterparts	118

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

THIS AMENDED AND RESTATED CO-DEVELOPMENT AND CO-COMMERCIALIZATION AGREEMENT FOR ERBITUX® IN JAPAN (this “Agreement”), effective as of October 12, 2007 (the “Restatement Effective Date”), is entered into by and among Bristol-Myers Squibb Company, a corporation organized and existing under the laws of the State of Delaware, having offices located at Route 206 & Province Line Road, Princeton, New Jersey (“Bristol”), E.R. Squibb & Sons, LLC, a limited liability company organized and existing under the laws of the State of Delaware, having offices located at Route 206 & Province Line Road, Princeton, New Jersey (“ERS”) (Bristol and ERS, collectively, “BMS”), Bristol-Myers K. K., a Japanese corporation, with its principal place of business at Shinjuku I-Land Tower, 5-1, Nishi-Shinjuku 6-chome, shinjuku-ku, Tokyo, 163-1328, Japan (“BMKK”), Merck KGaA, a German corporation with general partners organized and existing under the laws of the Federal Republic of Germany, having offices located at Frankfurter Straße 250, 64293 Darmstadt, Federal Republic of Germany (“Merck”), Merck Serono Japan Company, Limited, a Japanese corporation, with its principal place of business at 6F Meguro Tokyu Bldg., 2-13-17 Kamiosaki, Meguro-ku, Tokyo, 141-0021, Japan (“MJ”), and ImClone Systems Incorporated, a corporation organized under the laws of the State of Delaware, having offices located at 180 Varick Street, New York, New York 10014 (“ImClone”).

PRELIMINARY STATEMENTS

WHEREAS, ImClone and Merck entered into that certain Development and License Agreement, dated December 14, 1998 (and, as amended heretofore or hereafter, hereinafter referred to as the “Merck-ImClone Agreement”), with respect to the development and marketing of ImClone’s chimerized monoclonal antibody to EGFR, known as C-225 (IMC-225, cetuximab), which is the active pharmaceutical ingredient in the product sold under the Erbitux® trademark;

WHEREAS, ImClone has granted to Merck under such Merck-ImClone Agreement worldwide outside of Canada, Japan and the United States of America (including all territories and possessions thereof) exclusive rights to develop and market Cetuximab;

WHEREAS, with respect to Japan, the Merck-ImClone Agreement provides that ImClone and Merck have co-exclusive rights to develop and market, with certain rights to sublicense, Cetuximab in Japan;

WHEREAS, ImClone, BMS and ERS entered into that certain Development, Promotion, Distribution and Supply Agreement, dated September 19, 2001 and as heretofore amended, pursuant to which, among other things, ImClone and BMS shall (i) co-develop and co-promote Cetuximab in the United States of America and Canada, and (ii) co-develop and co-promote Final Product in Japan, together with Merck (such agreement, as amended heretofore or hereafter, and hereinafter referred to as the “BMS-ImClone Agreement” and collectively with the Merck-ImClone Agreement, the Merck-ImClone Japan Agreement and the BMS-ImClone Japan Agreement, the “Existing Agreements”);

WHEREAS, MJ, a fully owned subsidiary of Merck, has expertise, amongst other fields, in the development and marketing of drugs in Japan;

WHEREAS, BMKK, a fully owned subsidiary of BMS, has expertise, amongst other fields, in the development and marketing of drugs in Japan and has a substantial presence in Japan with which to do so;

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

WHEREAS, the Parties (as hereinafter defined), recognizing that drafting, negotiating and concluding the terms and conditions of a full and complete co-development and co-commercialization agreement for Final Product in Japan would be time consuming, entered into a Co-Development Agreement for Cetuximab in Japan effective as of December 15, 2004 (the “Co-Development Agreement”), which the Parties acknowledge and agree remained in full force and effect until amended and restated by this Agreement; and

WHEREAS, the Parties would like to amend and restate the Co-Development Agreement in order to provide for co-commercialization by the Parties of Final Product in Japan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.             DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless context clearly and unambiguously dictates otherwise:

“Affiliate” with respect to any Party, shall mean any Person directly or indirectly controlling, controlled by or under common control with, such Party, for only so long as such control exists; provided that for purposes of this Agreement, neither ImClone nor any of its subsidiaries shall be deemed an Affiliate of BMS or its subsidiaries.  For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Allowable Expenses” means, subject to the terms and conditions of this Agreement (including Section 3.1(c)), the following expenses that are specifically identifiable or reasonably allocable to the Commercialization of the Final Product in Japan:

[**]

“Alternative Final Product” means a product that incorporates the drug IMC-C225 (C225, cetuximab), in all forms, dosages, and presentations, and that is formulated, packaged, finished, labeled, and released for commercial sale and distribution in Japan under the Alternative Trademark.

“Antibody” means any antibody, or fragment thereof, whether human, humanized, chimeric, murine or from any other source (and including bispecific antibodies, single chain antibodies, and immunoconjugated antibodies), that (a) has been raised, engineered or otherwise optimized to bind specifically and directly to the Target (whether exclusively or in addition to any other target to which such Antibody may directly bind), and (b) once bound to the Target, competitively inhibits the binding of epidermal growth factor (EGF) (and other ligands, such as transforming growth factor-alpha) to the Target.  For clarification, any fusion protein comprised of a fragment of an Antibody and that uses such fragment in order to bind to the Target shall be considered an Antibody for purposes of this Agreement.  For sake of clarity and avoidance of doubt, Merck’s EMD72000 antibody and ImClone’s IMC-11F8 antibody are Antibodies within the meaning of this definition.

“API” means bulk cetuximab drug substance.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of the Japanese Regulatory Authorities or other Regulatory Authorities, that may be in effect from time to time and apply to the activities contemplated under this Agreement.

“Approval” means receipt from the Japanese Regulatory Authorities of any and all approvals, licenses, registrations or authorizations necessary to market Final Product, including receipt of pricing/reimbursement approval, where applicable.

“Approved Commercialization Plan” means the then current Annual Commercialization Plan and Budget and the then current Long-Term Commercialization Plan and Budget, in each case as adopted or approved hereunder, as the case may be.

“Approved Indications” means those indications for which Final Product has received Approval in Japan.

“Approved Plan” means any of the then current Annual Commercialization Plan and Budget, the Long-Term Commercialization Plan and Budget, the Japan Manufacturing Plan and Budget, the Long-Term Development Plan, and the Annual Development Plan and Budget, in each case as adopted or approved by the SCJ hereunder, as the case may be and as the context may require. “Approved Plans” means all of the foregoing.  Where references in this Agreement refer to the conduct or performance of activities in accordance with an Approved Plan, such references shall be deemed not to refer to those non-binding components of the Long-Term Development Plan.

“Bad Debts” means amounts actually written off by MJ by reason of uncollectible Net Sales.  Should a Bad Debt which was written off be collected, such amount shall be included in Net Sales in the Quarter in which received.

“BMS-ImClone Japan Agreement” means that separate agreement executed between ImClone, BMKK and BMS dated as of the Restatement Effective Date, as the same may be amended or supplemented hereafter.

 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Tokyo, Japan are required by law to remain closed.

“Call Center” means the customer support center established in Japan by the Parties under the direction of the SCJ.

“Canada” shall mean Canada, including its possessions and territories.

“Cetuximab” shall mean a product that incorporates the chimeric antibody IMC-C225 (C225, cetuximab), in all forms of administration, dosages, and presentations.  For clarity, Cetuximab does not include humanized or human forms of C225.

“Change of Control” means, with respect to a Party, any of the following transactions with a Third Party (a “Third Party Acquirer”):  (a) a merger or consolidation of such Party (or of any of its Affiliates) with the Third Party Acquirer which results in the holders of the voting securities of such Party outstanding immediately prior thereto (other than the Third Party Acquirer, its “affiliates” and “associates” (as such terms are used in the Securities Exchange Act of 1934, as amended)) ceasing to represent, directly or indirectly, at least fifty percent (50%) of the combined voting power of the surviving entity (or, if applicable, its parent company) immediately after such merger or consolidation; (b) the sale to the Third Party Acquirer of all or substantially all of the business of such Party to which this Agreement relates

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(whether by merger, consolidation, sale of stock, sale of assets or other similar transaction); or (c) the Third Party Acquirer (which shall not be any trustee or other fiduciary holding securities under an employee benefit plan of such Party, or any corporation owned directly or indirectly by the stockholders of such Party, in substantially the same proportion as their ownership of stock of such Party), together with any of the Third Party Acquirer’s “affiliates” or “associates”, as such terms are used in the Securities Exchange Act of 1934, as amended, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party (or, if applicable, its parent company.  For purposes of this definition only, a Third Party, (i) with respect to BMS or BMKK, includes Merck, ImClone and their respective Affiliates, (ii) with respect to Merck or MJ, includes BMS, ImClone and their respective Affiliates, and (iii) with respect to ImClone, includes BMS, Merck and their respective Affiliates.

“Clinical Trial” means, with respect to Cetuximab or Final Product, a Phase I Clinical Trial, a Phase II Clinical Trial, a Phase III Clinical Trial (including a Phase IIIb Clinical Trial), or a Phase IV Clinical Trial, as the case may be, that (x) is conducted in Japan pursuant to an Annual Development Plan and Budget or (y) is conducted outside of Japan pursuant to an Annual Development Plan and Budget in support of registration of Cetuximab or Final Product in Japan and whose principal objective is to support registration in Japan as opposed to other geographies.  A Clinical Trial involving study subjects shall be deemed to have commenced when the first patient in such study has been enrolled.

“Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell), import, provide product support for Final Product, or otherwise commercially exploit or use Final Product in Japan, including by way of example:

(a)          detailing and other promotional activities in support of Final Product;

(b)         advertising and public relations in support of Final Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions;

(c)          developing reimbursement programs and information and data specifically intended for national accounts, large health care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull-through activities;

(d)         Co-Promotion activities not included in the above; and

(e)          conducting journal advertising.

“Commercializing”, “Commercialization” and “Commercial” shall be interpreted accordingly.  To “Commercialize” is exclusive of manufacturing activities.

“Competing Product” means any pharmaceutical product (other than Final Product) for which marketing authorization has been filed with the Japanese Regulatory Authorities for an oncology Indication that is the same as any oncology Indication for which a marketing authorization is or has been filed or received for Final Product in Japan, and wherein such pharmaceutical product is comprised in whole or in part of any (i) Antibody or (ii) any compound or other substance that (A) has been developed, synthesized, engineered or optimized to bind specifically and directly to the Target and (B) once bound to the Target, competitively inhibits the binding of epidermal growth factor (EGF) (and other ligands, such as transforming growth factor-alpha) to the Target.  For sake of clarity and avoidance of doubt, (1)

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the conduct of preclinical research and clinical development are not activities that, for purposes of this definition and this Agreement only, would cause a product to be treated as a Competing Product; and (2) the determination of whether a product is a Competing Product shall be made without regard to the timing of the filing or Approval of such Competing Product and the Final Product (i.e., it shall not be affected by whether the Competing Product or the Final Product was the first to file or receive approval for an overlapping oncology Indication).

“Co-Promote” means to perform jointly those activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a product under such product’s Trademark.  It is agreed that this definition is not intended to alter the Diligent Efforts obligations that a Party is or may be required to devote under this Agreement or any Existing Agreement.  “Co-Promotion” shall be interpreted accordingly.

 “Corporate Names” means (a) in the case of ImClone, the Trademark ImClone® and the ImClone corporate logo or such other names and logos as ImClone may designate in writing from time to time, and (b) in the case of BMS, the Trademarks Bristol-Myers Squibb®, E.R. Squibb®, and the BMS corporate logo or such other names and logos as BMS may designate in writing from time to time, and (c) in the case of Merck, the Trademark Merck® and the Merck corporate logo or such other names and logos as Merck may designate in writing from time to time, and, in each case ((a), (b) and (c)), together with any variations and derivatives thereof.

“CRO” means a Third Party clinical research organization.

“Detail” means, with respect to Final Product, a face-to-face contact (including a live video presentation or a group presentation, if in accordance with an Annual Commercialization Plan and Budget) between a Sales Representative and a physician or other medical professional licensed in Japan to prescribe drugs, during which a Primary Position Detail or Secondary Position Detail is made to such person, in each case as measured by each Party’s internal recording of such activity in accordance with Section 6.4(e); provided, that such meeting is in compliance with Applicable Law and this Agreement.  When used as a verb, “Detail” shall mean to engage in a Detail.  For the avoidance of doubt, any contact or presentation between a Sales Representative and a large health care organization (as distinguished from calls on individual physicians or other medical professionals licensed to prescribe drugs who may be affiliated with a large health care organization, in connection with their professional prescribing decisions (but not with respect to the large health care organization’s formulary)) shall not be considered a Detail for purposes of this Agreement.

“Develop” means, with respect to Cetuximab or Final Product, those activities that, in general, are necessary for the development of Cetuximab and Final Product for registration in Japan (including as encompassed by the definition of Clinical Trials under this Agreement), to obtain and maintain Approval(s) for Final Product in Japan (including to support pricing/reimbursement), and to support appropriate usage for Final Product in Japan, including analysis, testing, any necessary pre-clinical studies required by Japanese Regulatory Authorities, and development activities pertaining to lifecycle management (including the conduct of Phase IIIb Clinical Trials and Phase IV Clinical Trials not explicitly for registrational purposes), new indications, and, if applicable, new formulations developed specifically for the Japan market, including, by way of example, the activities listed in the definition of Development Costs below.  “Developing” and “Development” shall have correlative meanings.

“Development Costs” has the meaning set forth in Section 4.2(a).

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

“Diligent Efforts” means, for a Party, the performance of obligations in a sustained manner consistent with the efforts such Party devotes to a product of similar market potential  resulting from its own research efforts, based on conditions then prevailing and taking into account the terms of this Agreement, but without regard to whether such Party is also developing a potential Competing Product or commercializing a Competing Product; provided, however, if, with respect to the Commercialization or manufacture of Final Product, a Party does not have any such product of similar market potential, such Party shall use commercially reasonable efforts in the performance of its obligations hereunder.  Notwithstanding the forgoing, the applicable Diligent Efforts that a Party is required to apply under this Agreement shall not alter or supersede, or modify the interpretation of, the Diligent Efforts that a Party may be required to exercise under the Existing Agreements.  For emphasis, the diligence obligation owed to ImClone under this Agreement by Merck, on the one hand, and by BMS, on the other, shall be determined by the diligence obligations owed to ImClone by Merck and BMS, respectively, under the Existing Agreements.

“Distribution Costs” means the [**] as an expense by a Party or any of its Affiliates after the Restatement Effective Date that are specifically identifiable or reasonably allocable to the Commercial distribution of Final Product in Japan by a Party during the Co-Promotion Term, including: [**].

“Existing Committees” shall mean the Joint Executive Committee established under the BMS-ImClone Agreement and the Merck/ImClone Steering Committee established pursuant to the Merck-ImClone Agreement.

“Experienced Arbitrator” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with any of the Parties or their Affiliates who (a) with respect to disputes of a primarily legal, scientific, technical or regulatory nature hereunder shall be an individual with appropriate legal, scientific, technical or regulatory expertise to resolve such disputes, or (b) with respect to disputes of a primarily business or financial nature (e.g., disputes referred for resolution pursuant to “baseball arbitration” under Section 16.13(a)) shall be an individual who possesses appropriate expertise to resolve such disputes.  The arbitrator shall not be or have been at any time an Affiliate, employee, officer or director of any of the Parties or any of their respective Affiliates, or, at any time within the five years preceding the arbitration, a consultant of any of the Parties or any of their respective Affiliates.

“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

“Final Product” means a product that incorporates Cetuximab, in all forms, dosages, and presentations, and that is formulated, packaged, finished, labeled, and released for commercial sale and distribution in Japan under the Erbitux® Trademark.

“Fully Burdened Manufacturing Costs” for any component or item comprising API or Final Product means 100% of a Party’s fully burdened manufacturing cost (as defined in the Party’s generally accepted accounting policies consistently applied) that is (x) supplied by a Third Party and/or (y) directly manufactured or supplied by a Party or an Affiliate of such Party, determined as follows:

In the case of clause (x) above, Fully Burdened Manufacturing Costs means those amounts that are payable to a Third Party and incurred by a Party or its Affiliates in connection with the manufacture or supply of API or Final Product, including [**].

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

Fully-Burdened Manufacturing Costs incurred by a Party or its Affiliates (other than Fully-Burdened Manufacturing Costs that are payable to a Third Party, as discussed above) shall comprise the sum of:

(a)          For API:

Cost of Raw Materials

The purchase unit cost of raw materials multiplied by [**].

Direct Labor and Allocable Overhead Costs:

The cost of direct labor and manufacturing overhead resources consumed in the production process [**].

Costs will include any efficiency, activity and spending variances from standards as well as any underabsorbed overhead expenses incurred during the startup of the biologic operation for the Final Product or caused by subsequent evolution of the Final Product’s volumes sold in Japan, [**].

Manufacturing overhead includes the following costs:

-               Normal depreciation of building, machinery and equipment

-               Plant management

-               Plant services and utilities

-               Plant maintenance

-               Quality control at all stages

-               Freight and storage costs at all stages

-               Cost accounting and data processing services

-               Any taxes and duties other than VAT and income tax

(b)          For the Processing of API into Final Product:

Cost of Raw Materials

The purchase unit cost of any materials and packaging components necessary to make the finished goods (including the API) [**].

Direct Labor and Overhead Costs

The cost of direct labor and overhead resources consumed in the manufacturing process, [**].

[**]

The manufacturing overhead will include:

-               Normal depreciation of fixed assets

-               Plant management

-               Plant common services and utilities

-               Plant maintenance

-               Quality control at all stages

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

-               Subject to Section 8.6(b), reasonable manufacturing plant capacity reservation fees to the extent reasonably allocable to binding forecasts of production of Final Product for sale or use in Japan

-               Freight and storage costs at all stages

-               Cost accounting and data processing services

-               Any taxes and duties other than VAT and income tax.

For the avoidance of doubt, Fully Burdened Manufacturing Cost shall in both cases described in subsections (a) and (b) above (as well as for purposes of item (x) in the first paragraph of this definition of Fully Burdened Manufacturing Cost), [**].

“FTE” means the equivalent of the work of one (1) employee full time for one (1) year (consisting of at least a total of [*] hours per year, or such other number as may be agreed by the SCJ) of work directly related to the Commercialization of Final Product or any other activities contemplated under this Agreement.  No additional payment shall be made with respect to any person who works more than [*] hours per year (or such other number as may be agreed by the SCJ), and any person who devotes less than [*] hours per year (or such other number as may be agreed by the SCJ) shall be treated as an FTE on a pro-rata basis, to be calculated upon the actual number of hours worked divided by [*] (or such other number as may be agreed by the SCJ).

“FTE Cost”, for a given employee performing services under this Agreement, means the FTE Rate for such category of employee as established under Section 4.1(e) and as adjusted subsequently in accordance with Section 4.1(e), multiplied by the percentage of time devoted by such employee to the applicable task.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied by ImClone or BMS, as the case may be.

“Good Manufacturing Practices” or “cGMP” means current good manufacturing practices for biological and other pharmaceutical products (and components thereof) as described in regulations promulgated by the Japanese Regulatory Authorities or other Regulatory Authorities (such as FDA), as updated and applicable  from time to time.

“IFRS” shall mean International Financial Reporting Standards, consistently applied by Merck.

“Indication” shall mean a specific disease indication and which, in the case of oncology, shall be differentiated by tumor type (e.g., colorectal cancer, non-small cell lung cancer and the like are separate Indications).  Any lines of therapy within a given tumor type shall not be deemed separate Indications.  For the sake of clarity, approval of new lines of therapy within a given tumor type (e.g., 1st line, 2nd line, 3rd line or adjuvant) shall not be considered as new Indications for purposes of this Agreement, including for purposes of Section 3.1(c) and Article 6 of this Agreement (including Section 6.4(b)(i)).

“Invention” shall mean any new or useful process, compound, composition of matter, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information), to the extent relating to, derived from and useful for the manufacture, use or sale of Final Product (including the formulation, delivery or use thereof in pharmaceutical applications for human health), including synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications, whether

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patentable or unpatentable; and in each case, limited to those Inventions conceived or first reduced to practice or demonstrated to have utility in the performance of activities undertaken under, and in direct connection with the co-development and/or co-commercialization activities undertaken by or on behalf of a Party or two or more Parties pursuant to and during the term of, this Agreement, as contemplated herein.

“Japan” shall mean Japan, including its possessions and territories.

“Japanese Regulatory Authorities” shall mean the health regulatory authority(ies) in Japan, and any successor(s) thereto.

“JNDA” means a regulatory filing made with the Japanese Regulatory Authorities that seeks Approval to market and sell a Final Product in Japan for a given Indication.

“Launch” means the first commercial sale of a Final Product to the general public in Japan after Approval for the marketing and sale of such Final Product has been obtained for its first Indication in Japan.

“Long-Term Development Plan” means the written Development plan then approved by the SCJ for Development in Japan, which plan shall include:

(A)          a binding section, which shall indicate those specific Clinical Trials that the Parties have agreed to conduct under this Agreement with respect to Japan, and which shall include, where agreed upon:  (i) a budget for such Clinical Trials (or a good faith estimate if a firm budget is not reasonably practicable), (ii) any plans involving a CRO for such Clinical Trials, (iii) to the extent known, estimated timelines for the initiation and completion of such Clinical Trials, (iv) to the extent known, key endpoints for such Clinical Trials, (v) to the extent known, any specific allocation of responsibilities among the Parties with respect to the implementation of such Clinical Trials, (vi) if applicable, any go/no-go criteria for a given study, and (vii) if applicable, any clinical studies being conducted outside the Development Plan (and which will not be shared as Development Costs under this Agreement) that will be used to bridge to or support the Clinical Trials; and

(B)           a non-binding section, which shall indicate those Indication(s), new line(s) of therapy within an Indication, preclinical studies and/or Clinical Trials that the Parties are contemplating but have not yet agreed to conduct with respect to Japan, which section may include (i) a good faith estimate of the budget for the Development of the Indications, lines of therapy, and/or conduct of those studies, (ii) any other or related significant Development related activities contemplated for Japan, (iii) any plans involving a CRO, (iv) to the extent known, estimated timelines, (v) to the extent known, key regulatory activities and any material regulatory strategies relating to such Indications, lines of therapy, and/or studies, and (vi) any contemplated allocation of responsibilities among the Parties with respect to the implementation of the Long-Term Development Plan.

Where references in this Agreement refer to the implementation of, or the conduct or performance of activities in accordance with, or subject to, an Approved Plan or a Long-Term Development Plan, such references shall be deemed to refer only to the binding components of the Long-Term Development Plan and not to those non-binding components of the Long-Term Development Plan.

“Marketing Costs” means, subject to Sections 4.1, 4.3(a) and 4.3(b), [**].

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

“Medical Education Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, Final Product sold in Japan, including by way of example:

[**]

“Medical Education Costs” means, subject to Sections 4.1, 4.3(a) and 4.3(c), [**] an expense by BMKK, MJ or any of their Affiliates after the Restatement Effective Date that are approved by the SCJ or incurred in accordance with an Annual Commercialization Plan and Budget and that are specifically identifiable or reasonably allocable to Medical Education Activities with respect to Final Product Commercialization efforts of MJ and BMKK in Japan during the Co-Promotion Term, together with any such costs incurred in excess of the budget set forth in the Annual Commercialization Plan and Budget for same that are approved by the JJCC or SCJ.

“Merck-ImClone Japan Agreement” means that separate agreement executed between ImClone and Merck, dated as of the Restatement Effective Date, as the same may be amended or supplemented hereafter.

“Net Sales” means the amount billed or otherwise charged by the final billing Party, an Affiliate or any permitted (sub)licensee for sales or other dispositions of Final Product to a Third Party, less (to the extent not reimbursed or refunded to the final billing Party):

(a)           normal and customary discounts (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments (or their equivalent) and rebates allowed, paid, or granted to managed health care organizations or to national, state/provincial, local and other governments in Japan, their agencies, and purchasers and reimbursers or to trade customers as accrued by such Party in accordance with its customary practices in accordance with GAAP or IFRS, as applicable to such Party;

(b)           credits or allowances accrued for claims, damaged goods, rejections or returns of such Final Product, including Final Product returns in connection with recalls or withdrawals (to the extent the recall or withdrawal is not attributable to the negligence of the Party booking the Net Sale);

(c)           freight out, postage, shipping and insurance charges for delivery of Final Product (excluding such charges that are included in Distribution Costs), to the extent that such items are included in the gross amount billed; and

(d)           taxes or duties levied on, absorbed or otherwise imposed on sale of such Final Product, including value-added taxes, tariffs, excise taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party or otherwise reimbursed (but not including taxes assessed against the income derived from such sale.

Net Sales shall not include sales between a Party and its Affiliates, but shall arise upon the sale by a Party or its Affiliates to unrelated Third Parties, such as end users, wholesalers and retailers.  Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP or IFRS, as applicable to such Party, the standard accounting practices that a Party customarily applies to other products sold by it.  [**].

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

“Other Operating Expenses” means other operating costs recorded as an expense by BMKK, MJ or any of their Affiliates after the Restatement Effective Date that relate to the manufacture or Commercialization of Final Product by a Party in Japan, that fall within the following cost categories, and that are specifically identifiable to or reasonably allocable to the manufacture of Final Product by a Party for use or sale in Japan or to Final Product Commercialization efforts of a Party in Japan:

[**]

The methodology used to determine the amount of each item set forth above shall be developed by the JJFC and approved by the SCJ.

“Packaging and Release” means those activities undertaken in connection with this Agreement to place a label on filled vials, package (both primary and secondary packaging) such vials, conduct QA/QC, and release Cetuximab or Final Product for use or sale in Japan.  Packaging and Release also includes the conduct of a market life stability program, whether performed in or outside of Japan, including, without limitation, the timely preparation and delivery of summary tables and reports to support regulatory filing submissions for Finished Product for Commercialization in Japan according to stability protocols and other requirements that are agreed to by the JJMC and as may be modified by the JJMC from time to time.

“Party” shall mean, as applicable, Merck, MJ, ImClone, BMS, or BMKK and, when used in the plural, shall mean Merck, MJ, ImClone, BMS, and BMKK.

“Party Group” shall mean either (i) Merck and MJ, or (ii) ImClone, BMS, and BMKK.

“PDC” shall mean the Product Development Committee established pursuant to the BMS-ImClone Agreement.

“PDE” or “Primary Detail Equivalent” means a primary Detail equivalent where (a) a Primary Position Detail has a value of [**] PDE, and (b) a Secondary Position Detail has the value of [**] PDE.  The procedures for determining PDEs in a group presentation are set forth on Exhibit 1.1(b) hereto.

“PDE Rate” means the fully-burdened cost of providing an oncology PDE in Japan, as initially established and thereafter adjusted in accordance with Section 6.3(b).

“Person” shall mean an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Phase IIIB Clinical Trial” means (a) a product support human clinical trial of Final Product (i.e., a clinical trial that is not required for receipt of Approval for an Indication in Japan or new line of therapy within an Indication, but which may be useful in providing additional drug profile data in support of such Approval in Japan for such Indication or new line of therapy) that is commenced before receipt of Approval for such Indication (or new line of therapy) in Japan, or (b) a clinical trial that is required or advised by a Japanese Regulatory Authorities as a condition of or in connection with obtaining or maintaining a regulatory approval for an Indication  or new line of therapy (and that is commenced after receipt of such regulatory approval).

“Phase IV Clinical Trial” means (a) a human clinical trial, or other test or study, of Final Product commenced after receipt of initial Approval for an Indication (or for a new line of therapy within an Indication) in Japan that is conducted within the parameters of the labeling

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

approved for the Final Product, other than Phase IIIB Clinical Trials, and (b) investigator sponsored clinical trials of Final Product that are not set forth in the Annual Development Plan.  Phase IV Studies may include clinical trials, or other tests and studies, conducted in support of pricing/reimbursement for an initial Approval, epidemiological studies, modeling and pharmacoeconomic studies, and post-marketing surveillance studies.  For clarity, the funding, the design, and the scientific integrity (and related matters) of any Phase IV studies are to be approved by the JJDC and not the JJCC.

“Primary Position Detail” means a Detail in which [**].

“Profit Or Loss” means, subject to Sections 3.1(c), 6.4(f), 7.2 and 7.3, Net Sales of Final Product in Japan, less Allowable Expenses in Japan.  For sake of clarity, Profit Or Loss shall be determined prior to application of any income taxes, and if such terms are used individually, “Profit” shall mean a positive Profit Or Loss, and “Loss” shall mean a negative Profit Or Loss.

“QA” means quality assurance activities conducted in accordance with Good Manufacturing Practices.

“QC” means quality control activities conducted in accordance with Good Manufacturing Practices.

“Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided that the first Quarter during the term of this Agreement shall commence on the Restatement Effective Date and end on December 31, 2007.

“Regulatory Authority” means any national (for example, the FDA in the United States) or supra-national (for example, the European Agency for the Evaluation of Medicinal Products) agency or other governmental entity authorized and empowered to grant regulatory approvals necessary to market Cetuximab outside of Japan.

“Regulatory Costs” means [**] an expense by a Party or any of its Affiliates after the Restatement Effective Date (including filing, user, maintenance and other fees paid to Japanese Regulatory Authorities) (i) that are incurred in accordance with an Approved Commercialization Plan, the Japan Manufacturing Plan and Budget, or an Approved Annual Development Plan and Budget, or are otherwise approved by the SCJ, and (ii) that are specifically identifiable or reasonably allocable to the preparation of regulatory submissions for, and the obtaining and maintenance of any Approval of, any Final Product in Japan, including [**].  Such Regulatory Costs shall be appropriately allocated between the Approved Commercialization Plan and the Approved Development Plan.  For sake of clarity, Regulatory Costs relating to Development activities for the purpose of obtaining regulatory Approval for an Indication (or new line of therapy within an existing approved Indication) for Cetuximab or Final Product in Japan to be considered Development Costs, while Regulatory Costs incurred in connection with obtaining pricing or reimbursement approval, maintenance of Approvals, or Phase IV Clinical Trials to be considered Allowable Expenses.

“Representative” means such individual as a Party is entitled to and has appointed to the SCJ, a Subcommittee or Working Group from time to time in accordance with this Agreement.  Each Party will endeavor to appoint individuals who are appropriate to, and have pertinent experience with respect to, the functions of the SCJ, Subcommittee or Working Group.  For clarity, the appointment or qualifications of a Party’s Representatives are not subject to approval by the other Parties.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

“Results” shall mean all data and information discovered or developed under or in connection with a Study, the Annual Development Plan and Budget, and/or the Development activities contemplated under this Agreement.

“Sales Costs” means [**] an expense by a Party or any of its Affiliates after the Restatement Effective Date that are approved by the SCJ or incurred in accordance with the then Approved Commercialization Plan and Budget and that are specifically identifiable or reasonably allocable to the sales efforts during the Co-Promotion Term for Final Product to all markets in Japan, together with any such costs incurred in excess of the budget set forth in the Annual Commercialization Plan and Budget for same that are approved by the JJCC or SCJ.  Subject to the foregoing, for sake of clarity, Sales Costs shall include the following costs paid or incurred by a Party associated with the following:

[**]

“Sales Representative” of a Party means (a) an employee of such Party or an Affiliate of such Party or (b) an individual independent contractor engaged by such Party or Affiliate (but only to the extent expressly permitted by Section 6.9(b) of this Agreement or by agreement of the BMKK/BMS and MJ/Merck members of the JJCC) to Co-Promote Final Product on behalf of such Party, in either case (i) who is responsible for meeting in person with customers and others who can buy or prescribe (or influence the buying or prescribing process and decisions regarding buying or prescribing) the Final Product in Japan, and (ii) whose success at such activities is a significant factor in the ongoing employment or engagement, and compensation, of the individual, excluding in each case (x) those employees or independent contractors of either Party or such an Affiliate that are solely engaged in telemarketing, professional education or other indirect activities in support of direct selling and (y) Medical Liaisons.

“Secondary Position Detail” means a Detail in which [**].

“Semi-Annual Period” means any period consisting of two (2) consecutive Quarters; provided that each Semi-Annual Period shall begin on the day following the last day of a previous Semi-Annual Period.

“Specifications” means the specifications for the manufacture, labeling, packaging, storage, shipment, and release of the Final Product, as set forth in an applicable JNDA or other regulatory filing (e.g., a drug master file (as defined in the Code of Federal Regulations)) or Approval then in effect from time to time.

“Target” means the extracellular domain of the human epidermal growth factor receptor (EGFR, HER1, c-ErbB-1).

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Third Party Milestone Payments” means up-front fees (including any fees paid in installments) and milestones and other payments  payable to a Third Party in consideration for rights necessary or useful for (i) the Commercialization or use of the Final Product in Japan, or (ii) the manufacture of the API or Final Product anywhere in the world for the purpose of, but only to the extent fairly and reasonably allocable to, the Commercialization or use of the Final Product in Japan, but excluding amounts paid in the form of Third Party Royalties.

“Third Party Payments” means Third Party Milestone Payments and Third Party Royalties.  The Third Party Payments as of the Restatement Effective Date are listed on Exhibit 1.1(a).

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

“Third Party Royalties” means royalties (but excluding any royalties or other payments that are not tied to sales of Final Product) payable to a Third Party in consideration for rights necessary or useful for (i) the Commercialization or use of the Final Product in Japan, or (ii) the manufacture of Final Product anywhere in the world for the purpose of, and to the extent fairly and reasonably allocable to, the Commercialization or use of the Final Product in Japan.

“Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo or business symbol, that is used in connection with distribution, marketing, promotion and sale of the Final Product in Japan, but excluding the Corporate Names of any Party and its Affiliates and variants thereof.

“United States” or “U.S.” shall mean the United States of America, including its possessions and territories.

1.2           Additional Defined Terms.  The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term	Section Where Defined

“Agreement”	Preliminary Statement
“Alliance Manager”	2.9
“Alternative Trademark”	3.2(c)(iv)
“Annual Commercialization Plan and Budget”	6.1(a)
“Annual Development Plan and Budget”	3.1(a)
“Audited Party(ies)”	4.8(b)
“Auditing Party(ies)”	4.8(b)
“Bankrupt Party”	4.9(a)
“Benefit Plans”	6.9(h)
“BMKK”	Preliminary Statement
“BMKK/MJ NSF Commercialization Activities Costs”	4.3(a)
“BMS”	Preliminary Statement
“BMS-ImClone Agreement”	Preliminary Statement
“BMS Manufactured Component”	8.8(b)
“Breaching Party(ies)”	14.2
“Claims”	13.2
“Clinical Trial Expense Overrun”	4.2(c)
“Co-Development Agreement”	Preliminary Statement
“Collaboration”	2.1(b)
“Company Invention”	5.1
“Competing Product Party”	10.2(a)
“Confidential Information”	12.3
“Co-Promotion Term”	7.2
“Courts”	16.12(b)
“CSO”	6.9(b)
“CTNs”	3.2(c)(ii)
“Declining Party”	7.3(a)(ii)
“Duplicate Database”	3.6(a)
“Existing Agreements”	Preliminary Statement
“fill/finish”	8.2(c)(i)
“FM Shortage”	8.4
“FTE Rate”	4.1(e)

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

Defined Term	Section Where Defined

“General Invention”	5.2
“Good Faith Challenge”	10.4
“Hiring Party”	6.9(h)
“ImClone”	Preliminary Statement
“ImClone Manufactured Component”	8.8(c)
“Indemnifying Party”	13.3(c)
“Indemnifying Party”	13.3(c)
“Initial Training Period”	6.5(c)(i)
“Interested Party”	3.1(c)
“Japan Agency Agreement”	3.2(b)
“Japan Manufacturing Plan and Budget”	8.1(a)
“Joint Japan Commercialization Committee” or “JJCC”	2.1(b)
“Joint Japan Development Committee” or “JJDC”	2.1(b)
“Joint Japan Finance Committee” or “JJFC”	2.1(b)
“Joint Japan Manufacturing Committee” or “JJMC”	2.1(b)
“Long-Term Commercialization Plan and Budget”	6.1(a)
“Losses”	13.1
“Manufacturing Cost Worksheet”	8.1(c)(iii)
“Marketing Expense Overrun”	4.3(b)
“Marketing Materials”	6.6(a)
“Master Database”	3.6(a)
“Medical Education Expense Overrun”	4.3(c)
“Merck”	Preliminary Statement
“Merck-ImClone Agreement”	Preliminary Statement
“Merck Manufactured Component”	8.8(a)
“MJ”	Preliminary Statement
“Non-breaching Party(ies)”	14.2
“Non-Interested Party”	3.1(c)
“Non-Qualifying Details”	6.4(b)(ii)
“Party” or “Parties”	Preliminary Statement
“Product Trademark”	9.1(a)
“Promotional Data”	6.4(e)
“Providing Party”	6.2(b)(v)(1)
“Quarterly PDE Amount”	6.4(b)(i)
“Reassigned”	6.2(b)v)(3)
“Recall”	8.7(a)
“Related Invention”	5.2
“Requesting Party”	6.2(b)(v)(1)
“Restatement Effective Date”	Preliminary Statement
“Shortfall Party”	6.4(f)(iii)
“Steering Committee Japan” or “SCJ”	2.1(b)
“Subcommittee”	2.1(b)
“Sublicense Proposing Party”	10.3(c)
“Sublicensee”	10.3(c)
“Third Party Acquirer”	Definition of Change of Control
“Trademark Infringement Claims”	9.3(a)

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

Defined Term	Section Where Defined

“Uncured Material Default”	14.4(a)
“Working Group”	2.8(a)

2.             MANAGEMENT OF COLLABORATION.

2.1           General

(a)           General Scope.  The collaboration among the Parties set forth in this Agreement shall be composed of and limited to:

(i)            the co-Development and regulatory activities of the Parties undertaken with the intention to obtain marketing authorizations for Final Product in Japan.  The Clinical Trials described in detail in the Annual Development Plan and Budget and the binding portion of the Long-Term Development Plan attached as Exhibit 3.1(a) hereto are those Clinical Trials with respect to which the Parties have currently agreed to pursue for Final Product in Japan;

(ii)           the co-Commercialization by BMKK and MJ of Final Product in Japan; and

(iii)          the manufacture and supply of Cetuximab for co-development, and of Final Product for co-Commercialization, in Japan.

(b)                            Committees and Subcommittees.  Subject to the terms and conditions of this Agreement, the Parties have established or shall establish (i) a joint steering committee (the “Steering Committee Japan” or “SCJ”) that will oversee the Parties’ activities under this Agreement (the “Collaboration”) and facilitate communications between the Parties with respect to the Development, Approval, manufacturing and Commercialization of the Final Products hereunder, and (ii) four (4) specialized joint subcommittees (“Subcommittees”) consisting of one to focus on each of the following areas:  Development and Approval and other regulatory matters (such Subcommittee, the “Joint Japan Development and Regulatory Committee” or “JJDC”), Commercialization (such committee, the “Joint Japan Commercialization Committee” or “JJCC”), manufacturing (such committee, the “Joint Japan Manufacturing Committee” or “JJMC”), and financial (such committee, the “Joint Japan Financial Committee” or “JJFC”), respectively, arising out of the Collaboration.  Each Committee shall have the responsibilities and authority allocated to it in this Article 2 and elsewhere in this Agreement.  The Parties intend that their respective organizations will work together to assure the success of the Collaboration.

(c)                             Reservation of Rights in a Party.  Notwithstanding the Committee structure established pursuant to Section 2.1(b) to oversee the Collaboration, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the SCJ or a Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The Parties hereby agree that the following matters are outside the jurisdiction and authority of the SCJ and the Subcommittees:  (i) the amendment, modification or waiver of compliance with this Agreement, which shall require mutual written agreement of the Parties, and (ii) such other matters as are expressly reserved to the consent, approval, agreement or other decision-making authority of any one or more Parties in this Agreement, whether or not required by this Agreement to be considered by the SCJ one or more Subcommittees prior to the exercise of such consent, approval or other decision-making authority.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(d)                   No Effect on Existing Agreements.  Except as provided in Section 16.14(c), no decision by the SCJ or any Subcommittee may affect, alter or modify a Party’s obligations under any of the Existing Agreements, as amended by this Agreement.

2.2           Steering Committee Japan.  The Steering Committee Japan shall be responsible for overseeing and coordinating each Party’s co-Development and co-Commercialization activities as set forth in, and subject to the terms of, this Agreement. Subject to the terms of this Agreement, the SCJ shall have overall responsibility for the success of the Collaboration, and its general areas of responsibility shall be: (i) to determine the Development, regulatory, Commercialization, and manufacturing strategy for the Collaboration, (ii) to coordinate the Parties’ activities hereunder, and (iii) as applicable, to review, comment on, approve, and resolve disputes with respect to, plans and budgets for, and the implementation of, the Collaboration, including the specific responsibilities of the SCJ outlined below.  The SCJ shall have the membership and shall operate by the procedures set forth in Sections 2.4, 2.5 and 2.6.  In particular, and subject to Sections 3.1(c) and 10.2 and to Article 14 of this Agreement, the SCJ shall have the following specific responsibilities:

(a)                   Development and Regulatory Responsibilities.  Subject to Section 3.1(c), the SCJ shall:  (1) approve the Development and regulatory strategy for the Final Product, (2) provide a forum for coordination of the Parties’ Development and regulatory activities under this Agreement, and (3) as applicable, review, comment on, approve, and seek to resolve disputes with respect to, Development plans and budgets for, and the implementation of, the Development and regulatory strategy for, the Final Product.  The Long-Term Development Plan, as of the Restatement Effective Date, is as set forth in Exhibit 3.1(a) hereto.  The SCJ may amend or supplement the Long-Term Development Plan, and make any decision necessary to fulfill the Long-Term Development Plan in accordance with this Agreement.  In particular, the SCJ shall have the following specific responsibilities with respect to the Development and registration of the Final Product in Japan:

(i)            subject to Section 3.1(c), review and approve all Annual Development Plans and Budgets, and all updates, amendments and modifications to, and waivers of provisions of, each Annual Development Plan and Budget and the Long-Term Development Plan, including whether to pursue the Development of an additional Indication (or a new line of therapy within an existing approved Indication), the termination of an Indication (or line of therapy) then being developed, or the initiation or cessation of other additional Development activities;

(ii)           review and approve each Annual Development Plan and Budget or any changes thereto approved by the JJDC, and resolve any disputes at the JJDC with respect to the Annual Development Plan and Budget or any changes thereto;

(iii)          monitor progress of the ongoing Clinical Trials and any future Clinical Trials added to the binding and non-binding sections of the Long-Term Development Plan, identify issues and provide necessary resources, tools and ideas to solve such issues;

(iv)          establish and develop common working structures (e.g., use of common databases, investigator brochures, exchange of safety information);

(v)           review and comment upon interactions with the Japanese Regulatory Authorities pursuant to Article 3 hereof;

(vi)          review, modify and approve, and ensure consistency between, draft JNDAs for Cetuximab proposed by BMKK, as agent for ImClone, and MJ;

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(vii)         create, monitor, oversee and direct working groups as necessary or useful to carry out the implementation of the binding portions of  the Long-Term Development Plan;

(viii)        determine a publication strategy and oversee publications pursuant to Sections 12.1 and 12.2;

(ix)           review and approve all key regulatory and key clinical Development strategies;

(x)            review, modify and approve (including funding for) compassionate use and early access programs; and

(xi)           approve Final Product labeling and all changes thereto.

(b)                            Commercialization and Manufacturing Responsibilities.  The SCJ shall:  (1) determine the Commercialization, and manufacturing, quality control and product release strategy for Final Product, (2) provide a forum for coordination of the Parties’ Commercialization activities under this Agreement, and (3) as applicable, review, comment on, approve, and seek to resolve disputes with respect to, plans and budgets for, and the implementation of, the Commercialization, manufacturing, quality control and product release aspects of and strategy for Final Product.  The Long-Term Commercialization Plan and Budget as of the Restatement Effective Date is as set forth in Exhibit 6.2(a) hereto, and has been approved by the SCJ.  The manufacturing plan portion of the Manufacturing Plan and Budget as of the Restatement Effective Date is as set forth in Exhibit 8.1(a) hereto, and has been approved by the SCJ.  Subject to applicable terms of this Agreement, the SCJ may amend or supplement the Long-Term Commercialization Plan and Budget and the Manufacturing Plan and Budget, and make any decision necessary to fulfill or implement same in accordance with this Agreement.   In particular, the SCJ shall have the following specific responsibilities with respect to the Commercialization of Final Product and the manufacture of API and Final Product for sale in Japan:

(i)            review and approve (1) each Long-Term Commercialization Plan and Budget, (2) each Annual Commercialization Plan and Budget, and (3) all updates, amendments and modifications thereto, and waivers of provisions thereof;

(ii)           review and approve (1) each Japan Manufacturing Plan and Budget, and (2) all updates, amendments and modifications thereto, and waivers of provisions thereof);

(iii)          determine whether to recall or withdraw Final Product in the circumstances set forth in Section 8.7;

(iv)          review and approve long-term (i.e., for the ensuing three-to-five years) Commercial strategy for Final Product;

(v)           subject to the Existing Agreements and this Agreement, review and approve strategies for obtaining and maintaining patent and Trademark protection, enforcing such patents and Trademarks, and defending Third Party claims relating to patents and Trademarks;

(vi)          determine and approve pricing/reimbursement strategy with respect to large health care providers, governmental agencies (e.g., national, state, regional, and local), and other group purchasing accounts;

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(vii)         review and approve the parameters of any terms and conditions relating to or affecting the price at which Final Product will be sold in Japan, including discounts available to large health care providers, governmental agencies (e.g., federal, state and local), and other group purchasing accounts; discounts attributable to payments on receivables; and credits, price adjustments, other discounts and allowances to be granted or refused;

(viii)        subject to Section 10.2(a), review and approve the specific terms and conditions with respect to which MJ may offer Final Product for sale in Japan.

(ix)           approve the methodology used to determine the amount of each item of Operating Expenses;

(x)            resolve any disputes at the JJFC regarding the calculation of Profit and Loss or any other amount due a Party under this Agreement or the reconciliation of payments between the Parties;

(xi)           evaluate performance of the Parties under this Agreement;

(xii)          coordinate and oversee the activities of the Parties and Committees hereunder and resolve any disputes at the JJMC, JJDC and JJCC; and

(xiii)         review recommendations submitted by the JJCC concerning, and approve, patient assistance and indigent access programs and any changes thereto.

(c)                            Generally.  The SCJ shall also:

(i)            provide guidance to the JJDC, the JJCC, JJFC and the JJMC with respect to any other Development, Commercialization, financial, and manufacturing activities, strategies, plans and budgets (or portions thereof);

(ii)           review any matter that falls within the responsibilities of the JJDC, JJCC JJFC, or JJMC, if any Party’s members of such Subcommittee believe that a matter should be reviewed by the SCJ following review by such Subcommittee;

(iii)          perform such other responsibilities related to the Parties’ co-Development and co-Commercialization activities contemplated hereunder as have been or may be assigned to the SCJ pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time;

(iv)          periodically, as a Party may request, evaluate the performance of the Development, manufacturing and Commercialization activities against its related Plan goals;

(v)           coordinate the activities of the Parties hereunder, including oversight of the JJDC, JJCC, and JJMC as provided herein;

(vi)          seek to resolve any disputes or disagreements within or between the JJDC, JJCC, JJFC or JJMC;

(vii)         approve winning bids to manufacture Final Product (or any component thereof) pursuant to Section 8.1(c); and

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(viii)        review any matter that falls within the responsibilities of the JJDC, JJCC, JJFC or JJMC if a Party’s members of such Subcommittee (where such Party has a vote on such Subcommittee) believe that a matter should be reviewed by the SCJ following review by such Subcommittee.

2.3           Subcommittees.  Unless already established, the following Subcommittees shall also be established by the Parties within thirty (30) days after the Restatement Effective Date, each of which shall have, subject to Sections 3.1(c) and 10.2 and to Article 14, the following specific responsibilities:

(a)                             Joint Japan Commercialization Committee (JJCC).  The JJCC shall be responsible for preparing and submitting to the SCJ for its approval, on an annual basis consistent with Article 6 hereof, each Annual Commercialization Plan and Budget and each Long-Term Commercialization Plan and Budget.   Each such Plan shall be consistent with applicable terms of this Agreement.  The JJCC shall be charged with taking any action and making any decision necessary to implement each such Annual Commercialization Plan and Budget approved by the SCJ.  In particular, the JJCC shall be responsible for the following Commercialization activities with respect to Final Product in Japan:

(i)            establish a strategy for Commercialization of Final Product in Japan, including product positioning, consistent where achievable with the Parties’ respective strategies in other major market countries in which they Commercialize ERBITUX;

(ii)           make recommendations to the SCJ with respect to the SCJ’s review and approval of each Long-Term Commercialization Plan and Budget, and all updates, amendments and modifications to, and waivers of provisions of, each such Long-Term Commercialization Plan and Budget;

(iii)          developing and recommending for approval by the SCJ each Annual Commercialization Plan and Budget, and all updates, amendments and modifications thereto, and waivers of provisions thereof, in each case consistent with the Long-Term Commercialization Plan and Budget;

(iv)          develop and provide to the JJMC market, unit sales, and Net Sales forecasts for Final Product, broken down by approved Indication and updated quarterly, in sufficient detail and length of time as to enable the JJMC to determine its own forecasts under Section 8.3(b);

(v)           determine and approve the allocation of responsibilities among the Parties applicable to the Development activities contemplated under this Agreement in a manner consistent with this Agreement and the Annual Commercialization Plan and Budget;

(vi)          monitor progress and compliance under, and oversee the implementation of, each Long-Term Commercialization Plan and Budget and each Annual Commercialization Plan and Budget;

(vii)         monitor, review and comment on costs incurred by the Parties in connection with their respective Commercialization activities, to the extent practicable, on an Indication-by-Indication basis;

(viii)        review and recommend for approval by the SCJ packaging designs and provide input to the SCJ regarding Product labeling;

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(ix)           review and approve Final Product marketing, advertising and promotional strategies and materials, including all Marketing Materials, developed by the Parties for the Parties’ Sales Representatives, for compliance with this Agreement and applicable Law;

(x)            endeavor to coordinate Final Product marketing, advertising and promotional activities, where practicable, on a worldwide basis;

(xi)           approve the selection of major or key marketing vendors (e.g., public relations agencies, advertising agencies and/or medical education agencies);

(xii)          recommend reimbursement strategies for approval by the SCJ;

(xiii)         review and approve strategies for, and key specific, market research plans and journal advertising, in each case in accordance with this Agreement, the applicable Annual Commercialization Plan and Budget and the Long-Term Commercialization Plan and Budget, and approve and assign responsibilities for implementation of same;

(xiv)        review and approve, assign responsibilities for, and coordinate all sales force activities, including Sales Representative training, the number of Sales Representatives to be assigned to Final Product promotion, the number of PDEs to be devoted to Final Product promotion, and the territory alignment of Sales Representatives, in each case in accordance with this Agreement, the applicable Annual Commercialization Plan and Budget and the Long-Term Commercialization Plan and Budget;

(xv)         plan and oversee promotional programs, including speaker and peer-to-peer activity programs, and the funding of educational and professional symposia, in each case in accordance with this Agreement, the applicable Annual Commercialization Plan and Budget and the Long-Term Commercialization Plan and Budget;

(xvi)        discuss and recommend to the SCJ for its approval a range of suggested prices and discount strategies for the sale of Final Product to unaffiliated Third Parties;

(xvii)       receive and review each Party’s sales, pricing, and financial reports pertaining to Sales Costs, Marketing Costs and other Allowable Expenses;

(xviii)      make recommendations to the SCJ with respect to patient assistance and indigent access programs, and provide input to the SCJ with respect to early access and compassionate use programs;

(xix)         review and approve any significant agreements (including any agreement or series or group of related agreements with an aggregate expense of more than one hundred thousand dollars ($100,000)) with Third Parties to be entered into by a Party with respect to the Commercialization of Final Product in Japan;

(xx)          facilitate the flow of Commercialization information;

(xxi)         review MJ’s or BMKK’s plans for detailing a product to be detailed in the third position, where Final Product is detailed in the first or second position;

(xxii)        coordinate with the Existing Committees and the JJDC, JJFC and JJMC as appropriate; and

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(xxiii)       provide updates to the SCJ on its activities no less frequently than once each Quarter after the Restatement Effective Date and during the term of this Agreement.

Except as otherwise provided in Article 6, the JJCC shall, in allocating responsibilities between the Parties with respect to Commercialization activities:  (A) endeavor to take advantage of the respective resources, capabilities and expertise of MJ and BMKK, and (B) endeavor to (i) maintain, to the extent reasonably practical and commercially appropriate, continuity in functions and commitments of personnel and physical resources of MJ and BMKK, (ii) avoid duplication of efforts by the Parties, and (iii) foster efficient use by the Parties of resources and personnel, consistent with this Agreement, the applicable Annual Commercialization Plan and Budget and the Long-Term Commercialization Plan and Budget.

(b)                           Joint Japan Development and Regulatory Committee (JJDC).  Subject to the terms of this Agreement, the JJDC shall be responsible, in consultation with the JJCC and the JJMC, as applicable, for preparing and submitting to the SCJ for its approval any key regulatory strategies for the Development and Commercialization of Final Product in Japan, for proposing amendments to the Long-Term Development Plan for review and approval by the SCJ, for approving an Annual Development Plan and Budget for review and/or modification by the SCJ, for overseeing and coordinating the Development of, and the making of regulatory filings for, Final Product in Japan, for facilitating the flow of information with respect to Development activities, for overseeing the conduct of Phase I-IIIA Clinical Trials, and, where necessary or appropriate, for collaborating with the JJCC  to oversee any Phase IIIB Clinical Trials and Phase IV Clinical Trials.  Subject to the terms of this Agreement, the JJDC shall be charged with taking any action and making any decision necessary to implement the binding portion of the Long-Term Development Plan and each approved strategy in cooperation with the Existing Committees, the JJCC, JJFC, and the JJMC, as applicable.  In particular, subject to the terms of this Agreement, the JJDC shall be responsible for the following Development and regulatory activities with respect to Final Product in Japan:

(i)            recommending a strategy for the Development and Approval of Final Product in Japan, on an Indication-by-Indication basis, for review and approval by the SCJ;

(ii)           making recommendations to the SCJ with respect to its review and approval of the Long-Term Development Plan and all updates, amendments and modifications thereto, and waivers of provisions thereof;

(iii)          preparing and recommending each Annual Development Plan and Budget for review and approval by the SCJ, and all updates, amendments and modifications thereto, and waivers of provisions thereof, in each case consistent with the binding portion of the Long-Term Development Plan;

(iv)          determine and approve the allocation of responsibilities among the Parties applicable to the Development activities contemplated under this Agreement in a manner consistent with this Agreement, the Annual Development Plan and Budget, and the binding portion of the Long-Term Development Plan;

(v)           overseeing the implementation of, and monitoring the progress of, the clinical and regulatory program, consistent with the Long-Term Development Plan, including making proposals to the SCJ whether to conduct, cease or suspend any Phase I-IIIA Clinical Trials;

(vi)          reviewing and approving the scientific integrity and protocols of all Clinical Trials included in the Annual Development Plan and Budget, and the binding

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portion of the Long-Term Development Plan, and supervising the use and dissemination of the resulting data;

(vii)         recommend for approval by the SCJ a budget for all Clinical Trials that is consistent with the binding portion of the Long-Term Development Plan and the Annual Development Plan and Budget;

(viii)        formulating and proposing for inclusion in the Long-Term Development Plan, a regulatory strategy, schedule, and plan for filing and obtaining Approvals, on an Indication-by-Indication basis (it being understood that any such inclusion shall not control or affect a Party’s decision as to whether it will agree (or not agree) to include a given Clinical Trial in the Annual Development Plan and Budget or the binding portion of the Long-Term Development Plan);

(ix)           overseeing and monitoring regulatory aspects of the Development with respect to obtaining Approval, including all regulatory actions, communications and filings and submissions (including filings and submissions of supplements and amendments to Approvals) to or with the Japanese Regulatory Authorities;

(x)            overseeing and making recommendations to the SCJ and JJCC with respect to Final Product labeling;

(xi)           coordinating preparation for and attendance at meetings of Japanese Regulatory Authorities with respect to Final Product;

(xii)          coordinating responses to additional requirements and inquiries of Japanese Regulatory Authorities with respect to Final Product;

(xiii)         drafting, or having drafted, the contents of the Chemistry, Manufacturing and Controls section of any JNDA with respect to Final Product;

(xiv)        facilitating the exchange of all critical Final Product regulatory information and data between the Parties, as well as ensuring that significant issues concerning Final Product adverse event information and safety issues are addressed in a timely manner, consistent where practicable, to the manner in which such issues are addressed by the Parties with Regulatory Authorities in other countries;

(xv)         reviewing and approving the content, strategies for, and other aspects (other than level of funding) for (A) Product labeling, (B) early access and compassionate use programs for a given Indication or line of therapy (prior to launch in Japan for such Indication or line of therapy), and (C) Medical Education Activities, as well as approve and assign responsibilities for implementation of same; and

(xvi)        providing updates at least quarterly on its activities to the SCJ, JJCC, and Existing Committees.

(c)                            Joint Japan Manufacturing Committee (JJMC).  The JJMC shall be responsible for preparing and submitting the Japan Manufacturing Plan and Budget annually to the SCJ for its approval.  The JJMC shall be charged with taking any action and making any decision necessary to implement each such Japan Manufacturing Plan and Budget approved by the SCJ.  As soon as practicable after the Restatement Effective Date, the first annual Japan Manufacturing Plan and Budget shall be prepared by the JJMC consistent with the long-term Japan Manufacturing Plan and Budget and forwarded to the SCJ for review, comment and approval.  In particular, subject to the terms of this Agreement and the Existing

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Agreements, the JJMC shall be responsible for the following manufacturing and supply activities with respect to Final Product in Japan:

(i)            delineate requirements and responsibilities for development and licensure of manufacturing processes and facilities for the supply of Final Product in Japan;

(ii)           develop a manufacturing strategy for the Long-Term Development Plan, the Long-Term Commercialization Plan and Budget and the Annual Commercialization Plan and Budget, to enable development and licensure of manufacturing processes and facilities for Final Product in Japan that includes all aspects of manufacture and release, including bulk drug substance (API), intermediate(s), dosage form (formulations), devices, product characterization studies, stability studies and manufacturing plans and forecasts;

(iii)          prepare and submit to the SCJ annually a long-term and annual Japan Manufacturing Plan and Budget, and allocate responsibilities for and oversee the implementation thereof;

(iv)          prepare and submit to the SCJ on a quarterly basis updated forecasts for requirements of API, Cetuximab, and Final Product for Commercialization in Japan in the manner set forth in Section 8.3;

(v)           oversee and approve process development plans prior to the manufacture of registration batches;

(vi)          review quality assurance efforts, including those efforts with respect to the establishment of Specifications and quality standards;

(vii)         approve the terms of any supply or quality agreement involving any Party or its Affiliates that affects (or may affect) the supply of bulk drug substance (API) , any intermediates or Final Product;

(viii)        approve the Chemistry, Manufacturing and Controls (CMC) section of each JNDA and any revisions to same, and coordinate with the JJDC the drafting and contents of the CMC section of each JNDA and any revisions to same;

(ix)           review and approve technology transfer plans for any changes in manufacturing sites, testing sites, and responsibilities in the bulk drug substance (API), intermediates, or Final Product supply chain, it being understood that decisions regarding the selection of which of a Party’s own manufacturing and testing sites shall be used to manufacture any component of Final Product, if a Party manufactures any component of Final Product pursuant to this Agreement or any related supply agreement, shall remain in the sole control of such Party;

(x)            prepare for regulatory inspections and ensure adherence to compliance standards;

(xi)           ensure that future logistical strategies and capacity planning for bulk drug substance (API), intermediates, fill/finish, QC/QA and Final Product are consistent with applicable forecasts, as well as determine inventory levels that an applicable Party or Third Party contract manufacturers should maintain for bulk drug substance (API), intermediates, Final Product and any components used in connection therewith;

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(xii)          review quality-related issues pertaining to bulk drug substance (API), intermediates, fill/finish, QC/QA and Final Product;

(xiii)         provide updates on its activities to the SCJ, as appropriate;

(xiv)        review and approve each Party’s Fully-Burdened Manufacturing Cost that is used in the determination of Profit and Loss;

(xv)         initiate and review all bids for Final Product (or any component thereof) as provided in Section 8.1(c), and recommend bidders to be selected for approval by the SCJ; and

(xvi)        review and approve any significant agreements, purchase orders or amendments with Third Parties to be entered into by any Party that cover the manufacture of bulk drug substance (API), any intermediates, or Final Product for sale and use in Japan.

The JJMC shall meet at such times and in such manner as is necessary to perform its responsibilities.

(d)                           Joint Japan Finance Committee (JJFC).  The JJFC shall provide support to the SCJ and all other Subcommittees and Working Groups with respect to accounting and financial matters relating to the importation, use and sale of Final Product in Japan and the manufacture of the Cetuximab and Final Product for use and sale in Japan.  In particular, subject to the terms of this Agreement and the Existing Agreements, the JJMC shall be responsible for the following activities with respect to Final Product in Japan:

(i)            work with the SCJ and other (sub)committees to assist in financial, budgeting and planning matters as required, including assisting in the preparation of budgets and annual and long-term plans;

(ii)           recommend for approval by the SCJ procedures, formats and timelines consistent with this Agreement for reporting financial data and assist in resolving differences that relate to the financial terms of this Agreement;

(iii)          recommend for approval by the SCJ a procedure for monitoring and reporting to the SCJ and the other applicable Subcommittees the rate of spending compared to budget under the applicable Development Plan and Budget, Japan Manufacturing Plan and Budget and Annual Commercialization Plan and Budget, as the case may be, and report such performance to the SCJ or such other Subcommittees as directed;

(iv)          review MJ reporting of Net Sales, and the Parties’ reporting of BMKK/MJ NSF Commercialization Costs and Development Costs under this Agreement, and recommend, for approval by the SCJ, any changes to reporting procedures;

(v)           compute adjustments to the FTE rates and PDE Rates in accordance with this Agreement, evaluate the methodology for determining and accounting for FTEs and associated costs used by each Party, and seek to resolve any differences between the Parties in connection with the performance of , and subject to the terms of, this Agreement;

(vi)          recommend, for approval by the SCJ, additional or alternative reporting procedures concerning financial aspects of the Collaboration including templates and timing, and develop a format for reports required by this Agreement or otherwise requested by the SCJ for the implementation of the financial aspects of the Collaboration;

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(vii)         review the appropriate allocation of costs and expenses under this Agreement;

(viii)        make recommendations to the SCJ, if necessary, concerning the exchange of information between the Parties on a Quarterly (or more frequent) basis with respect to Development Costs, Allowable Expenses, BMKK/MJ NSF Commercialization Activities Costs (but only when and to the extent each Party is required to do so under this Agreement), Profit and Loss, and Net Sales in furtherance of a Party’s obligations under this Agreement or pursuant to applicable law (such as SEC or stock exchange reporting obligations);

(ix)           recommend, for approval by the SCJ, a means of reconciling, one to the other, the internal reporting and accounting standards of each of the Parties where necessary and methods of charging costs and expenses of each of the Parties;

(x)            review and approve the calculations of the amount of any payments to be made by the Parties (or their Affiliates) hereunder and review and approve the reconciliation of payments;

(xi)           coordinate audits of data where appropriate and required or allowed by this Agreement;

(xii)          perform such other finance-related functions as the SCJ may request from time to time; and

(xiii)         provide Quarterly updates on the JJFC’s activities and achievements to the SCJ.

2.4           Membership and Meetings of the SCJ and Subcommittees.

(a)                            SCJ.  Subject to the terms of this Agreement, the SCJ shall consist of six members, with one Representative designated by each of Merck, MJ, BMS and BMKK and two Representatives designated by ImClone.  The Representatives of the SCJ and its current chairperson as of the Restatement Effective Date are set forth on Exhibit 2.4(a) hereto.

(b)                            Subcommittees.  Subject to the terms of this Agreement, the JJDC, JJCC, JJFC and JJMC shall each consist of up to two Representatives from each of BMS/BMKK, ImClone, and Merck/MJ.  The Representatives on each such Subcommittee and the current chairs of each such Subcommittee, to the extent known as of the Restatement Effective Date, are set forth on Exhibit 2.4(a) hereto.

(c)                            Representative Replacement; Non-Member Representatives.  Each Party may replace any or all of its Representatives on the SCJ or any Subcommittee at any time upon written notice to the other Parties in accordance with Section 16.6 of this Agreement.  Any Representative of the SCJ or any Subcommittee may designate an appropriate substitute to attend and perform the functions of that Representative, as applicable, at any meeting of such committee.  Each Party may, in its discretion, invite a reasonable number of non-member representatives from such Party to attend meetings of the SCJ or any Subcommittee; provided that any such non-member representatives who are not employed by a Party are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 12, and subject in the case of non-employees of a Party to the consent of the other Parties, which shall not be unreasonably withheld or delayed.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(d)           Chairperson.  The chair function of the SCJ and each Subcommittee will be rotated among the Parties every twelve months for the first four years following the Restatement Effective Date, as follows: for first twelve months following the Restatement Effective Date: Merck/MJ; for months 13-24 following the Restatement Effective Date: BMS/BMKK; for months 25-36 following the Restatement Effective Date: Merck/MJ; and for months 37-48 following the Restatement Effective Date: ImClone.  In each four year period thereafter, the chair function of the SCJ and each Subcommittee will continue to be rotated every twelve months among the Parties in the same manner as it was rotated for the initial 48-month period following the Restatement Effective Date. The chair of the SCJ and of each Subcommittee shall be appointed by the applicable Party from one of its Representatives to the SCJ or such Subcommittee.  The chairpersons of the SCJ and of each Subcommittee shall be responsible for calling meetings, preparing an agenda in advance of each meeting of such Committee, and sending written notice of all meetings of such committee to all of its members together with the agenda for the meeting (such notice of the meeting to be given, where practicable, no less than 30 days before the date of each meeting and the agenda to be provided no less than seven days before the date of each meeting).  The chairperson shall also be responsible for the preparation of meeting minutes as set forth in Section 2.6 below.

(e)           Meetings of the SCJ.  Commencing upon the Restatement Effective Date and thereafter while Development and Commercialization activities under this Agreement are ongoing, the SCJ shall meet in person at least once each calendar year and by means of telecommunications or video conferences at least once each Quarter, and more frequently as the SCJ deems appropriate, on such dates, and at such places and times, as the SCJ shall agree.  Meetings of the SCJ that are held in person shall take place in Japan, or such other place as the SCJ may agree.

(f)            Meetings of Subcommittees.  Commencing upon the Restatement Effective Date and thereafter while Development and regulatory, manufacturing, finance, and Commercialization activities under this Agreement are ongoing, the JJDC, JJCC, JJFC, and JJMC, as the case may be, shall meet in person at least once each calendar year and by means of telecommunications or video conferences at least once each Quarter, and more frequently as such Subcommittee deems appropriate, on such dates, and at such places and times, as such Subcommittee may agree.  Meetings of any such Subcommittee shall take place in Japan or such other place as any such Subcommittee may agree.

(g)           Expenses.  Each Party shall be responsible for all travel and related costs and other expenses for its Representatives and its invitees to attend meetings of, and otherwise participate on, the SCJ and each Subcommittee.

(h)           Teleconferences.  Meetings of the SCJ and any Subcommittee may be held by audio or video teleconference with the consent of each Party, which shall not be unreasonably withheld or delayed; provided that at least one (1) meeting per year of the SCJ and such Subcommittee shall be held in person.

2.5           Decision-making.  Subject to Sections 3.1(c) and 10.2 and to Article 14:

(a)           Authority.  The SCJ and each Subcommittee may make decisions with respect to any subject matter that is within such committee’s decision-making authority under this Agreement, provided, (i) that such decision does not conflict with the Section 2.1 and any other provisions of this Agreement; and (ii) each Subcommittee’s decisions are consistent with any applicable guidance or directives of the SCJ.

(b)           Consensus.  Decisions made by the SCJ and any Subcommittee shall be made by unanimous consensus of the Representatives entitled to vote on the SCJ or

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such Subcommittee who are present (in person or otherwise) at the meeting.  No action taken at any meeting of the SCJ or any Subcommittee shall be effective unless a voting Representative of each Party entitled to vote is participating.

(c)           Disagreements on Subcommittees.  Except for matters outside the jurisdiction and authority of the Subcommittees as provided in Section 2.1, and in any event without limiting the other rights and obligations of the Parties under this Agreement, any disagreement between the Representatives of the Parties on the JJDC, JJCC, JJFC, or JJMC as to matters within such Subcommittee’s jurisdiction shall, at the election of any Party having voting rights on such Subcommittee, be addressed, first, with the Alliance Managers, and, if the dispute is not resolved within ten (10) Business Days after such referral to the Alliance Managers, then it shall, upon written notice by such Party to the other Parties, be submitted to the SCJ for resolution.  The SCJ, in consultation with the Alliance Managers, shall endeavor to resolve any such matter submitted to it for resolution within twenty (20) Business Days after such submission.

(d)           Dispute.  If, with respect to a matter (i) that is subject to the SCJ’s jurisdiction under Section 2.2 as to which the SCJ cannot reach a decision or (ii) that is otherwise referred to it for resolution pursuant to Section 2.5(c), the SCJ cannot reach a decision within twenty (20) Business Days after such submission of such matter to it, then, in each case (i) and (ii), the matter shall be resolved in accordance with Section 2.5(f); provided, that if the BMS/BMKK and Merck/MJ members of the SCJ wish to implement (x) an increase to a budget item (not tied to a decrease in any other item) and the dispute involves the absolute amount of the increase, then the JJCC and SCJ will immediately implement the undisputed amount of the increase during the period that the dispute over the disputed amount of the increase that is desired by the one, but not the other, Party may be resolved or (y) a decrease to a budget item (not tied to a increase in any other item) and the dispute involves the absolute amount of the decrease, then JJCC and SCJ will immediately implement the undisputed amount of the decrease during the period that the dispute over the disputed amount of the decrease that is desired by the one, but not the other, Party may be resolved.

(e)           Referral to Existing Committees.  At any time, any member of the SCJ may refer any matter on which there is significant disagreement at the SCJ for discussion by the Existing Committees for a period not to exceed sixty (60) days after such referral, after which the matter shall return to the SCJ for resolution.

(f)            Unresolved Dispute at SCJ.  In the event a dispute at the SCJ cannot be resolved by agreement of the SCJ and the matter has been previously referred to the Existing Committees for discussion or if all Parties agree not to refer the matter to the Existing Committees for discussion, then such dispute shall be referred to the following senior management of the Parties for resolution:

For BMS and BMKK:	BMS President - International or a direct report

For Merck and MJ:	Merck President of Pharma Ethicals or a direct report

For ImClone:	ImClone CEO or a direct report

In the event that such dispute is not resolved within 20 Business Days by such senior management of the Parties, then, subject to Sections 3.1(c) and 10.2(a), any Party may, subject to the terms and conditions of Section 16.13, submit the matter to arbitration pursuant to Section 16.13 of this Agreement.

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2.6           Minutes.

(a)                           Preparation.  Definitive minutes of all meetings of the SCJ and of each Subcommittee shall be finalized promptly following the meeting to which the minutes pertain, as follows:

(i)            After the committee meeting, the chairperson of the committee shall promptly prepare and distribute to all Representatives of the committee draft minutes of the meeting.  Such minutes shall record all determinations and other matters acted upon and approved or disapproved by the committee, and any matters the committee failed to resolve (with a description, in reasonable detail, of each Party’s differences with respect to such unresolved matter).

(ii)           The chairperson of the committee shall promptly collect comments thereon from the Representatives representing each Party on such committee.

(iii)          The committee shall then promptly discuss the comments of all of the Parties and finalize the minutes; provided, that such minutes will not be deemed finalized until at least one voting Representative from each Party on such committee confirms in writing the accuracy of such minutes.

(b)                           Dispute.  If at any time during the preparation and finalization of the meeting minutes of the JJDC, JJCC, JJFC or JJMC, as applicable, a Representative of a Party entitled to vote at such Subcommittee does not agree on the content of any decision made by such Subcommittee to be reflected in such minutes, such issue shall be resolved by a decision of the SCJ.  If the SCJ cannot resolve such dispute, or if at any time during the preparation and finalization of a SCJ’s meeting minutes, any such Party does not agree on any content of any decision to be reflected in the minutes, such issue shall be resolved in accordance with Section 2.5(d).

2.7           Term.  The SCJ and the JJDC, JJMC, JJFC and JJCC shall each exist throughout the term of this Agreement.

2.8           Certain Committees and Boards.

(a)                           Working Groups.  From time to time, the SCJ, the JJCC, JJFC, JJDC and/or JJMC may establish and delegate duties to other committees, sub-committees or directed teams, including data safety monitoring boards, radiology review boards (each, a “Working Group”), on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of the applicable Subcommittee.  Each such Working Group shall be constituted and shall operate as the SCJ, JJDC, JJCC, JJFC, or JJMC, as the case may be, determines; provided that each Working Group shall have equal representation from each Party entitled to vote on the applicable delegating committee.  Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of a Product, or on such other basis as the applicable committee may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the committee that established such Working Group.  In no event shall the authority of the Working Group exceed that specified for the relevant committee in this Article 2.  Any disagreement between the designees on a Working Group shall be referred to the applicable committee for resolution.

(b)                           Interactions Between Committees and Internal Teams.  The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under

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this Agreement.  Each Subcommittee (and Working Group) shall establish procedures to facilitate communications between such Subcommittee (and Working Group) and the relevant internal committee, team or board of each of the Parties in order to maximize the efficiency of the Collaboration, including by requiring appropriate members of such Subcommittee (or Working Group) to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

(c)           Costs.  The costs of creating and operating such Working Groups shall be part of [**].  The costs of creating and operating the SCJ, JJCC, JJDC and JJMC shall not be shared among the Parties (it being understood and agreed that each Party shall bear its own costs for operating, and participating as a member of, the SCJ, JJCC, JJDC, JJFC, and JJMC), except that the costs of non-employees of any Party or its Affiliates from whom the applicable Subcommittee has agreed to seek advice shall be shared.

2.9           Alliance Managers.   Each of ImClone, BMS and BMKK collectively, and MJ and Merck collectively, shall appoint one senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its respective alliance manager for this relationship (each, an “Alliance Manager”).  The Alliance Managers as of the Restatement Effective Date are set forth on Exhibit 2.4(a) hereto.  A Party may replace its respective Alliance Manager at any time upon written notice to the other Parties in accordance with Section 16.6 of this Agreement.  Any Alliance Manager may designate a qualified substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the SCJ and its Subcommittees.  Each Alliance Manager, in conjunction with that Party’s project team leader, will also be responsible for:

(a)           coordinating the relevant functional representatives of the Parties, in developing and executing strategies and plans for Cetuximab in an effort to ensure consistency and efficiency within Japan, and if practicable, with the Parties territories in other parts of the world;

(b)           providing a single point of communication for seeking consensus both internally within the respective Party’s organizations and together regarding key strategy and plan issues;

(c)           identifying and raising cross-country, cross-Party and/or cross-function disputes relating to Final Product and Japan to the appropriate committee in a timely manner; and

(d)           planning and coordinating: (i) cooperative efforts in Japan for Final Product; and (ii) internal and external communications.

The Alliance Managers shall be entitled to attend meetings of the SCJ and its Subcommittees, but shall not have, or be deemed to have, any rights or responsibilities of a member of any such committee.  Each Alliance Manager may bring any matter to the attention of the SCJ and any of its Subcommittees, where such Alliance Manager reasonably believes that such matter requires such attention.

2.10         Cooperation.

(a)           Global Development Cooperation.  BMKK and MJ expressly understand and agree that the Development activities under this Agreement shall be closely

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coordinated and in line, to the maximum practical extent, with the global development efforts of BMS and Merck in their respective territories under the Existing Agreements.

(b)           Global Commercialization and Manufacturing Cooperation.  BMKK and MJ understand and agree that the Commercialization activities under this Agreement shall be closely coordinated and in line, to the maximum practical extent, with the Commercialization efforts of BMS/ImClone and Merck in their respective territories pursuant to the Existing Agreements.  Each Party expressly understands and agrees that the manufacturing activities under this Agreement shall be closely coordinated, to the maximum practical extent, with the global manufacturing efforts for Cetuximab of ImClone, BMS and Merck (and their respective Affiliates).  Each Party agrees that any and all material Commercialization and manufacturing activities undertaken by it or its Affiliates pursuant to this Agreement shall be subject to review by applicable Existing Committees as and to the extent provided for under the Existing Agreements.

3.             DEVELOPMENT.

3.1           The Long-Term Development Plan.

(a)           Current Long-Term Development Plan.  The Long-Term Development Plan as of the Restatement Effective Date is attached to this Agreement as Exhibit 3.1(a), and may be revised or modified  from time to time as provided in this Agreement.

(b)           Annual Development Plan and Budget.

(i)            In General.  The Development of the Final Product in Japan for a given calendar year shall be governed by a detailed and specific annual development plan and budget covering all material Development and regulatory activities to be performed for such year, as well as budgets covering all Development Costs for those Development activities, by Indication, to be conducted in support of Approvals in Japan (each such plan, when approved by the SCJ and/or JJDC, an “Annual Development Plan and Budget”).  Each Annual Development Plan and Budget shall be initially prepared by either MJ or BMKK, as designated by the JJDC, in consultation with the other Party, for approval by the JJDC. Each Annual Development Plan and Budget for an Indication, and any modifications thereto, shall cover, and be consistent in all material respects with, all the Development and regulatory activities and budgets in the then-current Development Plan for such Indication that are to be performed in that particular calendar year.  The Parties will endeavor to prepare and propose each Annual Development Plan and Budget for a calendar year to the JJDC for its review, comment and approval by not later than September 30 of the immediately preceding calendar year with a goal of having the Annual Development Plan and Budget approved, and any disputes resolved, by October 31 of such immediately preceding calendar year.

(c)           Continuation of Development

(i)            New Lines of Therapy.  Subject to Section 3.1(c)(i)(3) below, in the event that BMS/BMKK (as one party) or Merck/MJ (as the other party) (the “Interested Party”) wishes to initiate a Clinical Trial program, and thereafter seek Approval, for a new line of therapy within either a new, or an existing approved (for example, second line therapy once third line therapy has been approved), Indication for Final Product in Japan, and the other Party (BMS/BMKK or Merck/MJ) does not, subject to Section 3.1(c)(i)(3), wish to amend the Long-Term Development Plan to include the activities necessary to seek Approval in Japan for such new line of therapy in Japan (the “Non-Interested Party”), then the Interested Party shall have the right, but not the obligation, to conduct such Clinical Trial program and to perform all other

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necessary activities to seek and obtain Approval for such specific new line of therapy for Final Product in Japan, at the Interested Party’s sole cost and expense, provided that if the SCJ by majority vote reasonably determines that there are good grounds to believe that the proposed course of activities are reasonably likely to be significantly detrimental to the product profile or marketing of Final Product for any one or more Indications or lines of therapy that have been previously approved (or that have been previously filed and are awaiting regulatory approval) in Japan (by way of example, and without limitation, because the proposed protocol is poorly designed or is likely to yield poor results), or to materially adversely impact the Commercialization of Final Product in the EU or the U.S., or that the proposed course of activities presents a medical risk/benefit that is so unfavorable as to be incompatible with the welfare of patients, then the Interested Party shall not proceed.  The Interested Party shall be entitled to cross-reference any data generated or controlled by a Non-Interested Party anywhere in the world in support of such new line of therapy for Development and registration of same in Japan.

(1)           Subject to Section 3.1(c)(i)(4), in the event the Interested Party obtains Approval for such additional line of therapy within a given Indication, and there are no other lines of therapy within such Indication that (x) have been approved by the Japanese Regulatory Authorities and (y) BMKK and MJ are then Co-Promoting, then the Interested Party, but not the Non-Interested Party, shall (A) be solely responsible for the Commercialization of Final Product for such Indication (it being understood that, if BMS or BMKK is the Interested Party, then MJ shall continue to provide the services set forth in Section 6.7 with respect to Final Product for such Indication), (B) [**], (C) be solely entitled to develop the Annual Commercialization Plan and Budget for such Indication, provided, that such Annual Commercialization Plan and Budget for such Indication must be consistent in all key respects (including product positioning, reimbursement strategies, and pricing and discount strategies) with the Annual Commercialization Plan and Budget approved by the SCJ for other Indications that BMKK and MJ are Co-Promoting; (D) if Merck/MJ is the Interested Party, reimburse the other Parties quarterly for any Allowable Expense incurred by any of them in connection with, and that is attributable to, such additional Indication that is not otherwise reimbursed under other sections of this Agreement, (E) [**].  If the Interested Party is BMKK/BMS, then Merck/MJ shall pay such Profit, and BMKK/BMS shall pay Merck/MJ for any Loss, attributable to such Indication on a quarterly basis (with an annual reconciliation of same).  [**].

(2)           In the event the Interested Party obtains Approval for such a new line of therapy within an existing approved Indication in Japan where at least one of the approved lines of therapy within such existing approved Indication had been co-Developed and co-funded by BMKK and MJ and is then being Co-Promoted by BMKK and MJ, then (A) the Interested Party and the Non-Interested Party shall both Co-Promote and provide PDEs such Final Product for such new line of therapy within such existing Indication as though it had been developed by both the Interested and Non-Interested Parties, (B) the determination of which Party shall be responsible for the performance of Marketing Activities, Medical Education Activities, sales activities (other than the provision of PDEs) and regulatory activities attributable to such new line of therapy shall be determined in the same manner as though such new line of therapy within such existing Indication had been developed by both the Interested and Non-Interested Parties, (C) the Annual Commercialization Plan and Budget for such new line of therapy shall be approved in the same manner as the Annual Commercialization Plan and Budget for all other approved lines of therapy; (D) [**].  Such Profit Or Loss percentage for such new line of therapy within such Indication shall be determined by the SCJ, [**] by taking in account, among other pertinent factors that may be considered: [**].

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(3)           This Section 3.1(c)(i) shall only apply where a Non-Interested Party (i.e., BMS/BMKK or Merck/MJ, as the case may be) has agreed in writing that it will not Develop a new line of therapy or, based on objective facts and circumstances, it is reasonably certain that such Party is not willing to Develop such new line of therapy.  For clarity, this Section 3.1(c)(i) shall not apply (x) if such Party is willing to Develop the new line of therapy subject to specific go/no criteria applicable to same (and the Parties cannot agree on same) or to successful Development of a lower line (e.g., third line prior to second line) of therapy, or (y) if there is a significant difference of opinion between BMS/BMKK and Merck/MJ, if both Parties would otherwise wish to Develop such new line of therapy, as to the nature, cost, trial design, and/or extent of any studies that would be required to Develop such new line of therapy, or (z) if a Party wishes to await the outcome of bridging studies before making a determination whether to proceed with the Development of a new line of therapy.

(4)           In the event that Section 3.1(c)(i)(1) should apply, but Merck/MJ and BMS/BMKK thereafter co-fund and co-develop, and receive Approval for, another line of therapy within the same Indication as that within which an Interested Party had previously developed and obtained Approval for a line of therapy pursuant to Section 3.1(c)(i)(1), then Section 3.1(c)(1) shall no longer apply to such Indication and Section 3.1(c)(i)(2) shall apply to such Indication thereafter as though the timing of the receipt of the Approvals for said lines of therapy within such Indication had been reversed.

(ii)           Continuation of Development of Indications that do not Meet Go Criteria.  No Party may continue a Clinical Trial program for a new line of therapy being developed for a Final Product in Japan pursuant to the Long-Term Development Plan for which one or more pertinent go/no-go studies set forth in the Long-Term Development Plan for such new line of therapy have not met specific go criteria that either are set forth in the Long-Term Development Plan or have otherwise been agreed to in writing by BMS/BMKK and Merck/MJ, without the prior written consent of the other Parties (to be given or withheld in such Party’s sole discretion).

(d)           CROs.  Any agreement(s) with a CRO for the conduct of a Clinical Trial in Japan shall be agreed upon and signed jointly by the CRO on the one side and by BMKK, in its own capacity and as agent for ImClone pursuant to Section 3.2(b) below, and MJ on the other, but only after consultation, review and approval of such CRO agreement by the SCJ; provided, that BMKK may also enter into a CRO agreement without MJ and without the consent of the other Parties, and vice-versa, (x) in order to perform Development obligations undertaken by MJ or BMKK under Section 3.1(c) or (y) if and to the extent needed to cure a breach of such other Party’s Development obligations under this Agreement.  Further, except where a CRO is used, BMKK, in its own capacity and as agent for ImClone pursuant to Section 3.2(b) below, and MJ shall both sign all Clinical Trial agreements with each Clinical Trial site for studies conducted in Japan under the Annual Development Plan and Budget, unless agreed to otherwise by the JJDC or SCJ or unless and to the extent necessary in order to cure a breach of this Agreement by the other Party.

3.2           Allocation of Development Responsibilities.

(a)           Allocation of Responsibilities.  Subject to the remainder of this Section 3.2, the allocation of certain responsibilities of each of the Parties as of the Restatement Effective Date shall be set forth in the Long-Term Development Plan as amended from time to time.  To the extent not expressly delegated to certain Parties or otherwise provided for in this Agreement or the Long-Term Development Plan, the JJDC shall determine and approve the allocation of responsibilities applicable to the Development activities contemplated under this Agreement in a manner consistent with this Agreement and the Long-Term Development Plan.

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For the avoidance of doubt, in the event of any conflict between this Agreement and the Long-Term Development Plan, this Agreement shall govern.

(b)                           Japan Agency Agreement.  Under a separate agreement (the “Japan Agency Agreement”), ImClone has appointed BMKK as its agent for the sole purpose of undertaking the specific Development activities expressly set forth in this Agreement which relate to the Development of Cetuximab and Alternative Final Product containing same under the Alternative Trademark in Japan.  Unless terminated early by ImClone or BMKK pursuant to the Japan Agency Agreement, such agency shall continue during the term of this Agreement.

(c)                           Joint Preparation of Regulatory Filings for Final Product.  Subject to the binding portion of the Long-Term Development Plan and decisions of the JJDC and SCJ, BMKK, as agent for ImClone, and MJ shall, with respect to Final Product:

(i)            jointly prepare for consultations with the Japanese Regulatory Authorities relating to the Clinical Trials to be performed according to the binding portion of the Long-Term Development Plan;

(ii)           jointly sponsor all Clinical Trials which are made part of binding section of the Long-Term Development Plan, and jointly apply for all Clinical Trial notifications (“CTNs”), except where the JJDC agrees that it would be more efficient for one Party to be the sponsor and/or contracting party with an academic institution or physician with respect to a given Clinical Trial;

(iii)          subject to Section 3.2(d)(vii), jointly prepare the JNDA for Final Product for each new Indication or new line of therapy within an existing Indication and all regulatory submissions thereafter to each such JNDA, with MJ to submit such jointly prepared JNDA in its (or an Affiliate’s) name;

(d)                           Notification.  MJ shall duly inform the Japanese Regulatory Authorities that Final Product branded with the Trademark Erbitux® is licensed from ImClone, and where appropriate, that the Parties are co-Developing and co-Commercializing such Final Product in Japan.  BMKK shall duly inform the Japanese Regulatory Authorities that Alternative Final Product branded with the Alternative Trademark is licensed from ImClone, and where appropriate, that the Parties are co-Developing and co-Commercializing such Final Product under the ERBITUX® Trademark in Japan pursuant to the JNDA filed by MJ.

(e)                           Alternative Final Product JNDA Submissions.  The Parties acknowledge that MJ has filed a JNDA for Final Product and that BMKK, as agent for ImClone, has filed a JNDA for Alternative Final Product using the BRICETUX trademark.  BMKK may use any Trademark for Alternative Final Product (the “Alternative Trademark”) that is clearly distinguishable from the Trademark Erbitux® and the Trademarks ONCERB, XETUXA, and ERBLOC, and that is agreed to by ImClone (it being agreed that the Alternative Trademark BRICETUX is acceptable to all Parties).   At any time, BMS and ImClone may agree to withdraw such Alternative Final Product JNDA.  Unless and until BMS and ImClone so withdraw such Alternative Final Product JNDA:

(i)            BMKK, as agent for ImClone, shall be entitled to submit filings to such Alternative Final Product JNDA that mirrors in all material respects the filings made for the Final Product JNDA and shall be entitled to seek a marketing authorization for the same Indication for Alternative Final Product as for Final Product, unless the Parties agree otherwise.  The Parties agree that new data developed under this Agreement that is filed to the JNDA for Final Product may also be filed concurrently to the JNDA for Alternative Final Product.  BMKK will endeavor to assure that any related information provided by it to the Japanese

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Regulatory Authorities, as well as any responses, discussions and interactions that it has with the Japanese Regulatory Authorities regarding such Alternative Final Product JNDA, are consistent in all material respects with the Final Product JNDA and the responses, discussions and interactions had with respect to the Final Product JNDA.

(ii)           Neither BMKK nor ImClone nor their respective Affiliates will apply for price listing and reimbursement for the Alternative Final Product, unless notice of termination of the Co-Promotion Term is given by a Party in accordance with this Agreement.  During the Co-Promotion Term, the Alternative Final Product will not be launched; and

(iii)          BMKK shall be the primary point of contact for all communications with the Japanese Regulatory Authorities regarding the development of Alternative Final Product in Japan, all regulatory filings, and any pricing/reimbursement discussions in connection therewith.

(iv)          BMKK shall promptly forward to the other Parties copies of all documents, filings and correspondence with the Japanese Regulatory Authorities regarding the development of Alternative Final Product in Japan.

Any filing or other regulatory costs for Alternative Final Product incurred by BMKK/BMS/ImClone shall be borne solely by BMKK/BMS/ImClone and shall not be deemed Allowable Expenses or Development Costs under this Agreement

3.3           Interactions with Japanese Regulatory Authorities and Ethics Committees.

(a)                           MJ, subject to the direction of the SCJ, will apply for and obtain price listing and reimbursement for the Final Product branded with the Erbitux® Trademark.  BMKK and MJ will jointly Commercialize Final Product in Japan pursuant to this Agreement.  MJ shall use, and will permit BMKK (as agent for ImClone) and its Affiliates to use, the Trademark Erbitux® exclusively on the Final Product (i) pursuant to Article 9 hereof during the Co-Promotion Term to the extent permitted by Applicable Law or as provided in Section 6.6(a), without the addition or use of any other trademarks other than BMKK’s Corporate Name, and (ii) upon termination of this Agreement as set forth in Article 14.

(b)                           The Parties agree to assist one another in responding to and otherwise communicating with the Japanese Regulatory Authorities and ethics committees in connection with the Development activities contemplated hereunder during the term of this Agreement and for an additional period of five years after the termination of this Agreement, so long as the Existing Agreements to which such Party is a party has not been terminated in accordance with their terms.

(c)                           Subject to the Long-Term Development Plan and the Annual Development Plan and Budget, to the Long-Term Commercialization Plan and Annual Commercialization Plan and Budget, and to decisions of the SCJ, JJCC and/or JJDC, as applicable, from and after the Restatement Effective Date, MJ shall be the primary point of contact for all communications with the Japanese Regulatory Authorities regarding the Development of Final Product in Japan, all regulatory filings, and all pricing/reimbursement discussions.  Any attendees of a Party at such meetings shall be restricted to those employees of a Party who are expected to make a meaningful contribution to such meetings, plus a minimal number of observers, as reasonably determined by the JJDC or SCJ.

(d)                           Each Party shall promptly forward to the other Parties copies of all documents, filings and correspondence with the Japanese Regulatory Authorities regarding the Development of Final Product in Japan.  All Parties agree to assist in the preparation for

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any meetings with the Japanese Regulatory Authorities.  BMKK, as agent for ImClone, and MJ shall each be responsible for all communications with the Clinical Trial sites and ethics committees regarding the Development of Final Product in Japan depending upon which Party is designated by the JJDC as the lead Party for a given Clinical Trial protocol.  Without limiting the generality of the foregoing, BMKK, as agent for ImClone, and MJ shall (i) provide each of the Parties, whether through the JJDC or otherwise, a reasonable opportunity to review and comment on all communications with Japanese Regulatory Authorities and pricing/reimbursement authorities regarding the Development of Final Product in Japan prior to it initiating such communications (provided that this Section 3.3(d) shall not prohibit or otherwise act to prevent BMKK and MJ from promptly responding to the Japanese Regulatory Authorities’ requests for immediate information or otherwise in responding to Japanese Regulatory Authorities in circumstances where it would be unreasonable to expect BMKK and/or MJ to provide the Parties a reasonable opportunity to review and comment), and (ii) take into good faith consideration all such comments of the Parties when undertaking communications with Japanese Regulatory Authorities.  In any event, all such communications with Japanese Regulatory Authorities regarding the Development of Final Product in Japan shall be undertaken in a manner consistent with this Agreement, the Long-Term Development Plan and the Annual Development Plan and Budget, the Long-Term and Annual Commercialization Plans, and decisions of the SCJ, JJCC and/or JJDC, as applicable.

3.4           Conduct of the Co-Development.  The Parties, acting in accordance with this Article 3 and the decisions made by the SCJ and/or JJDC, shall use Diligent Efforts to undertake the Development activities contemplated hereunder.  Without limiting the generality of the foregoing, each Party shall:

(a)                           Cooperate with the other Parties to execute the Long-Term Development Plan and complete the Developmental goals under the Long-Term Development Plan, including using Diligent Efforts to achieve marketing authorizations in Japan based on the Clinical Trials that the Parties have agreed to conduct under the Long-Term Development Plan;

(b)                           Use Diligent Efforts to perform the Development work (and related regulatory and manufacturing activities) required of each such Party in connection with each Approved Plan and this Agreement;

(c)                           Conduct Development activities (including the manufacture of Cetuximab and Final Product in connection therewith) in a good scientific manner, and in compliance in all material respects with all requirements of Applicable Laws, as well as all requirements of any applicable, definitive guidance document or guideline promulgated by the Japanese Regulatory Authorities (including MHW Ordinance No. 28 dated March 27, 1997 and any successor standards applicable to sponsoring, managing and implementing clinical studies in Japan, any current Good Manufacturing Practices, current Good Laboratory Practices and current Good Clinical Practices promulgated by the Japanese Regulatory Authorities), using Diligent Efforts to attempt to achieve the binding objectives of the Long-Term Development Plan efficiently and expeditiously;

(d)                           Maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done by such Party and results achieved by such Party in connection with the Development and manufacturing activities required of such Party under an Approved Plan in the form required under all Applicable Laws.  The other Parties shall have the right, during normal business hours and upon reasonable prior written notice, in no event, however, upon less than ten (10) Business Days prior written notice, to inspect and copy all such records at its own expense, so long as doing so is not unreasonably disruptive.  The other Parties shall maintain such records

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and information contained therein in confidence in accordance with Article 12 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

(e)                           Allow representatives of the other Parties, upon reasonable prior written notice and during normal business hours, to visit such Party’s facilities where any clinical or regulatory activities contemplated hereunder are being conducted, and consult, during such visits and by telephone, with such Party’s personnel performing such clinical or regulatory work on Clinical Trial activities being conducted under the Annual Development Plan and Budget or the binding portion of the Long-Term Development Plan, so long as such visits and consultations are not unreasonably disruptive.  The other Parties shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with Article 12 and shall not use such information except to the extent otherwise permitted by this Agreement.

3.5           Process Flows and Study Instructions.

The SCJ shall determine and approve the strategic development related process flows and Clinical Trial instructions, including those relating to bulk drug substance and Final Product supply shipment, handling, testing, data query generation, resolution and Master Database (defined in Section 3.6(a) below) for each Clinical Trial required to be conducted under the Long-Term Development Plan or Annual Development Plan and Budget.  Consistent with such strategic direction, each Party to whom certain Development responsibility has been assigned shall follow its own internal standard operating procedures in carrying out such Development responsibilities consistent with local clinical practice, the SCJ-approved monitoring plans and Applicable Law, and shall develop detailed process flows and Clinical Trial instructions consistent with the foregoing, using such standard operating procedures to carry out each such Clinical Trial.  Critical functions such as, for example and not by way of limitation, Clinical Trial monitoring, analysis or results and statistical analysis plan shall be done in accordance with the detail set forth in the Long-Term Development Plan and the Annual Development Plan and Budget.

3.6           Databases and Ownership of Results.   Subject to Section 3.2(c):

(a)                           During the conduct of the Development activities contemplated hereunder the Annual Development Plan and Budget and binding portion of the Long-Term Development Plan, the SCJ shall agree on the creation and the primary location for the database for each Clinical Trial that the Parties have agreed to conduct (the “Master Database”), which Master Database may reside with any of the Parties, or at a CRO.  The Master Database for each such Clinical Trial shall contain all of the data collected as part of the Development activities for such Clinical Trial which is intended to be included in or otherwise directly reflected in the cleaned and locked copy of the Master Database.  Copies of the Master Database shall be transferred from the Party or CRO, where the primary Master Database is located, to the other Parties on a regular basis, but no less frequently than monthly (“Duplicate Database”).

(b)                           The Master Database for each such Clinical Trial will be created by and reside with such Party or the CRO until the Master Database is clean and locked.  After the Master Database has been cleaned and locked, a copy of the Master Database will then be transferred to a Party designated by the SCJ for analysis according to an analysis plan determined and approved by the SCJ, with a copy to the other Parties at the same time.  The Party designated by the SCJ to conduct the analysis shall transfer such analysis to the other Party promptly upon its completion and sufficiently prior to any submission for publication as to enable the other Parties reasonable opportunity to comment thereon.

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(c)           Analysis and reporting of the results of any such Clinical Trial, e.g., the generation and review of statistical analysis plans, the lock of the Master Database, the performance of interim or final analysis, Clinical Trial report writing and review, publication writing and review, performed under this Agreement shall be a joint effort of the two Party Groups (unless otherwise expressly set forth herein or otherwise mutually agreed by the Party Groups), and shall be determined and approved by the SCJ.

(d)           Each Party shall have equal access to all Master Databases, which access shall survive any termination or expiration of this Agreement until all Parties in good faith certify that each of the Duplicate Databases is an exact duplicate of any Master Database(s).

(e)           The Parties shall facilitate electronic data transfer of all Clinical Trial and Development related data hereunder in an industry standard format, and shall endeavor to ensure that such format is compatible with the data management systems of all of the Parties.

(f)            The SCJ shall determine and approve a process flow for query handling with the aid of the data cleaning work group which shall be composed of one or more representatives of each Party Group.

(g)           All Results shall be jointly owned by ImClone and Merck, and may be freely used by Merck for regulatory filings outside Japan that are in the Merck Territory (as determined by the Merck-ImClone Agreement) and by ImClone for regulatory filings in countries outside the Merck Territory (e.g., the U.S. and Canada).

(h)           The Parties shall each have the right to use any and all Results in accordance with the Existing Agreements to which they are a party and this Agreement.

(i)            The retention time of all data pertaining to Clinical Trials in the Master Database shall be consistent with 1st Clause of Article 26-2-3 of the Japanese Implementation Rules for the Pharmaceutical Affairs Law.  Without limiting the foregoing:

(i)            Data which will be the basis for data submitted with any application for Approval relating to Final Product in Japan (or approval of Cetuximab outside of Japan) shall be preserved in the Master Database until the completion of all reexaminations by the Japanese Regulatory Authorities relating to such applications.

(ii)           Data which will be the basis for data submitted with any application for reexamination of Final Product shall be preserved in the Master Database for 5 years following the date of the completion of all reexaminations of Final Product by the Japanese Regulatory Authorities.

(j)

(i)            ImClone and BMS/BMKK covenant that they will not, without the consent of Merck, change the BMS-ImClone Agreement in a way that would change Merck/MJ’s ability (whether directly or through ImClone) under Section 4.1(c) thereof to obtain and use such data in Japan for Development, regulatory and Commercialization purposes in accordance with this Agreement and the Existing Agreements, and covenant that, if such section does not survive termination or expiration of said Agreement, BMS/BMKK and ImClone will continue to observe the requirements of such section following any such termination (so that Merck/MJ obtains the benefits thereof).

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(ii)           ImClone and Merck/MJ covenant that they will not, without the consent of BMS, change the Merck-ImClone Agreement in a way that would change BMS/BMKK’s ability (whether directly or through ImClone) under Section 3.6 thereof to obtain and use such data in Japan for Development, regulatory and Commercialization purposes in accordance with this Agreement and the Existing Agreements and covenant that, if such section does not survive termination of said Agreement, MJ/Merck and ImClone will continue to observe the requirements of such section following any such termination (so that BMS/BMKK obtains the benefits thereof).

3.7           Reporting of Safety Information.  Any and all adverse events shall be handled and reported consistent with the applicable provisions of the Pharmacovigilance Data Exchange Agreement entered into by and among ImClone, BMS and Merck as of November 1, 2006, as amended from time to time.

4.             PAYMENT, COSTS, AND REPORTING FOR DEVELOPMENT AND COMMERCIALIZATION PURPOSES.

4.1           General Obligations of the Parties.

(a)           Cost Bearing.  Except as expressly provided in this Agreement or in the Existing Agreements, each Party shall bear all internal costs and expenses it incurs in undertaking activities relating to or as part of this Agreement.

(b)           General Principles Regarding Equal Contribution of Internal FTEs.  Except as set forth in Section 3.1(c) or Article 14, each Party Group will contribute substantially equal internal personnel resources (FTEs) to Development and related regulatory activities under this Agreement.  Except as set forth in Section 3.1(c) or Article 14, BMKK and MJ shall use Diligent Efforts to equally contribute, as nearly as practicable, substantially equal internal FTEs (other than Sales Representative detailing activities) to Commercialization activities for the Final Product in Japan.  The SCJ and the Subcommittees shall apply this principle when allocating Development and Commercialization responsibilities  under the Annual Development Plan and Budget and the Annual Commercialization Plan and Budget.  The substantially equal FTE determination shall be allocated and determined separately for each Party Group for each of (x) Development and related regulatory activities and (y) such Commercialization (other than Sales Representative Detailing activities) and related regulatory activities, and not in the aggregate for (x) and (y) combined.

(c)           Internal FTE Budgeting.  As part of the process of producing the Annual Commercialization Plan and Budget and the Annual Development Plan and Budget, the Parties may determine, but shall not be obligated (except as may be required pursuant to an Existing Agreement) to provide one another with their estimate of, internal FTE resources required for (1) all Development and related regulatory activities under the Annual Development Plan and Budget and (2) all non-Sales Force Commercialization and related regulatory activities under the Annual Commercialization Plan and Budget, for Final Product for such year.

If the JJDC agrees that the internal FTE efforts in the aggregate to be expended by each Party Group (including by any Affiliates of the Parties within such Party Group) for (A) for Clinical Trials conducted pursuant to the Annual Development Plan and Budget and (B) for regulatory activities reasonably allocable to the Development of Cetuximab or Final Product in Japan are expected to be essentially equivalent, then, except as provided in Section 4.1(c)(i) and 4.1(c)(ii) below, the Parties need not express any Development or related regulatory activity (whether individually or in the aggregate) in the Annual Development Plan and Budget in terms of FTEs, but shall designate within such Annual Development Plan and

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Budget those Development and related regulatory activities that will be performed by the relevant Party Group.

If the JJCC agrees that the internal FTE efforts in the aggregate to be expended by each Party Group (including by any Affiliates of the Parties within such Party Group) for all Commercialization (but not taking into account for this purpose Sales Representative Detailing activities) activities, any related regulatory activities and all Medical Education Activities are expected to be essentially equivalent (with ImClone’s FTEs to be taken into account for such purposes only with respect to those regulatory activities, if any, related to Commercialization that are to be performed by ImClone under the Annual Commercialization Plan and Budget), then, except as provided in Section 4.1(c)(i) and 4.1(c)(ii) below, the Parties need not express any individual Commercialization activities, Medical Education Activities, or related regulatory activity (whether individually or in the aggregate) in the Annual Commercialization Plan and Budget in terms of FTEs, but shall designate within such Annual Commercialization Plan and Budget those Commercialization and related regulatory activities that will be performed by the relevant Party.

Neither Party Group shall be required by this Agreement to record the actual FTE hours worked under this Agreement, except as follows:

(i)            If the JJDC or JJCC, as the case may be, does not agree that the internal FTE efforts expected to be expended by each Party Group (including by any Affiliates of the Parties within such Party Group) for (x) Clinical Trials conducted pursuant to the Annual Development Plan and Budget and for regulatory activities reasonably allocable to the Development of Cetuximab or Final Product in Japan to be approved for the immediately succeeding year and/or (y) Commercialization activities (but not taking into account for this purpose Sales Force activities), Medical Education Activities, and related regulatory activities under the proposed Annual Commercialization Plan and Budget to be approved for the immediately succeeding year are expected to be essentially equivalent (as determined separately for each of (x) and (y), and not in the aggregate), then all internal personnel costs required to be taken into account under the applicable Plan and Budget (with the exception of Sales Representatives) for (x) and/or (y), as the case may be, will be tracked using actual FTEs used by a Party for such activities for such year, and the internal personnel costs will be calculated and charged either as Development Costs or as BMKK/MJ NSF Commercialization Activities Costs (based on the applicable category into which such costs fall), as the case may be, for such year using such actual FTEs and using the same FTE Rate for all Parties for a given activity.

(ii)           In the event that any Party that is a member of a Party Group believes that the other Party Group is not fulfilling its obligations to complete the Development or Commercialization activities (other than Sales Representative Detailing activities) allocated to it under a given Annual Development Plan and Budget or Annual Commercialization Plan and Budget, as applicable, then such Party may notify the JJDC or JJCC, as the case may be.  If the JJDC or JJCC agrees that the activity is not being completed in accordance with the agreed Annual Development Plan and Budget or Annual Commercialization Plan and Budget, as applicable, then either (1) BMKK, if its Party Group has been fulfilling its obligation and the MJ/Merck Party Group has not or (2) MJ, if its Party Group has been fulfilling its obligation and the BMS/BMKK/ImClone Party Group has not, will have the right to step in and complete the activity not then being performed and charge the associated incremental internal personnel costs to either Development Costs or to BMKK/MJ NSF Commercialization Activities Costs (based on the applicable category into which such costs fall), as the case may be (using the actual FTE costs incurred and the applicable FTE Rate) through the end of such year (provided, that if the non-performing Party Group can reasonably demonstrate that is capable of resuming its obligations prior to the end of such year, it may do so and the Party Group that had stepped

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in to perform shall not charge any incremental costs after the date that the non-performing Party resumes performance of its obligations); provided, however, that if there is a dispute at the JJDC or JJCC as to whether an activity is being completed or the amount of the FTE costs that should be charged,  then the dispute will be elevated to the SCJ for resolution, and if the SCJ cannot agree, then BMKK or MJ may submit such dispute to submitted for baseball arbitration pursuant to Section 16.13(a), and only BMKK and MJ shall be entitled to provide offers for consideration by the arbitrator in connection with such baseball arbitration.

(d)           Records.  If required in accordance with Section 4.1(c), each Party shall track, record and account for its internal FTE efforts as provided therein (and only from the point forward from when it becomes required to track such FTE efforts), and shall report such internal FTE efforts to the JJDC or JJCC, as applicable, on a Quarterly basis.  Except to the extent expressly provided otherwise in this Agreement, each Party shall calculate and maintain such records of FTE efforts incurred by it in the same manner as used for other products commercialized or developed by such Party in Japan, unless instructed by the SCJ to employ other procedures, in which case such other procedures shall be applied equally to all Parties.  The SCJ shall facilitate any reporting under this Section 4.1(d).

(e)           FTE Rate Determination.  If required in accordance with Section 4.1(c), each Party’s FTE Rates shall be determined in accordance with the rates and categories set forth in Exhibit 4.1(e), as determined by the JJFC and approved by the SCJ.  Such rates shall be adjusted annually, with each annual adjustment effective as of January 1 of each year, with the first such annual adjustment to be made as of January 1, 2008, based the average of each Party’s change in the fully absorbed cost of a full-time employee in the applicable functional area in Japan from the previous January 1 (or as otherwise determined by the JJFC).  Such determination shall be approved by the SCJ.

4.2           Development Costs.

(a)           Determination of Development Costs.  The “Development Costs” under this Agreement shall include and be limited to:

[**]

As used in (i) and (v) above, the phrase “external costs” shall mean costs charged by unrelated, non-Affiliate Third Parties to a Party.  If any cost or expense is directly attributable or reasonably allocable to more than one activity or category within Development Costs, such cost or expense shall be counted as a Development Cost with respect to only one of such activities.

(b)           Equal Sharing.  Except as set forth in Sections 3.1(c) and 4.2(c) and Article 14, and excluding, for purposes of determining the Development Costs to be shared under this Section 4.2(b), the Parties’ internal FTE Costs incurred in any Development activities (except either (x) where and to the extent such internal FTE costs are required to be taken into account pursuant to Section 4.1(c)(i) and 4.1(c)(ii) or (y) if and as otherwise agreed to by the SCJ), BMKK and Merck/MJ shall, commencing effective as of the Restatement Effective Date, share all Development Costs equally.  The Parties shall use commercially reasonable efforts to structure and effect any such Development Cost reimbursement payments in a manner that eliminates, to the maximum extent lawful, the need for any tax withholdings with respect to such payments.  The JJDC shall review the actual Development Costs incurred against budget not less than quarterly.  ImClone’s share (whatever it may be) of any such Development Costs shall be allocated and borne as between ImClone and BMS/BMKK as and to the extent provided in the BMS-ImClone Japan Agreement.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(c)           Clinical Trial/Phase IV Clinical Trial Expense Overrun.  If the Development Costs (exclusive of internal FTEs) of any given Clinical Trial identified in the Long-Term Development Plan or Annual Development Plan and Budget should, following conclusion of such Study, exceed the amounts that had been originally budgeted (under the Long-Term Development Plan for Phase I-III trials and under the applicable Annual Development Plan and Budget for Phase IV Clinical Trials for the completion of such Clinical Trial from start to finish (and taking into account any subsequent amendments to the protocol for such Clinical Trial that would have affected the budget for same) by more than [**], such excess expenses (each a “Clinical Trial Expense Overrun”) shall be borne solely by that Party who (or whose Affiliates or Third Party contractors) was responsible for performing or managing or causing to be performed the Study, but only if, and only to the extent, that any such Clinical Trial Expense Overrun was attributable to the negligence of such Party (or its Affiliates or Third Party contractors); otherwise, the entire Clinical Trial Expense Overrun shall be treated as any other Development Cost and shared as provided in Section 4.2(b).  This Section 4.2(c) shall represent the exclusive remedy under this Agreement and the Existing Agreements with respect to the sharing of any cost overruns arising out of the conduct of a Clinical Trial.

4.3           Equal Sharing of Non-Sales Force Commercialization Activities Costs.

(a)           Equal Sharing of Costs.   Subject to Sections 3.1(c), 4.3(b), 4.3(c) and 4.3(d) and Article 14, and excluding, for purposes of determining the costs to be shared under this Section 4.3(a), the costs incurred by a Party (using the applicable PDE Rate) to provide its budgeted PDEs in a given year, BMKK and MJ shall, commencing as of the Restatement Effective Date, equally bear all Marketing Costs, Sales Costs, Medical Education Costs and Regulatory Costs (to the extent such Regulatory Costs are reasonably related to Commercialization activities) contemplated by the Annual Commercialization Plan and Budget or otherwise agreed to by the JJCC or the SCJ (all of the foregoing, collectively, the “BMKK/MJ NSF Commercialization Activities Costs”).  The JJCC shall review the actual BMKK/MJ NSF Commercialization Activities Costs incurred against the budget set forth in the applicable Annual Commercialization Plan and Budget not less than quarterly. Any non-Sales Force internal FTE Costs shall not be taken into account in determining BMKK/MJ NSF Commercialization Activities Costs, except either where and to the extent such internal FTE costs are required to be taken into account pursuant to Sections 4.1(c)(i) or 4.1(c)(ii) or if and as otherwise agreed to by the SCJ.

(b)           Marketing Expense Overrun.  If actual Marketing Costs (excluding Internal FTE costs) for all Marketing Activities delegated for performance or supervision by a given Party (either MJ or BMKK, as the case may be) in a given calendar year should exceed in the aggregate the total amount that had been budgeted in the Annual Commercialization Plan and Budget for all such Marketing Activities delegated to MJ or BMKK (and taking into account any subsequent amendments to Annual Commercialization Plan and Budget approved for such year) by more than [**] in such year, such excess expenses (each a “Marketing Expense Overrun”) shall be borne solely by that Party who was responsible for performing or managing or causing to be performed such Marketing Activities, but only if, and only to the extent, that any such Marketing Expense Overrun was attributable to the negligence of such Party (or its Affiliates or Third Party contractors); otherwise, the entire Marketing Expense Overrun shall be treated as any other BMKK/MJ NSF Commercialization Activities Cost and shared as provided in Section 4.3(a).  This Section 4.3(b) shall represent the exclusive remedy under this Agreement and the Existing Agreements with respect to the sharing of any Marketing Expense Overruns.

(c)           Medical Education Expense Overrun.  If actual Medical Education Costs (excluding Internal FTE costs) for all Medical Education Activities delegated

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for performance or supervision by a given Party (either MJ or BMKK, as the case may be) in a given calendar year should exceed in the aggregate the total amount that had been budgeted for such Medical Education Activities delegated to MJ or BMKK (and taking into account any subsequent amendments to Annual Commercialization Plan and Budget approved for such year) by more than [**] in such year, such excess expenses (each a “Medical Education Expense Overrun”) shall be borne solely by Party who was responsible for performing or managing or causing to be performed such Medical Education Activities, but only if, and only to the extent, that any such Medical Education Expense Overrun was attributable to the negligence of such Party (or its Affiliates or Third Party contractors); otherwise, the entire Medical Education Expense Overrun shall be treated as any other BMKK/MJ NSF Commercialization Activities Cost and shared as provided in Section 4.3(a).  This Section 4.3(c) shall represent the exclusive remedy under this Agreement and the Existing Agreements with respect to the sharing of any Medical Expense Overruns.

4.4           Reporting.

(a)           Each Party shall report any Development Costs that it (or any of its Affiliates) shall have incurred in a given Quarter to the JJFC, to the JJDC, to BMKK (who will report same to BMS and ImClone), and to MJ (who will report same to Merck) within thirty (30) days following the end of each such Quarter (or for the last Quarter in a year, sixty (60) days after the end of such Quarter).  Such reports shall be a reasonably detailed account of such Development Costs setting forth the reasons for such costs and expenses.  Such reports shall be accompanied by copies of the applicable invoices or other appropriate supporting documentation for any payments to Third Parties (including CROs) that individually exceed $50,000 or such other amount as may be determined by the SCJ that qualify as Development Costs under or involve activities performed pursuant to the Annual Development Plan and Budget.  Each Party shall also provide a more detailed report of such Development Costs as may be required by Applicable Law, as may be requested by the JJFC and/or the SCJ, or as may be reasonably requested by any Party to comply with its applicable reporting and accounting requirements.  The JJFC shall be responsible for preparing a report comparing actual Development Costs incurred against budget.

(b)           Each Party shall report any Allowable Expenses and BMKK/MJ NSF Commercialization Activities Costs that it (or its Affiliates) shall have incurred in a given Quarter to the JJFC, to the JJCC, to BMKK (who will report same to BMS and ImClone), and to MJ (who will report same to Merck) within thirty (30) days after the end of each Quarter (or for the last Quarter in a year, sixty (60) days after the end of such Quarter) and in a manner sufficient to enable the other Party to comply with its governmental and regulatory reporting requirements.  Such report shall specify in reasonable detail all deductions and expenses included: (i) in Allowable Expenses for the applicable Quarter and shall be accompanied by invoices or other appropriate supporting documentation for any payments to Third Parties that individually exceed [**] or such other amount as may be determined by the SCJ; and (ii) in BMKK/MJ NSF Commercialization Activities Costs.  Each Party shall also provide a more detailed report of such expenses as may be required by Applicable Law, as may be requested by the JJFC and/or the SCJ, or as may be reasonably requested by any Party to comply with its applicable reporting and accounting requirements.  Allowable Expense shall also be estimated and reported on a monthly basis within 30 days after the end of each of the first two months in a Quarter.  The first such report for the period from and after the Restatement Effective Date shall be due at the end of the first Quarter following the Restatement Effective Date and shall cover the period from the Restatement Effective Date through the end of such Quarter.  Thereafter, reports shall be made as provided in Section 4.4(a) and this Section 4.4(b).

(c)           MJ shall report to the JJCC and the other Parties within thirty (30) days after the end of each Quarter with regard to Net Sales reported by MJ during such

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

Quarter in Japan and in a manner sufficient to enable each other Party to comply with its reporting requirements under this Agreement.  MJ shall also estimate and report Net Sales on a monthly basis within 30 days after the end of each of the first two months in a Quarter.

(d)           Each Party shall also provide a more detailed report of such expenses under Sections 4.4(a) and 4.4(b) or Net Sales under Section 4.4(c) as may be required by Applicable Law, or as may be requested by the JJFC and/or the SCJ, or as may be reasonably requested by any Party to comply with its applicable reporting and accounting requirements.

(e)           Within forty-five (45) days after the end of each Quarter (or for the last Quarter in a year, sixty (60) days after the end of such Quarter), the JJFC shall review and serve as a forum for resolving and reconciling any disputes or issues arising among the Parties as to the calculation of Development Costs, Net Sales, Allowable Expenses and BMKK/MJ NSF Commercialization Activities Costs incurred or accrued in such Quarter, and shall also ascertain the Profit Or Loss for such Quarter.

(f)            Development Costs and BMKK/MJ NSF Commercialization Activities Costs incurred by an Affiliate of any of BMKK, MJ, or ImClone, as the case may be, shall be deemed incurred by BMKK, MJ, or ImClone, respectively, as the case may be, for accounting purposes under this Agreement and the BMS-ImClone Japan Agreement.

(g)           For purposes of determining Development Costs, BMKK/MJ NSF Commercialization Activities Costs and Profit Or Loss under this Agreement, any Allowable Expenses, Development Costs, and BMKK/MJ NSF Commercialization Activities Costs incurred by ImClone shall be deemed incurred by BMS/BMKK for purposes of such reconciliation, but shall not otherwise affect the sharing of such costs and expenses by BMS and ImClone pursuant to the BMS-ImClone Agreement and the BMS-ImClone Japan Agreement.

4.5           Reimbursements of Costs and Payment of Profit Or Loss.

(a)           Once BMKK, MJ and ImClone have all reviewed a Party’s cost report provided pursuant to Section 4.4(a) above, BMS/BMKK, on the one hand, and Merck/MJ, on the other, with the oversight, review and approval of the JJFC (and, in the event of a dispute at the JJFC, approval by the SCJ), shall net out the amounts due with respect to Development Costs and calculate the net balancing payments due one another such that the reported and approved Development Costs are allocated in a manner consistent with Section 4.2(b).  For purposes of the foregoing, Development Costs incurred by ImClone shall be deemed incurred by BMS/BMKK for purposes of such reconciliation, but shall not otherwise affect the sharing of such Development Costs by BMS and ImClone pursuant to the BMS-ImClone Agreement and the BMS-ImClone Japan Agreement. The Party (BMKK or MJ) that has borne less than one-half of the aggregate pertinent Development Costs shall make an adjusting payment to the other Party to assure that each such Party bears its equal share of same.  Such payments shall be made within sixty (60) days following the end of each Quarter (ninety (90) days after the end of the last Quarter in a calendar year), provided any disputed amounts shall instead be due to be paid within thirty (30) days following the resolution of the dispute (with any undisputed or uncontested amounts shall be paid within the applicable 60- or 90-day period).  Each Party shall also provide a more detailed report of such expenses as may be required by Applicable Law, as may be requested by the JJFC and/or the SCJ, or as may be reasonably requested by another Party to comply with its applicable external reporting and accounting requirements.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(b)           Once BMKK, MJ and ImClone have all reviewed a Party’s cost report provided pursuant to Section 4.4(b) above, BMS/BMKK, on the one hand, and Merck/MJ, on the other, with the oversight and review of the JJFC and the SCJ, shall net out the amounts due with respect to BMKK/MJ NSF Commercialization Activities Costs, and calculate the net balancing payments due one another such that the reported and approved BMKK/MJ NSF Commercialization Activities Costs are allocated and shared evenly between BMKK and MJ in a manner consistent with Section 4.3(a)   The Party (BMKK or MJ) that has borne less than one-half of the aggregate pertinent BMKK/MJ NSF Commercialization Activities Costs shall make an adjusting payment to the other Party to assure that each Party bears its equal share of same.  Such payments shall be made within sixty (60) days following the end of each Quarter of the year (ninety (90) days after the end of the last Quarter in a calendar year), provided any disputed amounts shall instead be due to be paid within thirty (30) days following the resolution of the dispute (with any undisputed or uncontested amounts shall be paid within the applicable 60- or 90-day period).  Each Party shall also provide a more detailed report of such expenses as may be required by Applicable Law, or as may be requested by the JJFC and/or the SCJ, or as may be reasonably requested by another Party to comply with its applicable external reporting and accounting requirements.

(c)           Subject to Section 3.1(c) and Article 14, Profit Or Loss shall be paid as follows:

(i)            Within sixty (60) days after the end of each Quarter (or for the last Quarter in a year, ninety (90) days after the end of such Quarter), Merck will reimburse ERS, BMKK and/or BMS (and/or any of their Affiliates, in each case to such entity as BMS may direct) for any Allowable Expense (which shall then be deemed an Allowable Expense of MJ for purposes of  determining Profit Or Loss) incurred by BMKK, ImClone or BMS (or their Affiliates) in respect of such Quarter.

(ii)           If there is a Profit for such Quarter, Merck (or any of its Affiliates) shall pay to ERS, BMKK and/or BMS (and/or to any of their Affiliates, as BMS may direct) an amount equal to fifty percent (50%) of the Profits for such Quarter attributable to Commercialization of Final Product in Japan, less any payments on account of Profit received previously in respect of such Quarter.

(iii)          If there is a Loss in such Quarter, then ERS, BMKK and/or BMS (and/or any of their Affiliates, as BMS may direct) shall pay to Merck (and/or to any of its Affiliates, as Merck may direct) an amount equal to fifty percent (50%) of the Loss for such Quarter attributable to Commercialization of Final Product in Japan, less any payments on account of Loss made previously in respect of such Quarter.

The payments required under subsections (i)-(iii) of this section 4.5(c) may be netted for a given Quarter as agreed to by BMS and Merck.

(d)           No separate payments shall be made with respect to the last Quarter per se in any calendar year.  Instead, at the end of each such year, a final reconciliation payment for the entire year shall be made by the Party or Parties owing same within ninety (90) days after the end of the calendar year with respect to amounts due under Sections 4.4(a), 4.4(b) and 4.4(c) after taking into account all amounts (if any) previously paid to or by, or retained by, such Party for prior Quarters during such year.  The JJFC may also request that each Party provide such additional information or data as may be reasonably necessary to ensure a proper accounting and reconciliation.

(e)           [**]  If a Party enters into an agreement with a Third Party for the provision of materials or services pursuant to this Agreement, and if such Party possesses a [**]

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or more ownership interest in such Third Party, then, for purposes of determining Profit and Loss only or with respect to determining Development Costs Allowable Expenses, or BMKK/MJ NSF Commercialization Activities Costs, all costs incurred for the provision of such materials or services by such Third Party that are shared by the Parties under this Agreement shall be accounted for on the basis of (i) the transfer price in effect under the agreement between such Party and such Third Party, if such transfer price is comparable to that which such Third Party agrees to with other Third Parties in the ordinary course of business, or (ii) otherwise, [**].  Nothing in this Section 4.5(e) or elsewhere in this Agreement is intended to modify or affect, or shall be interpreted to modify or affect, the actual transfer price imposed in transactions for the purchase and supply of services, materials or Products between (x) a Party (or any of its Affiliates) with one of its Affiliates, (y) a Party (or any of its Affiliates) with another Party or any of its Affiliates, or (z) a Party or any of its Affiliates with any Third Party, [**] or more of which Third Party’s voting securities are owned by a Party or its Affiliates.

4.6           Mode of Payment.

(a)           Each of BMKK and MJ shall make all payments required under Sections 4.5(a) and 4.5(b) of this Agreement in Japanese Yen, via wire transfer of immediately available funds as directed by the other Party from time to time, net of any out-of-pocket transfer costs or fees.  Accounting for payments and reimbursement amounts due under this Agreement shall be in Japanese Yen.  To the extent that payments are made between the other Parties to this Agreement, such shall be made pursuant to either: (a) the Existing Agreements; or (b) as has been otherwise established as a course of business conduct between such Parties.

(b)           All payments of Profit Or Loss under Section 4.5(c) shall be in Japanese Yen.

(c)           For the purpose of determining Allowable Expenses incurred by a Party, BMKK/MJ NSF Commercialization Activities Costs, Development Costs or other shared expenses under this Agreement which are incurred by a Party in a currency other than in Japanese Yen, such Allowable Expense, BMKK/MJ NSF Commercialization Activities Costs, Development Costs or other shared expense amounts shall be converted into Japanese Yen on a quarterly basis based on currency exchange rates quoted by the European Central Bank at the following website:
www.ecb.int/stats/exchange/eurofxref/html/index.en.html, at 5:00 p.m. EST on the last business day in an applicable calendar quarter.

4.7           Records Retention.  Each of the Parties shall keep complete and accurate records pertaining to the Development Costs, Allowable Expenses, and the BMKK/MJ NSF Commercialization Activities Costs incurred by it as part of the activities contemplated hereunder, for a period of three calendar years after the year in which such activities occurred.

4.8           Payment Audits.

(a)           Any Party shall have the right to request that another Party’s independent, certified accounting firm perform an audit or interim review of the other Party’s books in order to express an opinion regarding such Party’s compliance with GAAP (in the case of ImClone, BMS and BMKK), and with IFRS (in the case of Merck and MJ).  Such audits or review shall be conducted at the expense of the requesting Party.

(b)           During the term of this Agreement and for a period of three years thereafter, at the request and expense of the requesting Party(ies) (“Auditing Party(ies)”), the other Party(ies) (“Audited Party(ies)”) shall permit an independent, certified public accountant appointed by the Auditing Party(ies) and reasonably acceptable to the Audited Party(ies), at reasonable times and upon reasonable written notice, to examine such records as may be

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

necessary to determine the correctness of any report or payment made under this Agreement; provided, however, that such accountant shall sign a confidentiality agreement in a form reasonably satisfactory to the Audited Party(ies), and, provided further, that such examination shall not be permitted more than once in any 12-month period.  Said accountant shall not disclose to the Auditing Party(ies) or any other person any information, except that such accountant may disclose to the Auditing Party the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, as well as the dollar amount (and the equivalent amount in Japanese Yen).  All results of any such examination shall be made available to the Audited Party(ies).

(c)           In the event that any audit reveals a deficiency in the amount that should have been paid by one Party to another Party, then the underpaid amount shall be paid within forty-five (45) days after the Party(ies) who is owed payment makes a demand therefor, plus interest thereon if such deficiency is in excess of [**] of the amount that actually should have been paid.  Such interest shall be calculated from the date such underpaid amount was due until the date such underpaid amount is actually paid, at a simple interest rate equal to the lesser of (x) the three (3) month LIBOR rate of the respective currency in which the payments was due as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Quarter in which such payments are overdue, plus [**], and (y) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent.  In addition, if such underpaid amount is in excess of [**] of the amount that actually should have been paid, then the Auditing Party(ies) shall be reimbursed by the Audited Party(ies) for the reasonable cost of such audit unless this [**] underpayment threshold would not have been crossed other than as the result of the misstatement of financial data by another Party.  In the event of an overpayment, such amounts shall be deducted from future amounts due.  If such overpaid amounts have not been settled by such future deductions within one (1) year from the date originally overpaid, the Party who is owed such overpayment shall invoice the owing Party for such amounts.  Interest payments shall be made in the same currency as the underlying obligation.

4.9           Taxes.

(a)           In the event that a Party(ies) is mandated under the laws of a country to withhold any tax to the tax or revenue authorities in such country in connection with any payment to the other Party(ies), such amount shall be deducted from the payment to be made by such withholding Party(ies), provided that the withholding Party(ies) shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify the other Party(ies) so that the other Party(ies) may take lawful actions to avoid and minimize such withholding.

(b)           The withholding Party(ies) shall promptly furnish the other Party(ies) with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service or any other competent tax authority related to any application by such other Party(ies) for foreign tax credit for such payment.

(c)           Each Party agrees to reasonably cooperate with the other Parties in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect, and, so long as the same does not prejudice or adversely affect a Party’s own tax position, obtaining the release of any withheld amounts.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

5.             OWNERSHIP OF INVENTIONS; USE OF RESULTS; PATENTS.

5.1           Ownership of Inventions made by the Parties.  In the event that any Party or any of its Affiliates, alone or jointly with one or more other Parties and their respective Affiliates, makes an Invention (a “Company Invention”), ImClone and Merck shall jointly own such Company Invention.  In such case, ImClone and Merck shall be joint applicants and shall mutually determine whether, how and in which countries to file for patent protection, consistent with the Existing Agreements.  Inventorship in such Company Inventions shall be determined in accordance with U.S. patent law.  In the event that Merck or ImClone intend to file an application in a country where the other does not want to maintain a patent right, the Party intending to so file may file an application on a sole basis in such a country and must bear all costs associated therewith.  In the case of joint filings, the costs will be shared equally.  Notwithstanding the foregoing, if the BMS-ImClone Agreement provides that, as between ImClone and BMS, a given Company Invention is owned by BMS, then all of ImClone’s rights and obligations with respect to such Company Invention pursuant to the foregoing four sentences shall instead be assigned to BMS with respect to such Company Invention; for the avoidance of doubt, this means, among other things, that BMS and Merck would jointly own such Company Invention.  To the extent necessary to effectuate the foregoing, each Party shall take any action reasonably necessary to effectuate ownership of Company Inventions pursuant to the foregoing.

5.2           Ownership of Inventions made by Third Parties.    All Inventions made by a CRO and/or any Third Party (such as, without limitation, a clinical investigator) to the extent solely relating to Final Product (“Related Inventions”) shall be owned by ImClone, while Inventions so made that have general utility in connection with other products and/or compounds in addition to Final Product (“General Inventions”) shall be jointly owned by ImClone, BMS and Merck.  Inventorship in such Related Inventions and General Inventions shall be determined in accordance with U.S. patent law.  Any invention report submitted by a CRO or any Third Party to one of the Parties shall be forwarded by the receiving Party to the other Parties without delay.  With respect to Related Inventions, ImClone shall determine whether, how and in which country to file for patent protection, consistent with the Existing Agreements.  With respect to General Inventions, ImClone and Merck shall mutually determine whether, how and in which countries to file for patent protection.  In the event that Merck or ImClone intend to file an application in a country where the other Party does not want to maintain a patent right, the Party intending to so file may file an application on a sole basis in such a country and must bear all costs associated therewith.  In the case of joint filings, the costs will be shared equally.  To the extent necessary to effectuate the foregoing, each Party shall take any action reasonably necessary to effectuate ownership of Related Inventions and General Inventions pursuant to the foregoing.

5.3           Use of Inventions and Results.   Each Party shall have the right to use the Company Inventions and Related Inventions as provided for in the Existing Agreements to which it is a party.  Each Party shall have the right to use General Inventions as it deems appropriate, including the use of same for other products and/or compounds without compensating the other Parties, and including the grant of licenses to Third Parties.  A Party’s grant of such license to a Third Parties shall not require consent of the other Parties if the license is granted for the manufacture, use or sale of a specific compound or other product developed, owned, or controlled by a Party or its Affiliates that is not a Competing Product.  Otherwise, a Party’s grant of such license to a Third Party shall require the other Parties’ prior written consent.  Each Party shall have the right to use Results as it deems appropriate, so long as such use is consistent with the Existing Agreements and all other provisions of this Agreement.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

5.4           Patent Enforcement, Patent Maintenance and Infringement.  Subject to Sections 7.3(a)(ii) and 13.2 hereof, patent enforcement, patent prosecution and maintenance, and Third Party patent infringement defense shall be governed by the provisions of the Existing Agreements applicable to the Parties that are a party to such agreements.

6.             COMMERCIALIZATION.

6.1           Commercialization Plans and Budgets.

(a)           In General.  The Commercialization of Final Product in Japan shall be governed by a comprehensive, three-year, Commercialization plan and budget for Final Product (the “Long-Term Commercialization Plan and Budget”), and by detailed Commercialization plans and budgets covering the Commercialization activities to be performed for a particular calendar year (each, an “Annual Commercialization Plan and Budget”).

(b)           Limitations.  Notwithstanding anything contained in this Agreement, the Long-Term Commercialization Plan and Budget or any Annual Commercialization Plan and Budget adopted hereunder to the contrary, unless otherwise agreed to in writing by each Party to this Agreement, ImClone shall have no obligation to perform under this Agreement any Commercialization activities in Japan, but shall be responsible for such manufacturing activities and funding such Development activities with respect to Japan that it is obligated to perform under this Agreement and the Existing Agreements.

6.2           Commercialization Plans and Budgets.  Subject to Section 10.2 and to applicable terms in Article 14 of this Agreement:

(a)           Adoption and Content.  Each Long-Term Commercialization Plan and Budget shall set forth the performance and funding obligations for the Commercialization of Final Product in Japan, on an Indication-by-Indication basis to the extent reasonably practicable, but which shall include in any event (i) subject to Sections 3.1(c), 6.2(b)(iv), and other applicable terms of this Agreement, a non-binding estimate of the maximum and minimum number of Sales Representative FTEs required of BMKK and of MJ for the Commercialization of all Indications in Japan for each calendar year covered by such Long-Term Commercialization Plan and Budget, and (ii) subject to Section 3.1(c), a non-binding estimate of PDEs and call positions in Japan for each year covered by such Long-Term Commercialization Plan and Budget, (iii) a non-binding estimate of BMKK/MJ NSF Commercialization Activities Costs for each year covered by such Long-Term Commercialization Plan and Budget, and (iv) any additional information determined by the SCJ (and which shall be non-binding upon the Parties).  Following the adoption of the initial Long-Term Commercialization Plan and Budget, the JJCC shall thereafter prepare, during the first Quarter of each calendar year thereafter, the Long-Term Commercialization Plan and Budget for the year of adoption and for the ensuing two calendar years, using a process determined by the JJCC that will allow the SCJ a reasonable opportunity to review and comment on same before such Long-Term Commercialization Plan and Budget is adopted by the JJCC and the SCJ.

(i)            Initial Long-Term Commercialization Plan and Budget.  The initial Long-Term Commercialization Plan and Budget shall cover the period from the date that is one year prior to expected Launch of Final Product in Japan through the end of the second (2nd) full calendar year following the expected Launch of Final Product in Japan, and is (or shall be) attached as Exhibit 6.2(a) hereto.

(b)           Annual Commercialization Plans and Budgets.

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(i)            In General.  The Commercialization of Final Product in Japan in a given calendar year shall be governed by an Annual Commercialization Plan and Budget.  The first Annual Commercialization Plan and Budget is included in Exhibit 6.2(a) hereto and covers the period from the Restatement Effective Date through December 31, 2008.  Subject to Section 3.1(c) and applicable sections of Articles 4 and 6, each Annual Commercialization Plan and Budget shall set forth the Commercialization activities to be performed in Japan for an applicable calendar year, and shall be consistent, to the extent practicable, with the most recent Long-Term Commercialization Plan and Budget covering such year.

(ii)           Adoption of Annual Commercialization Plans and Budgets.   The JJCC shall prepare the Annual Commercialization Plan and Budget annually, according to a schedule and using a process determined by the JJCC, which will provide the SCJ a reasonable opportunity to review and comment on same before such Annual Commercialization Plan and Budget is adopted by the SCJ.  Each Annual Commercialization Plan and Budget shall describe the plan and budget for Commercialization of Final Product for the calendar year covered by such plan and budget, broken down, where practical, on an Indication-by-Indication basis and Quarterly basis, including, as applicable:

(1)           general strategies for the Commercialization of Final Product in Japan, consistent to the maximum practical extent with the Parties’ key product positioning strategies for the other countries in which Cetuximab is Commercialized;

(2)           subject to Sections 3.1(c), 4.1 and 4.3, allocation of responsibilities between BMKK and MJ for all significant Commercialization activities (other than Sales Force activities).  Unless otherwise agreed to by the BMKK and MJ Representatives of the JJCC, the foregoing matters will be allocated evenly between BMKK and MJ to the maximum practical extent or in such other fair and equitable manner as may be approved by the JJCC (taking into account all relevant factors, including  the target audience and geography) and in a manner that (A) seeks to achieve, where practicable, reasonable consistency in the allocation of such responsibilities from year to year, and (B) seeks to avoid duplication of FTE effort to the maximum practical extent;

(3)           subject to Sections 3.1(c), 6.2(b)(iv), 6.2(b)(v), 6.3(a) and other applicable terms of this Agreement:  (A) the number of Sales Representative FTEs of MJ and BMKK to be used in Detailing Final Product for such year; (B) the number of PDEs to be delivered for Final Product each year by such Party (broken out by quarter and, where practicable, by month), (C) subject to Section 6.4(b), the position of such Details, call schedule and frequency of Details, target prescriber list (whether by categories of medical professionals (e.g., office-based physicians), medical care segments (e.g., primary care), specialists, and/or specific target prescriber lists); and (D) the nature of any other key promotional activities to be provided by a Party’s Sales Representatives;

(4)           a general plan and strategy for the marketing, promotion and sale of Final Product to large health care providers, governmental agencies (whether national, regional, federal, state or local), and other group purchasing organizations, including contracting strategy, with the JJCC to review and discuss contract creation, government reporting, rebate processing, pricing schedules, contract compliance, monitoring and audits, and contract administration and claims processing to the extent reasonably relating thereto;

(5)           market, unit sales, and Net Sales forecasts for Final Product, broken down by approved Indication and updated quarterly, in sufficient detail and length of time as to enable the JJMC to determine its own forecasts under Section 8.3(b);

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(6)           plans for developing and deploying all Final Product marketing and promotional materials;

(7)           subject to Sections 4.1 and 4.3, Medical Education Activities to be conducted by each of BMKK and MJ (and the budgeted spend in the aggregate for such activities for each of BMKK and MJ);

(8)           subject to Sections 4.1 and 4.3, any Marketing Activities (including advertising, public relations and other promotional programs regarding Final Product and including speaker and peer-to-peer activity programs) to be conducted by each of BMKK and MJ (and the budgeted spending in the aggregate for such activities for each of BMKK and MJ); and

(9)           forecast Profit Or Loss statement for Final Product for the relevant time period covered by each Annual Commercialization Plan and Budget.

(iii)          Amendments.  In the event that a material event occurs that has not been adequately and/or foreseeably anticipated in a given Annual Commercialization Plan and Budget, or if any event occurs that materially affects the assumptions that were used to develop a given Annual Commercialization Plan and Budget (such as the failure to achieve Approval for an Indication or new line of therapy, a request by the Japanese Regulatory Authorities for additional Clinical Trials before it will approve an Indication or new line of therapy, an unanticipated delay in the Japanese Regulatory Authorities’ review and approval of Final Product, the failure of Phase III Clinical Trial data to support an anticipated JNDA filing, failure of the Japanese Regulatory Authorities to approve a label for Final Product that supports the Commercial Detailing levels that had been planned for an Indication or new line of therapy within an existing Indication, a material adverse change in the label (such as a black box warning) for Final Product, a material change in Applicable Law, a material delay in the launch of a new Indication or new line of therapy, or unexpected efficacy or safety data from a competing product), the JJCC will propose for review and approval by the SCJ such amendment(s) to the then current Long-Term Commercialization Plan and Budget and/or Annual Commercialization Plan and Budget to reflect the impact of same as promptly as practicable.

(iv)          Number of Sales Representative FTEs.

(1)           The total number of such Sales Representative FTEs required of each of MJ and BMKK for the first [**] months post-Launch in any Long-Term Commercialization Plan and Budget or any Annual Commercialization Plan and Budget shall not, unless otherwise agreed to by BMKK and MJ in writing, be less than [**] nor greater than [**] Sales Representative FTEs on average for each Quarter during such period.  It is generally anticipated that the number of Sales Representative FTEs to be provided by a BMKK or MJ thereafter will increase as additional Indications are approved for Final Product and that the number of Sales Representative FTEs will generally decline for a given Indication over the life cycle of such Indication, and the Long-Term Commercialization Plan and Budget shall set forth such additional Sales Representative FTEs and Medical Liaisons contemplated by reason of any new Indication expected to be approved for the Final Product during the period covered by the then current Long-Term Commercialization Plan and Budget.  MJ and BMKK agree to have such number of Sales Representative FTEs required of it fully trained and ready to commence Final Product promotion at Launch or at such time of Approval of a new Indication.

(2)           Amendments to a Long-Term Commercialization Plan and Budget may also be proposed by a Party at any time to reflect material developments, and

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such amendments shall be subject to review and approval by the JJCC, and final review and approval of the SCJ.

(v)           Borrowing of PDEs; Continuity of Sales Representatives.

(1)           Borrowing of Sales Representatives.  In the event that either Party anticipates that it will have insufficient Sales Representative employees available at a given point in time to satisfy its PDE obligations for a given Quarter, it may request that the other Party provide additional PDEs to meet the PDE obligations that the requesting Party anticipates that it will be unable to provide, subject to the following terms and conditions:

(A)          BMKK agrees that it will provide any insufficiency requested by MJ from the date of initial Launch of the Final Product in Japan through [**] (at which point, BMS will have no further obligation to assist MJ by making up any such insufficiency), provided, that (i) BMS shall not be obligated to provide [**] of MJ’s required PDEs in a given Quarter during such period, unless BMKK otherwise agrees to provide a higher percentage in its sole and absolute discretion; (ii) MJ gives BMS not less than [**] notice prior to Launch of the number of PDEs that it believes it will not be able to provide and the time frame for same, and (iii) the JJCC agrees on such amendments to the Annual Commercialization Plan and Budget to reflect same (e.g., the additional territories and physician groups to be called on by the BMS Sales Representatives).

(B)           after [**], either Party (a “Requesting Party”) may request the other (the “Providing Party”) to provide such Sales Representatives and PDEs on a temporary basis (not to exceed three months in any twelve (12) month period) to reflect reasonably unforeseeable events warranting same; provided, that (i) the Providing Party shall not be under any obligation, express or implied, to agree to make up any portion or all of the insufficiency, and (ii) the JJCC agrees on such amendments to the Annual Commercialization Plan and Budget to reflect same (e.g., the additional territories and physician groups to be called on by the Providing Party’s Sales Representatives).

In each case (A) and (B) under this subparagraph 6.2(b)(v)(1):

(C)           a Providing Party shall, subject to the terms of this Agreement and the Annual Commercialization Plan and Budget, retain the same control over the provision of such PDEs in the same manner as any other PDEs to be provided by it;

(D)          any such additional Sale Representatives used by the Providing Party shall remain the employee of the Providing Party and the Providing Party shall be solely responsible for all compensation and benefits due such individual; and

(E)           any failure of the Providing Party to provide the agreed upon PDEs shall not be considered a failure of either Party for purposes of section 6.4(f), and such non-provided FTEs shall simply reduce the total annual or quarterly PDEs, as the case may be, to be provided by both Parties for purposes of such Section 6.4(f);

(F)           the Requesting Party shall reimburse the Providing Party for [**] (1) all PDEs that both such Parties agreed would be provided by the Providing Party or (2) the actual additional PDEs provided by the Providing Party, in

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each case (1) or (2) at [**] the then prevailing PDE Rate, but the provision of such PDEs by the Providing Party at the request of the Requesting Party shall not, in and of itself, effect any change in the applicable percentage for sharing Profit Or Loss.

(2)           Continuity.  The Long-Term Commercialization Plan and Budget and the Annual Commercial Plan and Budget also shall set forth any limitations with respect to yearly and Quarterly variances from each Party’s number of Sales Representatives and, unless otherwise consented to by the other Party’s members of the JJCC, which consent will not be unreasonably withheld or delayed: (x) during any twelve-month period during the first [**] months following the Launch of Final Product in Japan for its first Indication, no more than [**] of such Party’s Sales Representatives that are assigned to sell or promote the Final Product may be Reassigned by such Party in any such twelve-month period, and (y) for any twelve-month period ending after [**] following the Launch of Final Product in Japan for its first Indication, no more than [**] of such Party’s Sales Representatives that are assigned to sell or promote the Final Product may be Reassigned by such Party in any such twelve-month period.  In the event either Party fails in any year to comply with the restrictions regarding reassignment of Sales Representatives as set forth in the immediately preceding sentence, such Party shall pay to the other Party for such year an amount equal to the product of (a) the remainder of (i) the actual percentage of Sales Representatives reassigned by such Party in such year minus (ii) the maximum allowable reassignment percentage for such year (as set forth in clause (x) or (y) above, as applicable) multiplied by (b) the Net Sales in Japan of the Final Product for such year.

(3)           For purposes of Section 6.2(b)(v)(2), a Sales Representative is deemed “Reassigned” if (1) he or she was previously Detailing the Final Product in Japan, (2) in a given twelve month period, he or she does not provide at least [**] of the Details that were required to be provided by him or her in the previous twelve-month period (after taking into account any required proportionate cutback in the Details to be provided by all Sales Representatives of a Party in such period pursuant to the applicable Annual Commercialization Plans and Budgets), and (3) such failure to provide such Details in such 12-month period is not due to such individual being promoted to a district or regional sales manager for the Final Product or to such individual’s employment being terminated with a Party, whether involuntarily or voluntarily, during such twelve-month period.

6.3           Equal Sharing of Sales Force Commercialization Efforts.  Subject to the applicable provisions of Article 14:

(a)           Number of PDEs.

(i)            Except as provided in Section 3.1(c) and 6.3(a)(ii), BMKK and MJ shall contribute the same number of PDEs to be delivered for Final Product for each year (broken out by month, where practicable), unless otherwise agreed to in writing by the BMKK and MJ Representatives of the SCJ for a given Quarter (and which shall be limited in force and effect to such Quarter only).

(ii)           In the case of a line of therapy for which BMKK or MJ will be the sole Party under Section 3.1(c) who will provide PDEs for such line of therapy: (A) the cost of providing such PDEs shall be borne solely by the Party providing same (and, for clarity, such costs shall not be taken into account as an Allowable Expense), (B) such PDEs for such line of therapy shall be in addition to the PDEs for all other Indications and lines of therapy that the Parties are equally providing, and (C) any shortfall in the PDEs provided by such Party shall not be subject to any of the remedies or payments provided in Section 6.4(f) for such lines of therapy that BMKK and MJ are jointly co-Detailing.

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(b)           Sales Representative PDE Rate.  The PDE Rate shall be the [**].  As of the Restatement Effective Date, the applicable PDE Rate has been determined and is attached as Exhibit 6.3(b) hereto. The PDE Rate may be adjusted subsequently from time to time by the joint agreement of the BMKK and MJ Representatives on the JJCC, subject to approval by the SCJ, and shall be adjusted whenever the FTE Rate changes.  Any amendments to such PDE Rate approved by the SCJ shall be calculated using the same methodology as was used to calculate such initial PDE Rate, as set forth on Exhibit 6.3(b).  If the SCJ cannot agree on the applicable adjustment to the PDE Rate, then BMKK or MJ may submit such dispute to submitted for baseball arbitration pursuant to section 16.13(a), and only BMKK and MJ shall be entitled to provide offers for consideration by the arbitrator in connection with such baseball arbitration.

6.4           Diligent Efforts; Sales Efforts and Sales Representative Deployment.

(a)           Diligent Efforts.  Subject to the terms of this Agreement, MJ and BMKK shall each use its Diligent Efforts to Commercialize Final Product in Japan in accordance with the Annual Commercialization Plan and Budget, and to perform the Commercialization activities assigned to it under each Annual Commercialization Plan and Budget in accordance with such Annual Commercialization Plan and Budget.  Each Party shall perform all Commercialization activities assigned to it under each Annual Commercialization Plan and Budget in accordance with the terms of this Agreement.

(b)           Position of the Details to be Provided.  During the first [**] months post Launch, each of BMKK and MJ will provide [**] Primary Position Details for Final Product to the relevant targeted doctors on its call list, unless otherwise decided by the SCJ.  Additionally, unless otherwise decided by the SCJ, each of BMKK and MJ will each thereafter provide (i) [**] Primary Position Details for Final Product, for a period of twelve (12) months following Approval of a new Indication, to the relevant targeted doctors on its call list with respect to such Indication; and (ii) [**] Primary Position Details for Final Product, for a period of twelve (12) months following Approval of a new line of therapy within an existing approved Indication, to the relevant targeted doctors on its call list with respect to such tumor type.  Otherwise, except as may be agreed upon and set forth in the Annual Commercialization Plan and Budget, BMKK and MJ shall determine in their discretion their respective allocation of the required Annual PDEs between Primary Position Details and Secondary Position Details.  In addition and subject to the foregoing:

(i)            The Annual Commercialization Plan and Budget shall also set forth how each such Party’s required annual PDEs shall be allocated on a Quarterly basis (the “Quarterly PDE Amount”) and, in the event that BMKK or MJ delivers in excess of [**] of such Party’s Quarterly PDE Amount for a particular Quarter, then the number of such Party’s PDEs in excess of such [**] threshold shall be excluded from the calculation in determining if a Party’s obligations have been met with respect to such Party’s annual PDE requirements under this Agreement (including for purposes of Sections 6.4(f)(i) and 6.4(f)(ii) below); and

(ii)           Unless otherwise specified in the Annual Commercialization Plan and Budget or by the JJCC, not less than (i) [**] of the Primary Position Details and (ii) [**] of the total PDEs required to be provided by BMKK or MJ shall be presented to such Party’s specific target prescriber list.  If more than [**] of a Party’s required Primary Position Details or more than [**] of a Party’s total required PDEs are presented to health care professionals not included in the Party’s specific target prescriber list, such excess Details (referred to herein as “Non-Qualifying Details”) shall be excluded in determining whether a Party has satisfied its obligation to provide a specified number of PDEs hereunder and for purposes of determining whether there has been a shortfall in the number of PDEs provided by such Party (including for purposes of Sections 6.4(f)(i) and 6.4(f)(ii) below).

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(c)           Detailing of Other Products by a Party’s Sales Force Representatives.

(i)            Each of BMKK’s and MJ’s Sales Representatives who Detail the Final Product shall not Detail the following products without the consent of MJ or BMKK, respectively (such consent not to be unreasonably withheld or delayed if the products do not compete with each other or are likely to be used in combination or sequentially, as opposed to being used as competitive substitutes):

(1)           any product that is not an Antibody but is approved in Japan for any of the Indications for which the Final Product is approved in Japan; and

(2)           any product that is or contains an Antibody.

In the event that BMKK or MJ does not provide such consent, the other Party shall (A) ensure that its employees that have direct responsibility on a day-to-day basis for the Detailing of Cetuximab and Final Product in Japan (but not such employees’ district managers or regional managers) shall be separate from those employees that are responsible for the Detailing of the products set forth above, and (B) establish appropriate firewalls to prevent leakage of key, nonpublic commercial information from the Final Product Sales Representatives to the separate sales force that is commercializing such product in (1) or (2) above.

(d)           Additional Commercialization Expertise.  Each of MJ and BMKK will in a jointly agreed approach, through its representatives and Representatives to the JJCC and SCJ, respectively, use reasonable efforts to provide reasonable assistance to each other relating to, and access to, its general Commercialization expertise, as well as to provide one another with strategies and tactics for establishing relationships with vendors, customers, prescribers and key opinion leaders in the field of oncology in Japan; provided, that no Party shall be obligated to provide any information, data or assistance where it believes in good faith that to do so would conflict with Applicable Law.  Each such Party shall be responsible for its own costs and expenses in performing its activities under this Section 6.4(d), which shall not be included in the Allowable Expenses or otherwise shared or reimbursed under this Agreement.

(e)           Records.  BMKK and MJ shall each record the number of Sales Representatives assigned to promoting Final Product in Japan, the proportion of their time devoted to promotion of Final Product, and the number of sales calls and PDEs made by its Sales Representatives in the aggregate, during each calendar month for Final Product in Japan, and shall specify in such records the position of such sales calls and such other information as the SCJ may reasonably require (collectively, the “Promotional Data”).  Such records shall be maintained for at least two (2) years following the year in which such activities were performed.  Within thirty (30) days after the end of each Quarter, BMKK and MJ shall each report to the JJCC the Promotional Data for such Quarter.  Unless otherwise agreed by the JJCC, such internal reporting and record keeping, including the calculation of sales force efforts and PDEs, shall be determined in accordance with applicable self-reporting procedures customarily employed in Japan, (a) for other similarly Detailed and similarly reported pharmaceutical products to the target audience in Japan for Final Product as customarily employed by it, consistently applied, or (b) if (a) does not apply to such Party, for other similarly Detailed and similarly reported pharmaceutical products to the target audience in Japan for Final Product as customarily employed within the Japan pharmaceutical industry, consistently applied.  Any other reports or record keeping required by the JJCC relating to a Party’s sales activities under this Agreement shall apply to BMKK and MJ equally and shall not become effective for a reporting period unless the Parties have received written notice of such other requirements at least one hundred eighty (180) days (or such other period as BMS/BMKK and Merck/MJ may mutually agree in writing) in advance of the start of such

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reporting period, provided that in no event shall BMKK or MJ be required to make any unduly onerous modification to its then-current policies, procedures or systems used for its internal reporting and record keeping or otherwise engage in any reporting or record keeping that is not reasonably supported by such policies, procedures and systems.

Upon reasonable advance notice to the other Party but in no event more frequently than once per calendar year, BMKK and MJ shall each be entitled, at its expense, to have access to the other Party’s internal sales call reporting system as it relates to Final Product in Japan, for the purpose of verifying such other Party’s determination of the number of sales calls and Details and the accuracy of the Promotional Data reports for any period during the two year period prior to the date of an audit.  Should a Party discover information indicating, in its good faith opinion, an inaccuracy in the calculation of the number of sales calls or Details, it shall so notify the other Parties in writing thereof (and shall set out its preliminary conclusions in reasonable detail).  The audited Party shall advise the auditing Party in writing within ten (10) Business Days after receiving such notice, should the audited Party disagree with the determination of the auditing Party.  If the audited and auditing Parties cannot agree on a mutually acceptable resolution of any such disagreement within twenty (20) Business Days of the auditing Party’s receipt of such notice from the audited Party, then such dispute shall be submitted for “baseball arbitration” pursuant to section 16.13(a), and only the audited Party and the auditing Party shall be entitled to provide offers for consideration by the arbitrator in connection with such baseball arbitration.

(f)            Failure to Provide Required PDEs.

(i)            Make-Up by a Party of Other Party’s Required PDEs.  Subject to Section 6.4(f)(vi), if in any calendar year either MJ or BMKK (together with its permitted independent contractors, if any) provides less than the number of PDEs required to be provided by it pursuant to the Annual Commercialization Plan and Budget and the terms of this Agreement, then

(1)           the other Party shall have the right, but shall be under no obligation, to provide such additional PDEs as may be necessary to make up such shortfall and

(2)           the Party that fails to provide the requisite PDEs shall:

(x)            [**] (to the extent actually replaced, if at all, up to the number of unprovided PDEs) calculated using the applicable PDE Rates; and

(y)           [**]:

Percentage Range of Shortfall in the Party’s PDEs	Additional Payment to the Other Party as a Percentage of the Applicable PDE Rate (whether or not such PDEs are replaced) [**]

For example, if BMKK provided [**] of the PDEs it was required to provide in a calendar year pursuant to the Annual Commercialization Plan and Budget for such calendar year (which

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would represent a [**] shortfall in BMKK’s PDEs for such calendar year), then BMKK would be obligated to pay to MJ an amount equal to [**].

(i)            Continuous Shortfall Exceeding [**].  In addition to the amounts payable under Section 6.4(f)(i) above, if the shortfall in PDEs by either BMKK or MJ in any [**] exceeds [**] in each such calendar year and is less than [**] in each such calendar year, then, the Profit  payable to the non-performing Party for the [**] shall be decreased (and the Loss that it bears shall be increased) by an amount equal to the product of [**].

(ii)           Shortfall Below [**].  The Parties acknowledge and agree that, while the remedies set forth in Sections 6.4(f)(i) and 6.4(f)(ii) provide an adequate measure of damages for the failure of BMKK or MJ to provide more than [**] of its required PDEs under an Annual Commercialization Plan and Budget for a given year, it may not provide a full measure of such damages for the failure of BMKK or MJ to provide less than [**] of its required PDEs.  Accordingly, notwithstanding the preceding sentence, if BMKK or MJ does not provide at least [**] of the PDEs required of it under an Annual Commercialization Plan and Budget for a given year (whichever Party that is, the “Shortfall Party”), then, [**]:

Year:	Reduction In Profit:

[**]

In the event that both Section 6.4(f)(ii) and 6.4(iii) apply in a given year, the damages set forth in this Section 6.4(f)(iii) shall apply, and no damages shall be calculated for such year under Section 6.4(f)(ii).  Damages payable under Section 6.4(iii) in a given year shall be in addition to any amounts payable under Section 6.4(f)(i) for such year.

In no event shall the Shortfall Party’s Profit in a given year under the above calculation fall below zero.

(iii)          Dispute.  Any dispute as to the amount of any shortfall or any other figure required to be determined under this Section 6.4(f) shall, if the SCJ cannot agree on the applicable amount or figure, be submitted for “baseball arbitration” pursuant to Section 16.13(a), and only BMKK and MJ shall be entitled to provide offers for consideration by the arbitrator in connection with such baseball arbitration.

(iv)          Exclusive Remedy.  All Parties agree that Sections 6.4(f)(i), 6.4(f)(ii), 6.4(f)(iii) and 6.4(f)(iv) provide and establish all Parties’ sole and exclusive remedies under this Agreement, and represents full and complete liquidated damages, for BMKK’s or MJ’s failure to deliver its PDE requirements in a given year (including any alleged breach of Diligent Efforts based on the failure to provide such required PDEs).

(vi)          Coordination with Section 3.1(c).  This subsection 6.4(f) shall not apply to a shortfall in PDEs arising with respect to an Indication where the Indication is one that has been solely funded by such Party under Section 3.1(c) and is solely Commercialized by such Party under Section 3.1(c)(i)(1).

6.5           Sales Force Capabilities; Training.

(a)                           Minimum Requirements.  All decisions with respect to a Party’s Sales Representatives, including the hiring, training, management, promotion and termination of such Sales Representatives, shall be the sole responsibility and decision of such Party; provided, that all BMKK and MJ Sales Representatives who Detail Final Product shall

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meet the minimum education, training, and experience requirements set forth on Exhibit 6.5(a) hereto, as modified as the JJCC may determine from time to time hereafter.

(b)           General Sales Training.  Each Party shall be solely responsible, at its sole expense, for general sales training and for general oncology training of its Sales Representatives.

(c)           Product-Specific Sales Training.  For Final Product:

(i)            Initial Training.  Following the first JNDA filing for Final Product, BMKK and MJ shall coordinate the provision of the initial Final Product-specific sales training to their respective Sales Representatives and sales trainers for a period of [**] following such JNDA Approval (the “Initial Training Period”).  Such training program shall be subject to revision from time to time by the JJCC.  The Parties will reasonably cooperate to schedule training for its Sales Representatives in sufficient time to ensure that the necessary Sales Representatives are fully trained at least [**] prior to anticipated Launch date for Final Product in Japan, consistent with any requirements for such training as may be set forth in the applicable Annual Commercialization Plan and Budget for Final Product.  All training will be scheduled in an efficient and timely manner as determined by the JJCC.  All such training shall also include training on the proper handling and reporting of adverse drug experiences encountered for Final Product and on timely reporting to the JNDA holder for Final Product in Japan of inquiries relating to Final Product and other requests for information related to Final Product in Japan.

(ii)           Product-Specific Initial Sales Training Following Initial Training Period.  Except as provided in this Section 6.5, each Party shall be responsible for providing its own Final Product-specific training to its Sales Representatives following the Initial Training Period.  Each Party shall coordinate through the JJCC with respect to any Final Product-specific training that such Party plans to provide to its Sales Representatives.  Such Sales Representative training provided by a Party shall be consistent with the training provided during the Initial Training Period (as modified for any new Indications or lines of therapy approved, and label changes made, since the end of the Initial Training Period) and with Final Product-specific training materials and program developed by both Parties for training their respective sales force.

(iii)          Subsequent Training on New Indications.   As new Indications and lines of therapy are approved for Final Product in Japan, MJ and BMKK shall update the Final Product-specific training materials and coordinate the training of their trainers and existing Sales Representatives with respect to such new Indications and lines of therapy as promptly as practicable.

(iv)          Training Costs.  All Sales Representative and Medical Liaison training costs incurred by MJ and BMKK shall be solely the responsibility of such Party, and shall not be included in the calculation of BMKK/MJ NSF Commercial Activities Costs.

(d)           Co-Promotion-Related Meetings.  If either BMKK or MJ organizes Co-Promotion-related meetings of its employees (such as periodic briefings of its Sales Representatives) for Final Product in Japan, it shall make reasonable efforts to keep Final Product-related portions of such meetings independent from other matters and to give the other Party advance written notice of such meetings.  If requested by the other Party and agreed to by the organizing Party, such agreement not to be unreasonably withheld or delayed, the Party organizing such meeting shall permit Sales Representatives of the other Party to attend and participate in such meetings or such portions thereof that relate to the Co-Promotion of Final

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Product in Japan.  The Parties shall coordinate their respective pre-Launch meetings for Final Product in Japan.

(e)           Training Materials.  The JJCC shall determine the content that it wishes to include in Final Product-specific training materials (including Final Product sales orientation assessment tests and refresher tests).  Subject to the foregoing, one Party, as determined per the Annual Commercialization Plan and Budget, shall be responsible for preparing all Final Product-specific training materials used in a given year, but all such materials shall be reviewed and approved by BMKK’s and MJ’s medical, regulatory and legal teams, and reviewed and approved by the JJCC, prior to use by either such Party.  The JJCC shall review Final Product-specific training materials from time to time and make recommendations for any revisions and updates thereto as the JJCC may deem appropriate, subject to review by BMKK’s and MJ’s medical, regulatory and legal teams, with the goal of ensuring that each such Party is providing substantially the same quality and level of Final Product-specific training to its Sales Representatives.  At the initial Final Product-specific training session for Sales Representatives, MJ shall provide to BMKK reasonable quantities of all such training materials (or provide BMKK with electronic copies that BMKK can use to make copies for itself), and such costs shall be included in Sales Costs.  BMKK and MJ shall jointly own the copyright in and to any Final Product-specific training materials authored by either such Party that directly and specifically relate to the training of Sales Representatives in the Commercialization of Final Product, and the Parties shall make such assignments to one another as are necessary to effect the foregoing.

6.6           Co-Promotion Advertising and Promotional Materials.

(a)           Marketing and Other Materials.  The Parties shall utilize only promotional, advertising, communication, literature and other Commercialization materials (collectively, “Marketing Materials”) relating to Final Product in Japan and only conduct Co-Promotional activities for Final Product that, in each case, have been included in the applicable Long-Term Commercialization Plan and Budget or Annual Commercialization Plan and Budget, or that are otherwise approved by the JJCC or SCJ.  BMKK or MJ, as determined per the Annual Commercialization Plan and Budget, shall prepare all Marketing Materials and any other promotional materials used in a given year to support the use of Final Product in Japan, under the direction of, and in accordance with the marketing and promotional strategy approved by the JJCC; provided, that all such materials shall be reviewed and approved by BMKK’s and MJ’s medical, regulatory and legal teams, and reviewed and approved by the JJCC, prior to use by BMKK or MJ; and provided, further, that the content of the Marketing Materials, once approved, need not be re-submitted for approval again prior to re-use within one (1) year of its initial approval, unless the Final Product labeling in the Approval applicable to such Marketing Materials has been changed since such prior approval date.  The development of all Marketing Materials relating to Final Product in Japan shall be consistent with the applicable Long-Term Commercialization Plan and Budget and Annual Commercialization Plan and Budget, with Applicable Law, and with Final Product labeling approved by the Japanese Regulatory Authorities.  In Commercializing Final Product, BMKK and MJ will be identified and described as Co-Promoting Final Product, and all Marketing Materials and other Commercialization activities, including oral presentations, direct-to-consumer advertising, patient information materials and patient benefit programs, that identify either such Party, shall identify both such Parties and shall display the MJ and BMKK Corporate Names as promoters and/or marketers with equal prominence, as permitted by Applicable Law.  In addition, as a prominent part of each communication with customers and other Third Parties, the Call Center and any patient information and benefit programs that the SCJ establishes for Final Product shall clearly identify Final Product as a joint product of MJ and BMKK, developed under license from ImClone.  In the event of a shortfall in the quantity of Marketing Materials, the available Marketing Materials shall be evenly allocated between

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the Parties’ respective sales forces.  MJ shall, in consultation with BMKK, take the lead in obtaining any approvals from Japanese Regulatory Authorities required for the use of any Marketing Materials, as well as submit all applicable Marketing Materials to the Japanese Regulatory Authorities as required by Applicable Law.  BMKK and MJ shall jointly own the copyright in any such Marketing Materials and the Parties shall make such assignments to one another as are necessary to effect the foregoing.

(b)           Specific Responsibilities of the Parties.  Each Party shall:

(i)            instruct its Sales Representatives to use, and shall use Diligent Efforts to train and monitor its Sales Representatives so that such Sales Representatives use, only Marketing Materials (without any addition, deletion or other modification) approved for use under Section 6.6(a) for the promotion of Final Product in Japan;

(ii)           instruct its Sales Representatives to do the following, and shall use Diligent Efforts to train its Sales Representatives so that such personnel do the following:

(1)           limit claims of efficacy and safety for Final Product to those that are consistent with Applicable Law and with approved promotional claims in, and not add, delete or otherwise modify claims of efficacy and safety in the promotion of Final Product in any respect from those claims of efficacy and safety that are contained in, Final Product labeling approved by the Japanese Regulatory Authorities and approved Marketing Materials;

(2)           use the Marketing Materials within Japan in a manner that is consistent with the applicable Long-Term Commercialization Plan and Budget and Annual Commercialization Plan and Budget, with Applicable Law, and with the Final Product labeling approved by the Japanese Regulatory Authorities;

(3)           Co-Promote Final Product in adherence in all material respects with Applicable Law, and, to the extent not inconsistent with the foregoing, such Party’s policies; and

(4)           not to, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any official or employee of any  government, or of any agency or instrumentality of any government or of any of its agencies or instrumentalities), or to any political party, or official thereof, or to any candidate for political office (including any party, official, or candidate) for the purpose of promoting the sale or improper use of a Product in Japan.

(c)           Approval of Materials Other Than Marketing Materials.  All written, electronic and visual communications provided by BMKK or MJ to a majority  of its own Sales Representatives Detailing Final Product in Japan regarding Co-Promotion strategy, positioning or selling messages shall be reviewed by both such Parties’ medical, regulatory and legal teams, and reviewed and approved by the JJCC; provided that a message, once approved, need not be re-submitted for approval again prior to its re-use unless the Final Product labeling in the Approval applicable to such message has been changed since such prior approval date.  MJ shall, in consultation with BMKK, take the lead in obtaining any approvals from Japanese Regulatory Authorities required for the use of any such materials.

(d)           Research Data.  After the Restatement Effective Date and during the term of this Agreement, each Party shall provide the other Parties with access to primary and secondary (audited and non-audited) market research data for Final Product in Japan

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reasonably promptly if and after the same are made available to a Party and so long as such Party has the lawful right to provide same; provided that any such receiving Party shall hold such provided information as Confidential Information of the providing Party, and shall have executed such confidentiality agreement as may be requested by any Third Party provider of such information with respect to such disclosure of such provided information.

(e)           Medical Education Materials.  One Party, as determined per the Annual Commercialization Plan and Budget, shall prepare all Medical Education Materials used in a given year in connection with Final Product in Japan, under the direction of the JJCC; provided, that all such materials shall be reviewed and approved by BMKK’s and MJ’s medical, regulatory and legal teams, and reviewed and approved by the JJCC prior to use by either such Party.

6.7           Sales and Distribution in Japan.  MJ shall hold title to Final Product in Japan until sale to customers, and shall be responsible for invoicing and booking sales for, and warehousing and distributing, Final Product in Japan and shall perform all related distribution activities.  No other Party may accept orders for Final Products or make sales for its own account or for MJ’s account.  If any such other Party receives any orders for Final Product in Japan, it shall refer such orders to MJ for acceptance or rejection.  MJ shall also be responsible for handling all returns, recalls (subject to Section 8.7), order processing, invoicing and collection, distribution, and inventory and receivables.  Subject to any applicable guidance, parameters or other terms established by the JJCC and/or SCJ and subject to each applicable Annual Commercialization Plan and Budget and the terms of this Agreement, MJ shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Final Product in Japan, including any terms and conditions relating to or affecting the price at which Final Product will be sold; discounts available to large health care providers, governmental agencies (e.g., federal, state and local), and other group purchasing accounts; discounts attributable to payments on receivables; distribution of Final Product; and credits, price adjustments, other discounts and allowances to be granted or refused.

6.8           Incentive Plans for Sales Representatives.  MJ and BMKK shall each establish and implement a target bonus or sales incentive program under which a Party’s Sales Representatives are compensated for their efforts with respect to Final Product in Japan with such Party’s other programs for a similar nature product in Japan (and taking into consideration the commercial life cycle of Final Product in Japan).  In any event, all such programs shall be in compliance with all Applicable Law.  MJ and BMKK shall use good faith efforts to align their target bonus or sales incentive programs to the extent reasonably practicable under the circumstances or otherwise ensure that their respective Sales Representatives are appropriately incentivized (but shall not disclose to one another base salaries or benefits payable to its Sales Representatives or any other compensation-related information other than the target bonus or sales incentive programs); provided however, that each Party shall retain final control over all decisions relating to compensation and bonus incentives for its Sales Representatives.  Each Party shall utilize data provided by IMS International (or another recognized service provider reasonably acceptable to the other Party) to determine the actual performance of its Sales Representatives for purposes of establishing compensation and bonuses.

6.9           Sales Representatives.  The following provisions shall apply to each Party’s Sales Representatives in Japan:

(a)           Employees.  Except as otherwise provided in this Section 6.9, each Party’s Sales Representatives shall be full-time employees of such Party or its Affiliates or an individual acting as an independent contractor as permitted below.  Each Party shall treat its Sales Representatives employed by it or its Affiliates as its (or its Affiliate’s) own employees for all purposes, including national, federal, state and local tax and employment laws.

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(b)           Independent Contractors.  Neither BMKK nor MJ shall use independent contractors, including contracts sales organizations (“CSOs”) to provide PDEs for Final Product in Japan without prior written the consent of the other Party.  Each of BMKK and MJ shall (i) be responsible for any permitted CSOs or independent contractors who serve as such Party’s Sales Representatives, (ii) use Diligent Efforts to cause such independent contractors or CSOs to perform its, his or her services as a Sales Representative in compliance with the Annual Commercialization Plan and Budget and the provisions of this Agreement, and (iii) indemnify and hold the other Party harmless against any material breach of this Agreement by such Party, or any Loss to the other Party, resulting from any material failure of any such CSOs or independent contractors to perform their services as a Sales Representatives in compliance with the Annual Commercialization Plan and Budget and the provisions of this Agreement.  All compensation, reimbursement of costs and other payments to be made to any such CSO or independent contractor shall be solely a matter between the Party engaging such CSO or independent contractor and such CSO or independent contractor, and such CSO or independent contractor shall be treated as a Sales Representative of such Party for purposes of determining Allowable Expenses under this Agreement.

(c)           Allocation; Turnover.  BMKK and MJ shall each use Diligent Efforts to hire or otherwise allocate such number of Sales Representatives as may be necessary to fulfill its duties under an applicable Long-Term Commercialization Plan and Budget or Annual Commercialization Plan and Budget, to provide full training (both general and Final Product-specific training) to such Sales Representatives, and, consistent with its normal business practices but always subject to Section 6.2 (b)(v), to minimize turnover of such Sales Representatives.

(d)           Inadequate Performance.  In the event that information comes to BMKK’s or MJ’s attention that provides such Party with a reasonable basis to believe that Sales Representatives of the other Party used in Japan may have (i) violated any Applicable Law, or (ii) failed to provide satisfactory service or to comply with the Annual Commercialization Plan and Budget and/or the provisions of this Agreement, then, without limiting such Party’s rights and remedies as may be available under this Agreement or under Applicable Law, such Party shall have the right to request that the other Party immediately assess the performance of such Sales Representative, and to exercise any other rights or remedies available to such Party under this Agreement or at law or in equity.  The other Party shall promptly use Diligent Efforts to evaluate and resolve such issue in accordance with its policies or as it may otherwise deem appropriate, shall keep the requesting Party informed of the progress of, and information learned during, such evaluation, and shall provide the requesting Party with a reasonably detailed written report summarizing any steps taken toward resolution of the matter, within fifteen (15) Business Days after the requesting Party first brings such information to the other Party’s attention.

(e)           Compliance with Applicable Law.  Unless exempted by law from such compliance, each of MJ and BMKK shall comply with all Applicable Law with respect to the hiring, employment, and discharge of its Sales Representatives, their managers, marketing personnel and Medical Liaisons.  Each such Party represents to the other that such Party is an equal opportunity employer and it is such Party’s corporate policy not to discriminate against any person because of race, color, creed, age, sex, or national origin.

(f)            Agreements with Sales Representatives.  Each Party’s Sales Representatives shall execute, or shall previously have executed, an agreement with such Party, that includes, among other terms, terms requiring that the individual:

(i)            agrees to perform his/her obligations as a Sales Representative as required by Applicable Law and the terms of this Agreement; and

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(ii)           agrees to perform his/her duties as a Sales Representative in accordance with such Party’s internal policies, a copy of which is provided or made available by such Party to all its Sales Representatives.

(g)           Employees of Hiring Party.  Each of BMKK and MJ acknowledges and agrees that all of its respective Sales Representatives, their managers, marketing personnel and Medical Liaisons are not, and are not intended to be treated as, employees of the other Party or any of its Affiliates.  All matters of compensation, benefits and other terms of employment for any such personnel shall be solely a matter between BMKK or MJ (as the case may be) and its Sales Representatives, their managers, marketing personnel, clinical development personnel and Medical Liaisons.  Neither BMKK nor MJ shall be responsible to the other Party (the “Hiring Party”), or to any Sales Representatives, their managers, marketing personnel, clinical development personnel, and Medical Liaisons used by the Hiring Party to promote or sell Final Product, for any compensation, expense reimbursements or benefits, payroll-related taxes or withholdings, or any governmental charges or benefits that may be imposed on or be related to the performance by the Hiring Party or its Sales Representatives, their managers, marketing personnel, clinical development personnel, and Medical Liaisons of its obligations under this Agreement, all of which shall be the sole responsibility of the Hiring Party.

Notwithstanding anything to the contrary in this Section 6.9, a Hiring Party shall have no liability to any other Party, under this Section 6.9, to the extent attributable to any discriminatory, harassing or retaliatory acts of such other Party, or any tortious acts (including acts constituting assault, battery or defamation) by the such other Party, with respect to any Sales Representatives, their managers, marketing personnel, clinical development personnel, Medical Liaisons and/or other employees/contractors of the Hiring Party, or any breach of this Agreement by the such other Party.  Nothing contained in this Section 6.9 is intended to affect or limit any Profit Or Loss-sharing provided for in this Agreement.

(h)           Responsibility for Employees.  Each Party shall be solely responsible for its acts and omissions and for those acts or omissions of its Sales Representatives, their managers, marketing personnel and Medical Liaisons while performing any of the services or activities to be provided by such Party under this Agreement.

(i)            Responsibility for Employment Terms and Policies.  Each Party shall be solely responsible and liable for all probationary and termination actions taken by it with respect to its Sales Representatives, as well as for the formulation, content, and for the dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its Sales Representatives.

6.10         Government, Group Purchasing and Other Accounts.  MJ and BMKK shall be jointly responsible for implementing the strategy for large health care providers, group purchasing and other accounts for Final Product in Japan in accordance with the Long-Term Commercialization Plan and Budget and the applicable Annual Commercialization Plan and Budget and the parameters set forth therein.  Each such Party shall provide the JJCC with quarterly reports regarding the implementation of the strategy and plans with respect to such accounts, and shall furnish the JJCC with information regarding contracting and formulary status and such other information relating to specific accounts as the other Party may reasonably request; provided, that a Party shall not be required to provide information that it does not otherwise collect as part of its internal reporting system or that relates to products other than Final Product.

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7.             SHARING OF PROFIT OR LOSS.

7.1           Sharing/Bearing of Profit Or Loss.

(a)           Subject to applicable terms of this Agreement (including Section 3.1(c)), Merck/MJ and BMS/BMKK shall evenly share Profit and evenly bear Loss with respect to the Commercialization of Final Product in Japan.  Such Profit Or Loss shall be determined and paid out, on a quarterly basis, as provided in Sections 4.5 and 4.6.

(b)           ImClone’s share of such Profit Or Loss shall be determined and paid to or by ImClone pursuant to the BMS-ImClone Japan Agreement.

(c)           Nothing in Agreement shall affect the determination or payment of such royalties as Merck is obligated to pay to ImClone pursuant to the Merck-ImClone Agreement, which are attributable to Net Sales in Japan.

7.2           Term of Profit Sharing.  Subject to the terms of this Agreement, the Parties shall share Profit Or Loss with respect to Final Product in Japan, commencing as of the Restatement Effective Date until the date that this Agreement is terminated (the “Co-Promotion Term”).

7.3           Third Party Payments.

(a)           License from a Third Party.

(i)            If a Party believes that the manufacture of Final Product (or any component thereof) for Commercialization in Japan, the Development of Final Product or Cetuximab in Japan, or the Commercialization of Final Product by BMKK or MJ in Japan in accordance with this Agreement, might infringe or potentially infringe any Third Party patent right (other than a patent to which a Party is granted a license or sublicense that avoids such potential infringement pursuant to an Existing Agreement or pursuant to a separate agreement existing as of the Restatement Effective Date between such Party and such Third Party), or if a Party believes it necessary or desirable to obtain a license under such Third Party’s patent rights to avoid any claims or litigation concerning a potential allegation of infringement by a Third Party against any Party with respect to Commercialization of Final Product in Japan, the Development of Final Product or Cetuximab in Japan, and/or the manufacture of Final Product for Japan, then such Party shall promptly bring such matter to the attention of the other Parties, and the Parties shall discuss same [**].  The Parties shall execute such agreements in connection with such discussions as may be reasonably necessary to preserve legal privileges and confidentiality.  If, following such discussions, a Party continues to believe that it is necessary or desirable to obtain such a license, [**].

(ii)

(1)           If any one or two of BMKK/BMS, ImClone, or MJ/Merck, but not the other Party or Parties, determines that it is necessary or desirable to obtain such a license described in Section 7.3(a)(i) to avoid infringing or potentially infringing a Third Party’s patent rights, then, except as provided in Section 7.3(a)(ii)(2):  (i) no Party or its Affiliates shall seek such license, (ii) [**].

(2)           If a Party is manufacturing Cetuximab or Final Product (or a component thereof) for use or Commercialization of same in Japan (or is obligated to bid on the manufacture and supply of same for use or Commercialization in Japan) and (A) has expressed to the other Parties that it desires to obtain a license from a Third Party [**] and such

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Party shall not have received the consent of the other Parties pursuant to Section 7.3(a)(i) above to pursue such a license from such Third Party, or (B) wishes either to obtain a license from a Third Party to settle patent infringement litigation brought by a Third Party against such Party claiming infringement of patent rights controlled by such Third Party that claim a manufacturing process (or the composition of an intermediate) used in the manufacture of Cetuximab or Final Product by such Party (or by its Affiliates or subcontractors), or to comply with a judgment in such litigation, then such Party may, upon written notice to the other Parties and without the consent of the other Parties, seek a license from such Third Party, on such terms as it may negotiate in good faith and at arm’s length with such Third Party; provided, that (i) such license agreement (or such set of license agreements as it may enter into for such patent rights for Japan and countries other Japan) does not inequitably, unreasonably or unfairly allocate the consideration for such license (or such set of license agreements) to Japan; and (ii) [**].  A final copy of such license agreement (or set of license agreements) shall be provided to all the Parties.  Third Party Payments under such license agreement (or such set of license agreements) that equitably, fairly and reasonably relate to the manufacture of Final Product for Commercialization in Japan shall be an Allowable Expense; provided, however, that if the Parties do not agree that the license agreement (or such set of license agreements) equitably, reasonably and fairly allocates the consideration for such license to Japan, then a decision as to the proper allocation and amount to be charged as an Allowable Expense shall be subject to arbitration under Section 16.13.  If requested by any other Party, the Party entering into such license agreement (or such set of license agreements) shall promptly provide such other Party with such financial information possessed by it that reasonably relates to (x) the methodology used to allocate Third Party Payments under such license agreement (or such set of license agreements) to Japan and other markets, (y) the calculation of the Third Party Payments allocable to Japan under such license agreement (or such set of license agreements), and (z) the fairness and reasonableness of the such allocation methodology and calculations.

(iii)          If BMKK/BMS, ImClone, and MJ/Merck all agree that it is necessary or desirable to seek a license to avoid infringing or potentially infringing a Third Party’s patent rights with respect to the manufacture of Final Product for Commercialization in Japan, the Development of Final Product or Cetuximab in Japan, and/or the Commercialization of Final Product by BMKK or MJ in Japan in accordance with this Agreement, as the case may be, then (except as provided in Section 7.3(a)(ii)(2)(B) with respect to a license sought by a Party to settle patent infringement litigation brought by a Third Party against such Party or to comply with a judgment in such litigation) the three Parties shall cooperate in negotiating the terms of such license with such Third Party and shall jointly agree in writing prior to making any proposal to such Third Party regarding the terms of any such license.  Any Third Party payments payable to such Third Party under any such license agreement approved by all the Parties that are reasonably allocable to the manufacture of Final Product for Commercialization in Japan, the Development of Final Product or Cetuximab in Japan, or the Commercialization of Final Product by BMKK or MJ in Japan in accordance with this Agreement shall be taken in to account in determining Allowable Expenses.

(1)           The SCJ shall determine which Party or Parties shall enter into such a license for Japan, subject to the following guidelines:    If the license relates to a method of manufacturing or an intermediate used in the manufacture of Cetuximab or Final Product, then either or both of Merck/MJ and/or ImClone shall enter into one or more licenses, as ImClone and Merck may agree best serves their respective manufacturing interests. If the license relates to a method of use or other patent not falling within the preceding sentence, then ImClone shall enter into the license agreement unless otherwise agreed to by the SCJ.

(2)           If, notwithstanding agreement among all the Parties as to the desirability or necessity of seeking such a license, the Parties are unable to agree on the terms thereof, then, (x) section 7.3(a)(ii)(2) shall apply if the license relates to a method of

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manufacturing or an intermediate used in the manufacture of Cetuximab or Final Product that a Party believes it requires, and (y) section 7.3(a)(ii)(1) shall apply if the license relates to any method of use or other patent, with the Party or Parties (BMKK/BMS, ImClone, or MJ/Merck, as the case may be) that does not wish to agree to the Third Party’s terms to be treated as the Declining Party for purposes of such Section 7.3(a)(ii)(1).

(b)           Except as expressly provided in this Agreement, no Party shall seek or obtain a license from a Third Party after the Restatement Effective Date of any patents or know-how of such Third Party covering the manufacture of Final Product for Commercialization in Japan, the Development Final Product or Cetuximab in Japan, or the Commercialization of Final Product by BMKK or MJ in Japan in accordance with this Agreement, without the prior written consent of the other Parties.

7.4           Payments to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to any Party, or any report required to be made by any Party, shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

7.5           Non-Cash Consideration.  MJ shall not sell Final Product for any consideration other than cash except on terms that are expressly specified in an Annual Commercialization Plan and Budget or otherwise agreed to by the JJCC or SCJ.  In the event MJ receives any non-monetary consideration in connection with the sale of Final Product, the fair market value of such other consideration shall be used to determine Net Sales, and MJ shall disclose the terms of such arrangement to the other Parties.  For sake of clarity, the provision or use of Final Product for Phase IIIB Clinical Trials/Phase IV Clinical Trials or other research purposes approved by the JJCC or SCJ to the extent permitted under this Agreement or as samples for Commercial purposes in accordance with the Long-Term Commercialization Plan and Budget or the applicable Annual Commercialization Plan and Budget shall not be considered a sale for non-monetary consideration.

8.             MANUFACTURE AND SUPPLY.

8.1           General Manufacturing Structure; Manufacturing Plan and Budget.

(a)           Manufacturing Plan and Budget.  The manufacturing of Final Product for Development and Commercial purposes shall be governed by a comprehensive annual and a long-term Japan manufacturing plan and budget governing the manufacture and supply of bulk drug substance (API), the fill/finish thereof, and the Packaging and Release of Cetuximab and Final Product for use in Development and for Commercialization in Japan (“the Japan Manufacturing Plan and Budget”), which shall be submitted by the JJMC for approval by the SCJ and implemented by the JJMC.  The manufacturing plan portion of the Japan Manufacturing Plan and Budget in effect as of the Restatement Effective Date is attached as Exhibit 8.1(a) hereto and the budget portion of the Japan Manufacturing Plan and Budget shall be as approved by the JJMC.  The Japan Manufacturing Plan and Budget may be modified from time to time in accordance with this Agreement.

(b)           JJMC.  The JJMC shall oversee the arrangements for the manufacture and supply of Final Product for Japan (including the manufacture, supply and/or conduct of API, fill/finish and the Packaging and Release of Final Product), and the Parties shall keep the JJMC apprised in reasonable detail of the status of their Final Product-related manufacturing activities for Japan, whether conducted internally or with Third Parties, including prompt notification to the members of the JJMC of any significant events that may impact the quality of Final Product or delivery schedules, or the qualification of, or any audit of, a plant manufacturing or facility storing any component of Final Product and the results

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thereof (to the extent pertaining to or affecting the manufacture of Cetuximab for Japan).  The JJMC will propose for SCJ review and approval commercially reasonable and appropriate arrangements for back up sources of supply of bulk drug substance (API) and Final Product and inventory levels of same to minimize the risk of supply shortfalls, and will implement any decisions made by the SCJ.  The JJMC may also propose for SCJ review and approval alternative arrangements to protect against shortfalls in Final Product supply, such as maintaining additional inventory beyond normal levels rather than engaging a backup supply source.

(c)           General Structure of Manufacturing Responsibilities.  Subject to the terms of the Manufacturing Plan and Budget, this Agreement and relevant terms of the Existing Agreements, the Parties shall enter into, or cause to be entered into, one or more definitive manufacturing, supply and quality agreements between themselves (or their Affiliates) and/or between one or more of the Parties (or their Affiliates) and appropriate Third Parties with respect to the manufacture and supply of API, and the fill/finish and Packaging and Release of Cetuximab and Final Product; provided that the existing supply and quality assurance arrangements between the Parties shall continue to apply to the supply of Cetuximab and Final Product to Japan (as such arrangements may be amended or renewed in accordance with this Agreement to address changes in the Party manufacturing a given component of Cetuximab or Final Product or providing services in connection with Cetuximab or Final Product).  The Parties shall cooperate closely to assure a reliable supply of Cetuximab and Final Product conforming to applicable Specifications.

(i)            Through End of First Year Post-Launch.  Until the end of the first twelve (12) months post-Launch, ImClone will supply all API for use in the manufacture of Cetuximab and Final Product for all uses in Japan, at ImClone’s Fully Burdened Manufacturing Cost.  During this period, Merck/MJ will, at its Fully Burdened Manufacturing Cost, provide fill/finish services (either in its own facilities and/or through [**]) using the API supplied by ImClone, and provide Packaging and Release services for Final Product supplied for use in Japan.  For purposes of this Agreement, “fill/finish” includes taking the API supplied and performing all remaining activities thereafter (including purification and rebuffering to the extent API is not supplied in “particulate free” condition) other than the performance of Packaging and Release activities.

(ii)           After First Year Post-Launch.  Not later than at Launch, the JJMC will seek separate API supply, fill/finish supply and, if applicable, Packaging and Release bids for a three (3) year period that will commence as of the beginning of the thirteenth (13th) month post-Launch (and as of each three year anniversary date thereafter of such 13th month during the term of this Agreement).  Such bids will be sought on a timetable that takes into account the reasonable amount of time that will be needed (A) for the SCJ to provide a written request for, review of, and determination and approval of the winning bid, as well as taking into account the reasonable amount of time a winning bidder may require to plan for and supply the Collaboration’s API and/or fill/finish requirements (with the Parties to use reasonable efforts to enable the SCJ final decision to be made not later than the seventeenth (17th) month prior to the beginning of a new three-year cycle) and (B) for the negotiation and entry into an agreement approved by the SCJ (with the Parties to use reasonable efforts to finalize and execute within three months after the SCJ determination of the winning bidder and its bid).  In making its determination for a given three-year period, the SCJ shall consider any recommendations of the JJMC, shall consider which bidding entity has the most competitive cost (taking into consideration the amount of any Third Party Payments that would need to be made with respect to such Party’s or Third Party’s bid and the Parties’ relative burdens thereof) for such three year period for the specific API formulation selected by the JJMC and approved by the SCJ, shall consider the reliability and accuracy of the forecasted, estimated  Fully-Burdened Manufacturing Costs for the relevant three-year period provided by a bidder, and

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shall consider any other customary manufacturer selection criteria (e.g., quality control, risk factors, reliability, capacity, and timeliness of supply).  The SCJ shall determine (or advise the JJMC as to or delegate to the JJMC the determination of) the process to be used for soliciting bids; provided, that the bids for a round of bidding for a given component or service of Final Product shall not be opened and reviewed by any other Party or its Affiliates that is bidding on the API supply or fill/finish, as applicable, until the bid deadline has passed for such round.  Each bidding Party shall respond promptly, but in no event in later than five (5) Business Days thereafter, to any reasonable request for additional information by any member of the JJMC or SCJ with respect to the assumptions underlying, or any facts and circumstances reasonably bearing upon, any cost component of such bid or other considerations that may be taken into account as provided hereinabove with respect to such bid.  If there is a dispute at the SCJ as to which Party or Third Party should be the winning bidder for API, fill/finish, and/or Packaging and Release within the time frame targets described hereinabove, then the matter may be referred by any Party on the SCJ for baseball arbitration under Section 16.13 as to which Party or Third Party should be the winning bidder.  In order to avoid undue delay, if the winning bidder has not been selected and approved by the SCJ within thirty (30) days after receipt of the first bid from all the Parties, any Party may refer such matter for a decision by an arbitrator using baseball arbitration under Section 16.13(a) on an expedited basis to pick the winning bidder based on the bids submitted in the round of bidding immediately preceding referral of the dispute to arbitration.  Subject to the foregoing and to Sections 8.1(c)(iii)-(v), the following shall apply in connection with the bidding process with respect to each such three year period:

(A)          For API.  ImClone shall be required to bid on the supply of all API required under this Agreement for use in the manufacture of Cetuximab and Final Product for use and/or sale in Japan at a price not greater than its Fully Burdened Manufacturing Cost.  Any bid by Merck to supply such API requirements (if it elects to do so) must be at a price not greater than its Fully Burdened Manufacturing Cost.  For clarification, no Party, any of its Affiliates, nor any Third Party shall be entitled to bid for such API supply if, where a license or other right is needed to so manufacture and supply API for use in making Cetuximab and Final Product for use and sale in Japan, it does not have such a license or other right, it being understood that no such right or license is granted in this Agreement.  The Parties shall use commercially reasonable efforts to effect a smooth transition of API manufacturing responsibilities (and associated contractual relationships and responsibilities) as and when a change in API supplier is determined by the JJMC and approved by the SCJ.

(B)           For fill/finish.  Merck shall be required to bid on the supply of all fill/finish services required under this Agreement needed to manufacture Cetuximab and Final Product for use and/or sale in Japan at a price not greater than its Fully Burdened Manufacturing Cost.  Any bid by Bristol/BMKK or ImClone (if either elects to bid) to provide such fill/finish requirements shall be at a price not greater than such bidding Party’s Fully Burdened Manufacturing Cost.  For clarification, no Party, any of its Affiliates, nor any Third Party shall be entitled to bid for fill/finish supply if, where a license or other right under a patent is needed to so fill/finish API for use in making Cetuximab and Final Product for use and sale in Japan, it does not have such a license or other right, it being understood that no such right or license is granted in this Agreement.  The Parties shall use commercially reasonable efforts to effect a smooth transition of fill/finish responsibilities (and associated contractual relationships and responsibilities) as and when a change in fill/finish supplier is determined by the JJMC and approved by the SCJ.

(C)           For Packaging and Release.  Unless otherwise agreed to by the SCJ or the Parties, MJ/Merck will provide at its Fully-Burdened Manufacturing Cost all Packaging and Release services required under this Agreement needed to manufacture Cetuximab and Final Product for use and/or sale in Japan.  If MJ/Merck no longer wishes to provide such services and if so agreed to by the SCJ or the Parties, then such services will be

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

subject to the same bidding process thereafter (which may include BMKK and Third Parties as possible bidders) as for API and fill/finish.

If there is a dispute regarding the winning bidder for the component or services described in any of items (A)-(C) above for a particular three-year cycle, then, at the election of the members of the SCJ not Affiliated with any Party that is a party in interest in such dispute, the Party or its Affiliate that is obligated to provide such component or services during the three-year period during which such bid dispute occurs shall continue to provide such services following the end of such three-year period on the same terms as such Party provided such component or services during such prior period for the length of time that it takes to resolve such dispute (either until the SCJ ratifies the winning bidder or the matter is resolved by arbitration as provided hereinabove); provided, that if the winning bidder is able to assume its duties at the end of the original three-year term or during the pendency of any such extended period following the end of the original three-year term, the winning bidder may do so upon written notice to the other Parties.

(iii)          Bidding Requirements.  If only one Party is bidding to supply a given component or service (API, fill/finish or Packaging and Release, as the case may be) for a given three-year period, then no bidding process shall be required of such Party for such three year term, but it shall provide all information needed by the other Parties for budgeting and forecasting purposes.  If the preceding sentence does not apply to a given component or service (i.e., API, fill/finish or Packaging and Release) for a given three year period, and if a Party is required to or elects to bid under 8.1(c)(ii)(A)-(C) above, such Party shall provide a good faith estimate of the Fully-Burdened Manufacturing Cost reasonably expected by it for each year during such three (3) year period and the assumptions made by it in determining such cost, and shall complete and submit the “Manufacturing Cost Worksheet” in the form approved by the JJMC in connection with its bid.  [**].

(iv)          Specific Responsibilities.  As of the Restatement Effective Date, the Parties contemplate that, unless otherwise approved by the SCJ, API shall be sold to Merck and its Affiliates (or to a Third Party under contract to Merck and its Affiliates), and MJ and Merck shall be responsible for arranging for the fill/finish and the Packaging and Release of Cetuximab and Final Product for use and sale in Japan; provided, that the Parties will seek to qualify a back-up supplier at all times during the term of this Agreement in order to minimize the risk of Cetuximab or Final Product shortage.  The Parties agree that [**] will be qualified as a back-up supplier of API and of filled/finished Final Product for the initial Launch supply.  In addition, the Parties agree that Merck’s Japan manufacturing facility will be submitted as a Final Product Packaging and Release facility, with Merck’s Darmstadt, Germany facility as the back-up Packaging and Release facility.  Merck shall also be responsible for performing Cetuximab and Final Product regulatory responsibilities consistent with its ownership of the JNDA for Final Product and any related Approval for Japan.  The Parties agree to implement such responsibilities through written agreements that shall include other customary terms and conditions consistent with this Agreement and applicable Existing Agreements, which agreements must be approved by the SCJ.  A Party shall be responsible for the due performance of any manufacturing obligations (whether API, fill/finish, Packaging and Release) for Cetuximab or Final Product that may be delegated by it to any of its Affiliates or to Third Party contractors.

(v)           Supply or Capacity Problems.  If ImClone is the API supplier and is unable to furnish the quantity of API required under this Agreement, then Merck shall use commercially reasonable efforts to supply the shortfall of API, to the extent that Merck has available capacity, at a price equal to the higher of (A) the then-existing ImClone supply price or (B) Merck’s Fully Burdened Manufacturing Cost.  If Merck is the API supplier and is unable to furnish the quantity of API required under this Agreement, then ImClone shall use

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

commercially reasonable efforts to supply the shortfall of API, to the extent that ImClone has available capacity, at a price equal to the higher of (A) the then-existing Merck supply price or (B) ImClone’s Fully Burdened Manufacturing Cost.  If ImClone or BMS is the fill/finish supplier and is unable to furnish the quantity of fill/finish required under this Agreement, then Merck shall use commercially reasonable efforts to supply the shortfall of fill/finish to the extent that Merck has available capacity and a facility that is qualified and/or approved by applicable Regulatory Authorities to provide the specific fill/finish activity for Cetuximab and Final Product to be used in Japan (and allowing for a reasonable period of time to ramp up the necessary activities and support structure), at a price equal to [*].  If Merck is the fill/finish supplier and is unable to furnish the quantity of fill/finish required under this Agreement, then ImClone or BMS (whichever is then performing fill/finish, or has contracted with a Third Party to provide fill/finish, for the U.S. market) shall use commercially reasonable efforts to supply the shortfall of fill/finish to the extent that they have available capacity and a facility that is qualified and/or approved by applicable Regulatory Authorities to provide the specific fill/finish activity for Cetuximab and Final Product to be used in Japan (and allowing for a reasonable period of time to ramp up the necessary activities and support structure, at a price equal to [*].

(vi)          Particulate Free Formulation.  Unless otherwise agreed to by all of the Parties, the particulate free formulation will be used in Japan.

8.2           Manufacturing Responsibilities.

(a)           Each Party manufacturing or formulating (or whose Affiliates manufacture or formulate or who contracts itself or through its Affiliates with Third Parties for the manufacture or formulation of) the Final Product or any intermediates or components thereof (including API), as well as any fill/finish or Packaging and Release of Final Product, whether for Commercialization, sale or Phase IV Clinical Development use in Japan, shall be responsible for ensuring that, and represents, covenants, and warrants to the other Parties that, such Final Product or any intermediates or components thereof (including API) so manufactured or formulated by it or its Affiliates (or for it or its Affiliates by Third Parties), and any fill/finish or Packaging and Release of Final Product conducted by it or its Affiliates (or for it or its Affiliates by Third Parties), will (i) be manufactured, formulated, fill/finished, and Packaged and Released, as the case may be, in compliance with in all material respects with cGMP and all other Applicable Laws and in compliance with its own internal standards, policies, and procedures; (ii) conform to applicable Specifications therefor; (iii) not be adulterated when under the control of such Party or any of its Affiliates (or the control of a Third Party with which such Party or its Affiliates have contracted) or, for Final Product supplied by such Party or its Affiliates, be misbranded, and (iv) conform in all material respects to the certificates of analysis supplied with the shipment of the Product or components thereof by such Party (or by any of its Affiliates or Third Party contract manufacturers).

(b)           Each Party manufacturing or formulating (or whose Affiliates manufacture or formulate or who contracts itself or through its Affiliates with Third Parties for the manufacture or formulation of) Cetuximab or any intermediates or components thereof (including API), as well as any fill/finishing or Packaging and Release thereof, whether for Phase I-IIIB Clinical Development or other preclinical study in Japan, shall be responsible for ensuring that, and represents, covenants, and warrants to the other Parties that, such Cetuximab or any intermediates or components thereof (including API) so manufactured or formulated by it or its Affiliates (or for it or its Affiliates by Third Parties), and any fill/finishing or Packaging and Release of Cetuximab conducted by it or its Affiliates (or for it or its Affiliates by Third Parties), will (i) be manufactured, formulated, fill/finished, Packaged and Released, as the case

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may be, in compliance with in all material respects with cGMP and all other Applicable Laws and in compliance with its own internal standards, policies, and procedures; (ii) conform to applicable Specifications therefor; and (iii) conform in all material respects to the certificates of analysis supplied with the shipment of the Product or components thereof by such Party (or by any of its Affiliates or Third Party contract manufacturers).

(c)           In the event a Party desires at any time to transfer any of the API supply, fill/finish, or Packaging and Release of Final Product to one of its other sites from a site where such activity is then being conducted, then, subject to any requirements under the Existing Agreements or as may be imposed by Applicable Law, it may do so upon not less than six months’ written notice (or such shorter period to which the JJMC or SCJ may agree or as may be necessary to comply with Applicable Law) to the other Parties; provided, that except where such site transfer change was required by a change in Applicable Law that could not have been reasonably anticipated at the time its bid was accepted, or where such site transfer was contemplated and disclosed (together with the applicable Fully-Burdened Manufacturing Cost adjustment of same) as part of its bid that was accepted for the activities to be performed by it under Section 8.1(c)(ii)(A)-(C), then, [**].

(d)           The development of all packaging for Final Product in Japan shall be determined and approved by the JJMC consistent with the applicable Long-Term Commercialization Plan and Budget and Annual Commercialization Plan and Budget, with the Manufacturing Plan and Budget, with Applicable Law, and with Final Product labeling approved by the Japanese Regulatory Authorities.  The Party or Parties manufacturing Final Product shall also be identified on the packaging for the Final Product as required by Applicable Law.  As of the Restatement Effective Date, the current version of the packaging design for launch of the 100 mg dose, which has not yet been finalized by the JJMC, is set forth in Exhibit 8.2(d) hereto.

8.3           Specifications, Forecasts, and Terms of Supply.

(a)           The JJMC shall review the Specifications from time to time, and propose for SCJ review and approval such modifications to the extent such modifications would directly affect the Development or Commercialization of Cetuximab or Final Product in Japan; provided, that if such modification is necessary to comply with required changes to Applicable Law, then no Party’s members of the SCJ or any Subcommittee thereof will unreasonably withhold or delay consent to such changes to the Specifications that are needed to implement such change in Applicable Law, and a manufacturing Party shall be entitled to proceed with implementation of such changes needed to comply with Applicable Law pending final approval of the SCJ; and provided, further, that if any such modification to the Specifications for Cetuximab or Final Product in Japan is proposed in order to comply with a voluntary (i.e., one not required by a change in applicable Law) change to the Specifications proposed by a Party that is responsible for the manufacture or provision of the component or service with respect to which the change in Specifications is proposed to made, and such change to the specifications is necessary to make the Specifications consistent with changes made or proposed to be made to Cetuximab or Final Product for commercial sale in the EU or the US, then, if such change to the EU specifications is approved by Merck (if made for the EU) or BMS (if such change is for the U.S.), then the consent of the other Parties’ members of the SCJ or any Subcommittee thereof to such change shall not be unreasonably withheld or delayed.  Any Party required to implement a required change to the Specifications shall have a reasonable period of time in which to implement such change.

(b)           The JJMC shall establish procedures regarding forecasts for requirements of API, Cetuximab, and Final Product for Commercialization in Japan, and ordering procedures to be followed by the Parties for securing such supplies.  At a minimum,

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the procedure must include provision of an eighteen month rolling forecast, which forecast shall show: (i) for the first six months of such forecast, the quantities that were firm ordered pursuant to the two immediately prior forecasts, (ii) for months seven through nine of such forecast, the amount that is being firm ordered to be delivered in the months seven through nine of such forecast (with specific quantities and delivery dates by month if applicable), and (iii) for months ten through eighteen of such forecast, a good faith estimate of quarterly requirements only.  [**]  Forecasts shall be updated every three months.  Any failure of a Party to supply API or fill/finish requirements in excess of the binding forecast will not be a breach of this Agreement.  The first such forecast is attached as Exhibit 8.3 hereto, and indicates the quantities firm ordered for the next nine (9) months after the Restatement Effective Date.

(c)           Each Party shall use Diligent Efforts to carry out its responsibilities under this Article 8 and will ensure timely supply of the Parties requirements for the Japan market in accordance with applicable Specifications.

8.4           Shortage of Supply.  In the event that sufficient quantities of either API or Final Product are not available from a given Party (or its Affiliates) to meet the binding order set forth in Section 8.3(b) and such other countries supplied by such Party, then, notwithstanding any contrary terms that may apply in the Existing Agreements, the remaining available API or Final Product (or components or services needed to supply Final Product) will be allocated by the Party controlling the supply of API or Final Product (or such components or services needed to supply Final Product) that is in short supply in proportion to the relative gross unit volume sales levels of Final Product that are forecast for sale in Japan compared to such forecast for such other countries to be supplied by such manufacturer for the period during which such shortage is reasonably expected to last, subject to any limitations imposed by applicable laws, rules and regulatory requirements; provided, that such Party will give priority in making such allocation to existing users of the Final Product over new users, and further provided, that to the extent that any such shortage shall have occurred for reasons beyond the reasonable control of such Party and attributable to an event of Force Majeure (such shortage, a “FM Shortage”), [**] under this Agreement or any Existing Agreement for any allocation pursuant to this Section 8.4 of such FM Shortage among Japan and all the other territories under  the Existing Agreements, [**].  The Parties will provide all reasonable cooperation and information (including comparisons of actual demand to prior forecasts for the affected countries) to the Party determining such allocation.

8.5           Inventory.  The JJMC shall determine appropriate levels of inventory of intermediates, API and Final Product to meet the Parties’ anticipated needs within Japan, but, in the event the JJMC fails to do so, the Party controlling the bulk drug substance (API) or Final Product shall maintain a commercially reasonable level of inventory of same.

8.6           Manufacturing Costs and Fees.

(a)           Subject to Section 4.5(e):  (i)(A) a Party or its Affiliate that is the API supplier shall contract with a Party (or its Affiliate) that is fill/finish supplier to supply API in accordance with this Agreement, and (B) a Party or its Affiliate that is the fill/finish supplier shall contract with a Party (or its Affiliate) that is the Packaging and Release supplier to provide the relevant fill/finish services in accordance with this Agreement, and (ii) [**].  The costs incurred by any Party for manufacturing or purchasing from a Third Party quantities of any intermediate or other component, any API, fill/finish services, Packaging and Release services, Cetuximab or Final Product for use in Japan shall be treated as Fully-Burdened Manufacturing Costs (to the extent included in such defined term).

(b)           [**], and shall be included as a Manufacturing Cost for such API, Cetuximab or Final Product, as applicable.

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(c)                                                                                  For clarity, to the extent solely necessary for Japan:

(i)                                     Fully-Burdened Manufacturing Costs incurred for (A) long term stability testing batches to meet specific Japan regulatory requirements and (B) activities conducted prior to the production of successful validation batches for Final Product for Japan shall be included in Development Costs for Japan.  Also, the Fully-Burdened Manufacturing Costs of any validation batches for Japan which are not used for Commercial sale shall be included in Development Costs for Japan.

(ii)                                  Fully-Burdened Manufacturing Costs incurred for activities connected with validation batches which are used for Commercial sale in Japan and all subsequent manufacture of Final Product for Commercial sale in Japan shall be included in Fully-Burdened Manufacturing Costs for the commercial supply of Final Product in Japan and included as an element of Allowable Expenses.

8.7                                 Product Recall.

(a)                                                                                  In the event that a Party obtains information that Final Product or any portion thereof should be alleged or proven not to meet the Specifications therefor, the labeling requirements applicable thereto, the Regulatory Approval for such Final Product or to be otherwise defective in the Territory, such Party shall notify the other Parties immediately and all Parties shall cooperate fully regarding the investigation and disposition of any such matter, including with respect to any recall or withdrawal of such Final Product, as appropriate (collectively, a “Recall”).  Each Party shall maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Final Products.  If: (i) any applicable Japan Regulatory Authority should issue a request, directive or order that a Final Product be recalled, (ii) a court of competent jurisdiction orders such a Recall in Japan, (iii) the SCJ determines (where circumstances permit an SCJ determination) that a Recall of such Final Product is appropriate in Japan, or (iv) circumstances do not permit an SCJ determination for time and patient safety reasons such that MJ must make the determination (but only after such telephonic consultation with each Party’s members of the SCJ as circumstances permit) that a Recall of such Final Product is appropriate in Japan, then, in each case (i)-(iv), MJ shall give telephonic notice (to be confirmed in writing) to the other Parties within two (2) Business Days of the occurrence of such event.

(b)                                                                                 Once a decision to make a Recall has been made under Section 8.7(a), Merck shall consult with the other Parties through the JJCC, but Merck shall have sole responsibility for determining all corrective action to be taken, and for carrying out any Recall, in Japan, unless the Regulatory Approvals and dossiers for Final Product have been assigned to ImClone, BMS or BMKK, in which case such assignee shall have the responsibility.  Each Party will provide full cooperation and assistance to Merck or such other Party in connection therewith as may be requested by Merck of such other Party.  The costs of any such Recall shall be a Regulatory Expense, except to the extent that the recall or withdrawal is attributable to the negligence of a Party or failure of a Party or its contractors to manufacture Final Product or any component thereof or conduct fill/finish or Packaging and Release in accordance with Specifications in which event (x) such Party shall bear such costs and (y) such costs shall not be included in Regulatory Costs or Allowable Expenses.  Under no circumstances shall a Party unreasonably object to a recall or withdrawal requested by a Party, and no Party shall have any right to object to a recall or withdrawal requested by another Party for failure of a Final Product to meet applicable Specifications or for material safety concerns.

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8.8                                 Post-Termination Manufacturing.

(a)                                  By Merck.  In the event of the termination of this Agreement pursuant to Sections 14.2, 14.3, 14.4 or 14.5 and to the extent that the Final Product, any procedure in the manufacture thereof, any API or other component used for formulation of Final Product, any fill/finish or packaging, or any QC/QA or release activities is, at the time of such termination, manufactured, performed or conducted by Merck or any of its Affiliates with respect to Japan (or by Third Parties contracted to do so by or on behalf of Merck or any of its Affiliates) (collectively, “Merck Manufactured Components”), then, notwithstanding any provision to the contrary in the Existing Agreements, Merck shall use commercially reasonable efforts to manufacture and supply, perform or conduct same to or for the benefit of ImClone (for its own benefit and for the benefit of BMS) and/or BMS/BMKK, with such Merck Manufactured Components, solely for Development and Commercialization purposes in Japan of Cetuximab and Final Product (as may required by BMS/BMKK and ImClone for the Japan market during such period), for a period of not more than [**] months post-termination, at a price equal to the sum of (i) [**] of Merck’s Fully Burdened Manufacturing Costs, plus (ii) any [**] that are fairly and reasonably allocable to the manufacture by it, its Affiliates or contractors of Final Product, API or any component of the foregoing and supplied by it under this Section 8.8 for use or Commercialization in Japan on or after such termination date (other than Third Party Payments to the extent that the same would otherwise fall within Merck’s indemnification obligations under Section 13.1 or within an exclusion for which Merck is responsible under any of Sections 13.2(a)-(h)); provided, that, subject to Section 8.3: (A) Merck shall not be obligated to so supply ImClone (except where and to the extent that ImClone is obligated to supply or manufacture same for BMS/BMKK for the Japan market) if the basis for termination pursuant to Section 14.2, 14.3, or 14.4 was a material breach by ImClone or its Affiliates of this Agreement or the Merck-ImClone Agreement; and (B) Merck shall not be obligated to so supply BMS (except where and to the extent BMS or its Affiliates are obligated to supply or manufacture same for ImClone for the Japan market) if the basis for termination pursuant to Section 14.2, 14.3, or 14.4 was a material breach by BMS or its Affiliates of this Agreement or of the BMS-ImClone Agreement.  During this [**]-month period, (iii) the Parties shall, subject to Section 8.3, coordinate their forecasts in a manner such that Merck shall have reasonable advance notice of such requirements and such that ImClone and BMS/BMKK shall be assured of obtaining timely supply, and (iv) ImClone and/or BMS shall use commercially reasonable efforts to transition, and to provide and share such know-how and information on a timely basis as is needed in order to so transition, the manufacture or performance of such Merck Manufactured Components as promptly as reasonably practicable (not to exceed [**] months) to a facility approved by the applicable Regulatory Authorities (and that is owned or leased by BMS, ImClone or their Affiliates, or contractors under contract to any of them, including contractors who may have been supplying or performing such Merck Manufactured Component for Merck previously) for the manufacture of such Merck Manufactured Component for Commercial use of Final Product in Japan and, upon procurement of such approval and written acknowledgement by BMS and/or ImClone, as the case may be, that it can assume its own supply of such Merck Manufactured Component, this obligation of Merck shall cease.

(b)                                 By ImClone.  In the event of the termination of this Agreement pursuant to Sections 14.2, 14.3, or 14.4 and to the extent that the Final Product, any procedure in the manufacture thereof, any API or other component used for formulation of Final Product, any fill/finish or packaging, or any QC/QA or release activities is, at the time of such termination, manufactured, performed or conducted by ImClone or any of its Affiliates with respect to Japan (or by Third Parties contracted to do so by or on behalf of ImClone or any of its Affiliates) (collectively, “ImClone Manufactured Components”), then, notwithstanding any provision to the contrary under the Existing Agreements, ImClone shall use commercially reasonable efforts to manufacture and supply, perform or conduct same to or for the benefit of Merck/MJ and BMS/BMKK with such ImClone Manufactured Components, solely for Development and Commercialization purposes in Japan of Cetuximab and Final Product (as may required by

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BMS/BMKK and Merck/MJ for the Japan market during such period), for a period of not more than [**] months post-termination, at a price equal to the sum of (i) [**] of ImClone’s Fully Burdened Manufacturing Costs, plus (ii) any [**] that are fairly and reasonably allocable to the manufacture by it, its Affiliates or contractors of Final Product, API or any component of the foregoing and supplied by it under this Section 8.8 for use or Commercialization in Japan on or after such termination date (other than Third Party Payments to the extent that the same would otherwise fall within ImClone’s indemnification obligations under Section 13.1 or within an exclusion for which ImClone is responsible under any of Sections 13.2(a)-(h)); provided, that, subject to Section 8.3: (A) ImClone shall not be obligated to so supply Merck (except where and to the extent that Merck or its Affiliates are obligated to supply or manufacture same for BMS/BMKK for the Japan market) if the basis for termination pursuant to Section 14.2, 14.3, or 14.4 was a material breach by Merck or its Affiliates of this Agreement or the Merck-ImClone Agreement; and (B) ImClone shall not be obligated to so supply BMS (except where and to the extent that BMS or its Affiliates are obligated to supply or manufacture same for Merck/MJ for the Japan market) if the basis for termination pursuant to Section 14.2, 14.3, or 14.4 was a material breach by BMS or its Affiliates of this Agreement or of the BMS-ImClone Agreement.  During this time, (iii) the Parties shall, subject to Section 8.3, coordinate their forecasts in a manner such that ImClone shall have reasonable advance notice of such requirements and such that Merck and BMS shall be assured of obtaining timely supply, and (iv) Merck and/or BMS shall use commercially reasonable efforts to transition, and to provide and share such know-how and information on a timely basis as is needed in order to so transition, the manufacture or performance of such ImClone Manufactured Components as promptly as reasonably practicable (not to exceed [**] months) to a facility approved by the applicable Regulatory Authorities (and that is owned or leased by BMS, Merck or their Affiliates, or contractors under contract to any of them, including contractors who may have been supplying or performing such ImClone Manufactured Component for ImClone previously) for the manufacture of such ImClone Manufactured Component for Commercial use of Final Product in Japan and, upon procurement of such approval and written acknowledgement by BMS and/or Merck, as the case may be, that it can assume its own supply of such ImClone Manufactured Component, this obligation of ImClone shall cease.

(c)                                  By BMS.  In the event of the termination of this Agreement pursuant to Sections 14.2, 14.3, 14.4 or 14.5, and to the extent that the Final Product, any procedure in the manufacture thereof, any API or other component used for formulation of Final Product, any fill/finish or packaging, or any QC/QA or release activities is, at the time of such termination, manufactured, performed or conducted by BMS or any of its Affiliates with respect to Japan (or by Third Parties contracted to do so by or on behalf of BMS or any of its Affiliates) (collectively, “BMS Manufactured Components”), then, notwithstanding any provision to the contrary in the Existing Agreements, BMS shall use commercially reasonable efforts to manufacture and supply, perform or conduct same to or for the benefit of ImClone (for its own benefit and for the benefit of Merck/MJ) and/or MJ/Merck, with such BMS Manufactured Components, solely for Development and Commercialization purposes in Japan of Cetuximab and Final Product (as may required by MJ/Merck and ImClone for the Japan market during such period), for a period of not more than [**] months post-termination, at a price equal to the sum of (i) [**] of BMS’ Fully Burdened Manufacturing Costs, plus (ii) any [**] that are fairly and reasonably allocable to the manufacture by it, its Affiliates or contractors of Final Product, API or any component of the foregoing and supplied by it under this Section 8.8 for use or Commercialization in Japan on or after such termination date (other than Third Party Payments to the extent that the same would otherwise fall within BMS’s indemnification obligations under Section 13.1 or within an exclusion for which BMS is responsible under any of Sections 13.2(a)-(h)); provided, that, subject to Section 8.3: (A) BMS shall not be obligated to so supply ImClone (except where and to the extent that ImClone or its Affiliates are obligated to supply or manufacture same for Merck/MJ for the Japan market) if the basis for termination pursuant to Section 14.2, 14.3, or 14.4 was a material breach by ImClone or its Affiliates of this

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

Agreement, the BMS-ImClone Agreement, or the Merck-ImClone Agreement; and (B) BMS shall not be obligated to so supply Merck (except where and to the extent that Merck or its Affiliates are obligated to supply or manufacture same for ImClone for the Japan market) if the basis for termination pursuant to Section 14.2, 14.3, or 14.4 was a material breach by Merck or its Affiliates of this Agreement or of the Merck-ImClone Agreement.  During this time, (iii) the Parties shall, subject to Section 8.3, coordinate their forecasts in a manner such that BMS shall have reasonable advance notice of such requirements and such that ImClone and Merck shall be assured of obtaining timely supply, and (iv) ImClone and/or Merck or their Affiliates shall use commercially reasonable efforts to transition, and to provide and share such know-how and information on a timely basis as is needed in order to so transition, the manufacture or performance of such BMS Manufactured Components as promptly as reasonably practicable (not to exceed [**] months) to a facility approved by the applicable Regulatory Authorities (and that is owned or leased by Merck, ImClone or their Affiliates, or contractors under contract to any of them, including contractors who may have been supplying or performing such BMS Manufactured Component for BMS previously) for the manufacture of such BMS Manufactured Component for Commercial use of Final Product in Japan and, upon procurement of such approval and written acknowledgement by Merck and/or ImClone, as the case may be, that it can assume its own supply of such BMS Manufactured Component, this obligation of BMS shall cease.

(d)                                                                                 Additional Obligations.  The Party who, pursuant to Section 8.8(a), 8.8(b) or 8.8(c) remains obligated to provide such Manufactured Components for up to [**] months,: (i) shall continue to use commercially reasonable efforts during such [**] month period to maintain, and to perform its obligations under, any separate manufacturing agreements relating to or covering the Japan market for Cetuximab and Final Product as it may have entered into prior to the termination of this Agreement (whether with the Parties hereto (or their Affiliates) or with Third Parties) in accordance with the terms thereof and shall remain entitled to any rights, benefits and compensation under such agreements; and (ii) shall continue to comply with, and abide by its obligations under, Sections 8.2, 8.3(c), 8.4 through 8.7, and 8.9 of this Agreement during such [**] period.  Nothing in Section 8.8(a)(ii), 8.8(b)(ii) or 8.8(c)(ii) is intended to alter any royalty-sharing arrangements that the Parties may have under their respective Existing Agreements.

8.9                                 Other Covenants.

(a)                                                                                  During the period that any Party is responsible under this Agreement for manufacturing of API or Final Product, or conducting fill/finish, Packaging and Release or Distribution activities of Cetuximab or Final Product for use or sale in Japan, except as permitted under Section 10.4, such party shall not breach or terminate any existing agreement with a Third Party that would have a material adverse effect upon the supply, price or quality of, or timeliness of delivery of, any API, Cetuximab, or Final Product or the performance of such activities, or enter into a new agreement with a Third Party that is not consistent with the terms of such Party’s manufacturing responsibilities under this Agreement.

(b)                                                                                 Appropriate Manufacturing Quality and Audit agreements shall be maintained by each Party for all key steps in the manufacture of API and Final Product and the Packaging and Release and storage of same, whether supplied or purchased by it, at all times during the terms this Agreement, which agreements shall cover customary terms and conditions included in such agreements.  Any Party may request to review any such agreements at any time, and the Party who is required to have entered into same shall provide the requesting Party promptly with a copy thereof.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

9.                                      TRADEMARKS; PRODUCT MARKING.

9.1                                 Product Trademarks.

(a)                                  Ownership of Product Trademarks.  The Parties shall use the ERBITUX® Trademark (the “Product Trademark”) on the Final Product during the Co-Promotion Term without the addition or use of any other trademarks other than a Corporate Name to the extent required by Applicable Law, or any of the Existing Agreements (and which in no event shall be joined to the Product Trademark in a manner that creates a new mark involving such Corporate Name).  Merck, MJ and ImClone acknowledge and agree that ImClone shall own all right, title and interest in and to said Product Trademark in Japan.   During the period commencing on the Restatement Effective Date and until the date that is ten (10) years after termination of the Co-Promotion Term: (i) BMS, BMKK and their Affiliates shall not attack, dispute or contest the validity of or ownership of such Product Trademark in Japan, and agree that no ownership rights are vested or created in any of them in such Product Trademark in Japan by virtue of any licenses and other rights granted to BMS or BMKK under this Agreement; (ii) MJ, Merck and their Affiliates shall not attack, dispute or contest the validity of or ownership of such Product Trademark in Japan, and agree that no ownership rights are vested or created in any of them in such Product Trademark in Japan by virtue of any licenses and other rights granted to MJ or Merck under this Agreement; and (iii) subject to Section 14.4(a), all uses of such Product Trademark on Final Product in Japan during the Co-Promotion Term, whether in combination with or apart from BMS’ Corporate Names and/or the Merck Corporate Names, including any goodwill generated in connection therewith, inures to the benefit of ImClone, and ImClone may call for a confirmatory assignment thereof.

(b)                                 Use of Product Trademarks.  During the period commencing on the Restatement Effective Date and ending upon termination of the Co-Promotion Term: (i) Merck, BMKK, BMS and MJ agree that the Product Trademark will be affixed to Final Product and will be used exclusively in furtherance of the objectives of this Agreement and the Existing Agreements; (ii) MJ and BMKK shall have the co-exclusive right and license to use the Product Trademark in Japan as required and/or permitted by this Agreement; and (iii) the Parties shall comply with this Section 9.1(b) in connection with such use of the Product Trademark on Final Product in Japan.  Each Party shall use commercially reasonable efforts after the Restatement Effective Date until notice of termination is provided by any Party as to termination of the Co-Promotion Term not to do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademark.  Further, except when used in accordance with any usage guidelines agreed to by the SCJ or any applicable Subcommittee under this Agreement, or except when a use is otherwise approved in accordance with other provisions of this Agreement, BMKK and MJ shall submit to each other any materials bearing the Product Trademark for review and approval prior to the use thereof.

(c)                                  Costs.  All costs of prosecuting and maintaining the Product Trademark in Japan shall be paid by ImClone, subject to such reimbursement by Merck as may be provided in the Merck-ImClone Agreements; provided that any such reimbursement paid by Merck shall be included in Sales Costs hereunder.

9.2                                 Other Proprietary Trademarks.

(a)                                  Ownership of Corporate Names.  Each Party shall retain all right, title and interest in and to its Corporate Names, and agrees that it shall not attack, dispute or contest the validity of or ownership of such other Party’s Corporate Names, or any registrations issued or issuing with respect thereto.  Each Party expressly acknowledges and agrees that no ownership rights are vested or created by the limited rights of use granted under this Agreement, and that all use of the Corporate Names in accordance therewith, including any

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

goodwill generated in connection therewith, inures to the benefit of the respective owner of the Corporate Names and the owner of such Corporate Names may call for a confirmatory assignment thereof.

(b)                                 Use of Corporate Names.  With respect to any Corporate Names licensed to a Party under or in connection with this Agreement, such Party agrees to conform to the customary guidelines of the granting Party with respect to manner of use (as provided in writing by the owner of the Corporate Name), and to maintain the quality standards of such granting Party with respect to the goods sold and services provided in connection with such Party’s Corporate Names.  Each Party shall use commercially reasonable efforts not to do any act which endangers, destroys or similarly affects the value of the goodwill pertaining to the other Parties’ Corporate Names.  Further, except when used in accordance with any usage guidelines provided by the owner of a Corporate Name or a use is otherwise approved in accordance with other provisions of this Agreement, each Party shall submit to another Party any materials bearing that other Party’s Corporate Name for review and approval prior to the use thereof and shall make no use of such Corporate Name of that other Party without that other Party’s written consent.  Neither Party shall use, or allow any of their Affiliates to use, in connection with the Final Product any other Trademark that is similar to or substantially similar to or so nearly resembles another Party’s Corporate Names as to be likely to cause deception or confusion.

(c)                                  Cooperation.  Each Party shall execute any documents required in the reasonable opinion of another Party to be entered as a “registered user” or recorded licensee of that other Party’s Corporate Names, or to be removed as registered user or licensee thereof.

9.3                                 Product Trademark Infringement.

(a)                                  Trademark Infringement Asserted by Third Parties in Japan.  Each Party shall notify the other Parties through the JJCC promptly upon learning of any actual or alleged infringement of any Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims (hereinafter “Trademark Infringement Claims”) brought by a Third Party against a Party in connection with a Final Product in Japan.  Upon learning of such Trademark Infringement Claim, ImClone shall take all reasonable and appropriate steps to resolve the Trademark Infringement Claim in accordance with the terms of the Existing Agreements, with the reasonable cooperation and assistance of BMKK and MJ.  All of the reasonable costs of in-house counsel, the reasonable fees and expenses paid to outside counsel, and other reasonable direct costs incurred in bringing, maintaining and prosecuting any action described in this Section 9.3(a) shall be paid by ImClone, subject to such reimbursement by MJ or Merck as is provided in the Merck-ImClone Agreement and/or by BMS or BMKK as provided in the BMS-ImClone Agreement.  No Party may settle any such Trademark Infringement Claim without the prior written consent of the other Party(ies) if and where such settlement may or would adversely affect or diminish the rights and benefits of the other Party(ies) under this Agreement, the exclusive use of the Product Trademark on Final Product in Japan, or the value of the Product Trademark in Japan, or would impose any new obligations on, or adversely affect any obligations of, such other Party(ies) under this Agreement.

(b)                                 Product Trademark Infringement by Third Parties.  Each Party shall notify the other Parties in writing promptly upon learning of any actual or alleged infringement by a Third Party of the Product Trademark of which it becomes aware.  Upon learning of such infringement, ImClone shall take all reasonable and appropriate steps to resolve the infringement in accordance with the terms of the Existing Agreements, with the reasonable cooperation and assistance of MJ and BMKK.  No Party or its Affiliates may settle any such alleged infringement of the Product Trademark by a Third Party without the prior written

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

consent of the other Party(ies), if such settlement would adversely affect or diminish the rights and benefits of any Party(ies) under this Agreement, the exclusive use of the Product Trademark on Final Product in Japan, or the value of the Product Trademark in Japan, or would impose any new obligations on, or adversely affect any obligations of, such other Party(ies) under this Agreement.  The expenses of defense, settlement and judgments in actions governed by this Section 9.3(b) shall be paid by ImClone, subject to reimbursement as provided in the Merck-ImClone Agreement and/or by BMS or BMKK as provided in the BMS-ImClone Agreement.  The costs and expenses of the Parties incurred in resolving any infringement of the Product Trademark by a Third Party under this Section 9.3(b) shall be reimbursed first out of any damages or other monetary awards recovered (if such recovery is less than the Parties’ aggregate costs and expenses incurred in such action, such recovery shall be allocated between the Parties on a pro rata basis based on their relative costs and expenses incurred in such action).  Any remaining damages shall be included in Net Sales in the year in which recovered if during the Co-Promotion Term; otherwise, it shall be deemed to have been recovered during the last year of the Co-Promotion Term and net Profit Or Loss shall be recomputed with adjusting payments to be made by the Parties based on such recomputation.

(c)                                  Consent of Each Party to Settlements.  The consent of any Party to a settlement under Section 9.3(a) or 9.3(b) shall not be unreasonably withheld or delayed if and where such settlement (i) would not materially adversely affect or materially diminish the rights and benefits of such Party under this Agreement, the exclusive use of the Product Trademark on Final Product in Japan, or the value of the Product Trademark in Japan, or (ii) would not impose any material new obligations on, or materially adversely affect any obligations of, such Party under this Agreement.

9.4                                 Patent Marking.  Any Final Product marketed and sold in Japan by the Parties hereunder shall be marked with appropriate patent numbers and Trademarks, as approved by the JJCC.

10.                               SUBLICENSING; COMMERCIALIZATION OF A COMPETING PRODUCT.

10.1                           No Effect on Existing Agreements.  Nothing in this Article 10 is intended to (a) alter any obligation that a Party and its Affiliates may have to any other Party or its Affiliates under any Existing Agreement (including any obligation to obtain another Party’s consent to Develop or commercialize a Competing Product in Japan or to sublicense or assign a Party’s rights to Develop or Commercialize Final Product under this Agreement), (b) alter, or imply any additional, license rights under a Party’s patent rights, Trademarks copyrights or other intellectual property rights that are granted to a Party under any Existing Agreement, except as expressly provided in this Agreement, or (c) except as provided in Sections 10.2 and 10.3, alter or restrict any Party’s or its Affiliates’ rights regarding any acquisition or commercialization of a Competing Product by a Party in Japan or for any proposed or actual sublicensing or assignment of a Party’s rights to Develop or Commercialize Final Product under this Agreement.  The Parties acknowledge that the Existing Agreements may impose additional obligations on one or more of the Parties.

10.2                           Effect of Commercialization of a Competing Product.

(a)                                  By BMKK or MJ.  Should BMS/BMKK or Merck/MJ Develop (after the date that a product became a Competing Product), promote or otherwise commercialize a Competing Product in Japan (whether by itself, through an Affiliate, through co-promotion or co-marketing, or through the grant of a license or sublicense to a Third Party to manufacture or Commercialize a Competing Product), the other Parties to this Agreement shall have no right to terminate the rights granted to such Party (a “Competing Product Party”) under this Agreement with respect to Cetuximab or Final Product, provided that such Competing Product Party

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

continues thereafter to fulfill its obligations and to discharge its responsibilities under this Agreement (including using its Diligent Efforts to co-Develop and co-Commercialize Final Product hereunder); provided, that (i) the foregoing shall not change or affect any obligations of a Party under, or any remedies that may be available to a Party under, the Existing Agreements with respect to such Competing Product and (ii) shall not, subject to the foregoing, affect any other rights or remedies that are otherwise available to a Party at law or in equity.

(i)                                     Such Competing Product Party shall take immediate steps to abide by its obligations under Section 6.4(c), if it has not already done so, and further, shall (A) ensure that its clinical development employees that have direct responsibility on a day-to-day basis for the Development of Final Product (but not such employees’ managers who spend the majority of their time on products other than Final Product) shall be separate from those employees that are responsible thereafter for the development of the Competing Product (it being understood that, if Merck/MJ is the Competing Product Party, then MJ shall continue to provide the services set forth in Section 6.7 with respect to Final Product for such Indication), and (B) establish appropriate firewalls to prevent leakage of key, nonpublic Development information and strategies from such Final Product clinical development employees to the separate clinical development employees that thereafter Develop the Competing Product.  However, in the event of any dispute between the Competing Product Party and either Merck/MJ or BMS/BMKK (whichever one that is not the Competing Product Party), and if such dispute relates to the Development (other than matters relating to additional funding or resources for Development purposes to be provided by the Party with the Competing Product) or Commercialization of Final Product hereunder, then whichever of Merck/MJ or BMS/BMKK that is not the Competing Product Party shall have final decision-making authority with respect to such dispute, but only after escalation of such dispute for resolution to the senior executives of Merck/MJ and BMS/BMKK set forth in Section 2.5(f) and such executives’ failure to resolve such dispute in good faith; provided, that (1) whichever of Merck/MJ or BMS/BMKK that is not the Competing Product Party shall be entitled, if there is a dispute, to determine the terms and conditions of sale of Final Product in Japan at the SCJ without need for escalation to said senior executives of BMS/BMKK or Merck/MJ; (2) if both Merck/MJ and BMS/BMKK are Developing or Commercializing a Competing Product, this sentence shall not apply, and (3) once the Competing Product Party permanently ceases to promote or otherwise commercialize the Competing Product, this sentence shall no longer apply.

(b)                                 By ImClone.  If ImClone, any of its Affiliates, or its or their licensees or sublicensees (other than BMS, Merck, or their respective Affiliates) acting under the authority of such license or sublicense should Develop (after the date that a product became a Competing Product), promote or otherwise commercialize a Competing Product in Japan (whether by itself, through an Affiliate, through co-promotion or co-marketing, or through the grant of a license or sublicense to a Third Party to manufacture or Commercialize a Competing Product), then the other Parties to this Agreement shall have no right to terminate the rights granted to ImClone under this Agreement with respect to Cetuximab or Final Product so long as ImClone continues thereafter to fulfill its obligations and to discharge its responsibilities under this Agreement; provided, that (x) the foregoing shall not change or affect any obligations of a Party under, or any remedies that may be available to a Party under, the Existing Agreements with respect to such Competing Product, (y) shall not, subject to the foregoing, affect any other rights or remedies that are otherwise available to a Party at law or in equity, and (z) the following shall apply:

(i)                                     ImClone shall be removed from the JJCC and JJMC (and any other subcommittees or working groups reporting to the aforesaid Subcommittees) and shall not receive any reports or other information provided to Representatives of such Subcommittees; provided, that if ImClone is then manufacturing bulk drug substance (API) or Final Product for

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

sale in Japan, ImClone shall not be removed from the JJMC and its Representatives shall continue to be entitled to vote on the JJMC for so long as it continues to so manufacture; and further provided that if it has not already done so, ImClone shall establish appropriate firewalls to prevent leakage of material nonpublic information from its representatives on the Committees, Subcommittees, and Working Groups to personnel that are involved with development and commercialization of such Competing Product.

(ii)                                  All manufacturing agreements between the Parties and their Affiliates shall not terminate by operation of this Agreement but shall remain in place in accordance with their terms, and, if ImClone is then manufacturing API or Final Product, in whole or in part, for the Japan market, then, unless otherwise mutually agreed upon in writing by the Parties, ImClone shall continue to do so under the terms and conditions then existing at the time of such termination or expiration and shall continue to have the obligation to bid on manufacturing opportunities as provided in Article 8 of this Agreement.

(c)                                  Clarification.  This section 10.2 shall not apply to the Development of a product prior to the time that such product becomes a Competing Product.

10.3                           Sublicensing.  Subject to Section 10.2 and/or the Existing Agreements, in the event that any Party would like to sublicense all of its rights and obligations under this Agreement to a Third Party, the following conditions shall apply to any such proposed sublicense or assignment:

(a)                                  No such sublicense may be made until the date that is at least [**] after Launch of Final Product in Japan.

(b)                                 No such sublicense may be made in part, but only as a sublicense of all of such Party’s rights and obligations under this Agreement.  Any such sublicense shall terminate upon the termination or expiration of such Party’s rights under this Agreement.

(c)                                  The Party proposing to sublicense (the “Sublicense Proposing Party”) shall obtain the consent of the other Parties to the proposed sublicensee (“Sublicensee”) or assignee, which consent shall not be unreasonably withheld or delayed if such proposed sublicensee is an entity [**], or otherwise possesses substantial oncology commercialization experience, sufficient resources, trained employees in oncology, and other necessary capabilities to effectively Develop (to the extent then called for by the Annual Development Plan and Budget or the Long-Term Development Plan) and Commercialize Final Product in Japan.

(d)                                 The Sublicense Proposing Party, the proposed Sublicensee, and the other Parties shall have agreed upon any necessary changes to this Agreement and any Existing Agreements required to effect such sublicense, including the terms and conditions of or relating to governance among the remaining Parties and such proposed Sublicensee.

(e)                                  The Sublicense Proposing Party hereby guarantees the performance of this Agreement by its Affiliates and permitted Sublicensees as permitted in this Section 10.3, and the grant of any such sublicense of the Sublicense Proposing Party’s rights and obligations under this Agreement shall not relieve the Sublicense Proposing Party of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee.  Any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement.  A copy of any sublicense agreement executed by a Sublicense Proposing Party shall be provided to the other Parties within fourteen (14) days of its execution; provided that the financial terms of any such sublicense agreement may be redacted to the extent not

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pertinent to an understanding of a Party’s obligations or benefits under this Agreement (e.g., consideration paid to a Party for the sublicense by the Sublicensee may be redacted).

(f)                                    Except for the foregoing, [**].

(g)                                 Each Party acknowledges that a Party that grants a Sublicense in violation of the foregoing will cause the non-breaching Parties irreparable harm, for which monetary damages will not be an adequate remedy.  Therefore, in the event of any such breach of this Section 10.3, any non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to injunctive relief to prevent the grant of such Sublicense.

(h)                                 BMS shall obtain consent from ImClone to any such Sublicense by BMS in accordance with the BMS-ImClone Japan Agreement.

10.4                           Maintenance of Third Party Agreements.  After the Restatement Effective Date and during the term of this Agreement, and except as expressly permitted by this Agreement, each Party covenants that it will not, and will cause its Affiliates not to:

(a)                                                                                  encumber or diminish the rights under any patents or know-how owned by, or licensed by any Third Party, to it or any of its Affiliates that are reasonably necessary for the manufacture (anywhere in the world) of API or Final Product for use or sale in Japan or for the use, sale or importation of a Product for Development or Commercialization purposes of Cetuximab and Final Product in Japan in accordance with the Approved Plans, provided, that a Party may contest or challenge the validity or enforceability of such rights in good faith and if, in the reasonable business judgment of such Party, so long as such Party remains responsible for (i) any damages (other than royalties) owed to the Third Party as a result of any termination, encumbrance or diminishment of rights with respect to Japan as a result of such challenge and (ii) any royalties owing in the future to such Third Party (on account of such breach or by reason of entry into a new agreement to re-license such terminated rights) with respect to Japan to the extent that such royalties exceed the royalties that would otherwise have been (I) payable by such Party with respect to Japan under the license or other agreement or in respect of the rights that are the subject of such Good Faith Challenge and (II) included in Allowable Expenses);

(b)                                                                                 commit or permit any acts or omissions that would cause the material breach or termination of any agreements between itself and Third Parties under which such Party obtains a license or other right under such patents or know-how for use in furtherance of the Development or Commercialization purposes of Cetuximab and Final Product in Japan in accordance with the Approved Plans, provided, that a Party may commit or permit acts or omissions in furtherance of either (x) a good faith dispute under any such agreement, or (y) a good faith dispute by a Party of the patent or other intellectual property rights that are the subject of a license or grant or rights under any such agreement, so long as such Party remains responsible for (i) any damages (other than royalties) owed to the Third Party with respect to Japan as a result of any such material breach or termination as a result of such challenge, and (ii) any royalties owing in the future to such Third Party (on account of such breach or by reason of entry into a new agreement to re-license such terminated rights) with respect to Japan to the extent that such royalties exceed the royalties that would otherwise have been (I) payable by such Party with respect to Japan under the license or other agreement or in respect of the rights that are the subject of such Good Faith Challenge and (II) included in Allowable Expenses);

(c)                                                                                  grant any right or license to any Third Party that would conflict to any material extent with the terms of this Agreement;

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(d)                                                                                 except as set forth in the provisos to clause (a) or (b) above of this Section 10.4 (collectively, “Good Faith Challenges”), breach, or fail to take any actions that would be required to prevent a breach of, any Third Party agreements (including supply agreements) necessary to perform its obligations hereunder or under which patent rights or know-how are licensed to it or any of its Affiliates and that are used in connection with the manufacture, Development, use or Commercialization of the Cetuximab and Final Product under this Agreement;

(e)                                                                                  fail to make any regulatory or governmental filings (including Patent and Trademark filings) required of it under this Agreement; and

(f)                                                                                    permit a lien, security interest or other encumbrance (excluding any licenses or sublicenses permitted by this Agreement and excluding liens, security interest and encumbrances that may attach by reason of a financing agreement entered into by ImClone) to attach to such rights to patents or know-how.

For greater clarity, the ability of a Party to make Good Faith Challenges under this Section 10.4 will not relieve such Party of its obligations under other provisions of this Agreement nor will it affect the rights and remedies of the other Parties with respect to any failure of such Party to fulfill such obligations.

11.                               REPRESENTATIONS AND WARRANTIES.

11.1                           Representations and Warranties of the Parties.  Except as set forth on Exhibit 11.1, each Party represents and warrants to the other Parties, as of the Restatement Effective Date, that:

(a)                                  Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(b)                                 This Agreement is legally binding on it, and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law or any order of any court, governmental body or administrative or other agency having jurisdiction over it;

(c)                                  Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d)                                 Such Party and its Affiliates has received no written notice of any pending law suit or legal action that, if decided against such Party or its Affiliates, would have a material adverse effect upon (1) its ability (A) to grant the rights or licenses granted by such other Party or its Affiliates to the other Parties under this Agreement or (B) to use the patents and know-how owned by it or licensed by a Third Party to it that are reasonably necessary to develop, manufacture or commercialize Cetuximab or Final Product for use and sale in Japan, but only to the extent contemplated under the Approved Plans as of the Restatement Effective Date, or (2) such Party’s right to enter into and perform its obligations under this Agreement.

(e)                                  Such Party and its Affiliates have not received written notice of any threatened claims or litigation seeking to invalidate or alleging the invalidity or unenforceability of any patents and know-how owned by it or licensed by a Third Party to it as

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of the Restatement Effective Date that, as contemplated by the Approved Plans as of the Restatement Effective Date, are reasonably necessary to develop, manufacture or commercialize Cetuximab or Final Product for use and sale in Japan in accordance with such Approved Plans.

(f)                                    Except for the license by Merck/MJ to Takeda with respect to EMD72000 in Japan and except for the Existing Agreements, neither such Party nor its Affiliates have previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, or conveyed its right, title or interest in or to, any patents or know-how owned or licensed to it that would reasonably enable, or grant any right (including by granting any covenant not to sue with respect thereto) to, a Third Party to Develop or commercialize Cetuximab, Final Product, or any Competing Product in Japan.

(g)                                 All manufacturing, fill/finish, QA/QC and storage conducted by such Party and its Affiliates, and to its actual knowledge, by its suppliers/contractors, to the extent relating to Cetuximab and Final Product for use in Japan, have been and are currently conducted in compliance in all material respects with the JNDA for Final Product and Applicable Law.

11.2                           Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE EXISTING AGREEMENTS TO WHICH SUCH PARTY IS A PARTY, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

12.                               PUBLICATION; CONFIDENTIALITY.

12.1                           Notification.

(a)                                  The Parties recognize that each may wish to publish the Results to a Third Party.  However, the Parties also recognize the importance of acquiring patent protection and of directing the flow of information regarding Development activities.  Consequently, subject to any Applicable Laws obligating any Party to do otherwise, any proposed publication by any Party relating to a Clinical Trial, the Long-Term Development Plan  and/or the Development activities contemplated under this Agreement shall comply with this Article 12.

(b)                                 All such publications, whether written or oral, must be prepared: (i)  in accordance with the joint publication strategy pursuant to the publication plan established under Subsection 3.2(a)(vi), and (ii) as approved by the SCJ.

(i)                                     At least 45 days before a manuscript is to be submitted to any Third Party, the publishing Party will provide the SCJ with a copy of the manuscript, which the SCJ shall promptly disseminate to each Party’s members on the JJDC and JJCC.

(ii)                                  If the publishing Party wishes to make an oral presentation, it will provide the SCJ with a summary of such presentation at least 30 days before such oral presentation and, if an abstract is to be published, 30 days before such abstract is to be submitted.

(iii)                               Any oral presentation, including any question period, shall not include any Confidential Information unless the Party(ies) whose Confidential Information would be disclosed agrees in writing in advance of such oral presentation.

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

12.2                           Review.

(a)                                  The SCJ will review the manuscript, abstract, text or any other material provided to it under Section 12.1 to the SCJ determine whether patentable subject matter is disclosed.  Within 30 days of receipt of the proposed publication, (1) the SCJ will notify the publishing Party if the SCJ, in good faith, determines that patentable subject matter is or may be disclosed, and (2) any Party may notify the publishing Party if, in good faith, it believes its Confidential Information is or may be disclosed (in which event the publishing Party and the objecting Party shall endeavor to reach an accommodation and if not so reached, the publishing Party shall delete the Confidential Information of the objecting Party).  Notwithstanding the foregoing, any Party may request that the SCJ undertake such review on an expedited basis in order to aid the Party that wishes to make the disclosure that wishes to make a timely submission of a proposed publication that otherwise may not be possible.

(b)                                 If it is determined by the SCJ that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 60 days from the SCJ’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter.  In the event that the delay needed to complete the filing of any necessary patent application will exceed the 60-day period, the SCJ will discuss the need for obtaining an extension of the publication delay beyond the 60-day period.

(c)                                  If it is determined in good faith by the SCJ that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

12.3                           Confidentiality; Exceptions.

(a)                                  Except to the extent expressly authorized by this Agreement, the Existing Agreements or otherwise agreed to by the Parties in writing, the Parties agree that, during the term of this Agreement and for ten (10) years thereafter, the receiving Party, its Affiliates and its licensees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the disclosing Party, its Affiliates or its licensees in connection with this Agreement relating to the Development, manufacturing or commercial activities conducted pursuant to this Agreement or developed under or in connection with this Agreement by any Party or Third Party (including  the Results), except to the extent that it can be established by the receiving Party by competent proof that such information:

(i)                                     was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(ii)                                  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)                               became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)                              was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(v)                                 was independently developed by persons in its employ or otherwise who had no contact with and were not made aware of the content of such information.

All such information to which none of the foregoing exceptions applies shall be deemed “Confidential Information” of the disclosing Party.  Confidential Information co-developed by two or more Parties shall be deemed Confidential Information of all such Parties and shall not be disclosed to a Third Party without the consent of all such co-developing Parties, which consent will not be unreasonably withheld or delayed.

12.4                           Exceptions to Obligation.  The restrictions contained in Section 12.3 shall not apply to Confidential Information that:

(a)                                  is submitted by the receiving Party to governmental authorities to facilitate the issuance of registrations for Cetuximab pursuant to the Existing Agreements or the registration of Alternative Final Product, provided that reasonable measures shall be taken to assure confidential treatment of such information;

(b)                                 is provided by the receiving Party to Third Parties under confidentiality provisions at least as stringent as those in this Agreement (or under binding ethical rules of confidentiality applicable to attorneys), for consulting, for assistance with clinical studies or external testing in connection with Cetuximab, Final Product, or Alternative Final Product or in connection with due diligence as part of a commercial transaction or equity/debt financing; or

(c)                                  is otherwise required to be disclosed in compliance with Applicable Law or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of disclosing Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting a Clinical Trial of the Final Product or to relevant health authorities), give reasonable advance notice to the disclosing Party of such disclosure requirement and, except to the extent inappropriate (e.g., in the case of patent applications), will use its Diligent Efforts to secure confidential treatment of such Confidential Information required to be disclosed.

12.5                           Limitations on Use.  Each Party shall use, and cause each of its Affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated under this Agreement or the Existing Agreements.

12.6                           Remedies.  Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction enjoining or restraining the disclosing Party, its Affiliates and/or its licensees from any violation or threatened violation of this Article 12.

13.                               INDEMNIFICATION; LIABILITY.

13.1                           Mutual Indemnification.  Subject to Section 7.3(a)(ii), in addition to the indemnification obligations set forth in the Existing Agreements, each Party shall indemnify, defend and hold harmless the other Parties and their respective Affiliates, and their respective directors, officers, employees, contractors (other than the Parties to this Agreement), and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) paid or payable to Third Parties (collectively, the “Losses”) to the extent arising out of or resulting from: (a) negligence,

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

recklessness or willful misconduct of the indemnifying Party or its Affiliates, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement; or (b) any breach of any representation or warranty made by the indemnifying Party pursuant to Sections 8.2 and/or 11.1.

13.2                           Shared Liability Claims.  In the event that any claim, action, lawsuit, or other proceeding (collectively, “Claim(s)”) is brought against any of MJ, Merck, BMS, BMKK, ImClone or any of their respective Affiliates by a Third Party claiming injury (including death), damage or Losses, including damages resulting from intellectual property infringement, resulting directly or indirectly from the manufacture of Cetuximab or Final Product anywhere in the world for use or Commercialization in Japan, the Development of Cetuximab or Final Product in Japan, and/or the use, handling, storage, Commercialization or other disposition of Final Product in Japan, then any resulting (or remaining) Losses (after such Losses have been offset by any insurance proceeds under a joint insurance policy, if any, that may have been collectively purchased by the Parties) incurred by any Party and arising from such Claims shall be included in Allowable Expenses, or if no Profit and Loss sharing exists at such time (e.g., post-termination of the Agreement where and to the extent that this clause survives), then, except where and to the extent such percentages shall have been adjusted pursuant to Section 3.1(c), 14.2(a)(vi) or 14.3(a)(vi),  [**]; provided, that, notwithstanding anything in this Section 13.2 or otherwise in this Agreement expressly providing that any Losses are to be included in Allowable Expenses or otherwise shared by the Parties, the following Losses shall be borne by the applicable Party without contribution from the other Parties:

(a)                                  to the extent any such Losses resulting from such Claims fall within a Party’s indemnification obligations under Section 13.1(b), such Party shall bear such Losses; or

(b)                                 to the extent any such Losses exceed a reasonable royalty rate equitably, reasonably and fairly applied to (i) the use or commercialization of Cetuximab or Final Product in Japan after the Restatement Effective Date or (ii) the manufacture (whether prior to or after the Restatement Effective Date) of API, Cetuximab or Final Product (including any intermediate step in the manufacture of Cetuximab or Final Product) for use or commercialization in Japan under this Agreement (for greater clarity, such reasonable royalty rate shall not include, reflect or be in lieu of treble or other special or punitive damages) and such Losses are based on alleged infringement of a Third Party’s patent by a Party in connection with (x) the use or commercialization of Cetuximab or Final Product in Japan or (y) to such Party’s manufacture of API, Cetuximab or Final Product (including any intermediate step in the manufacture of Cetuximab or Final Product) for use or commercialization in Japan, in each case (x) and (y) to the extent that such alleged infringement is the subject of litigation against such Party that is pending on the Restatement Effective Date, such Party shall bear such Losses; or

(c)                                  to the extent that any Losses result from a Good Faith Challenge by a Party, to the extent that such Losses exceed the royalties that would otherwise have been (i) payable by such Party under the license or other agreement or in respect of the rights that are the subject of such Good Faith Challenge and (ii) included in Allowable Expenses, such Party shall bear such Losses; or

(d)                                 to the extent that any such Losses are attributable to negligence, recklessness or willful misconduct of a Party or any of its Affiliates, or any of its or their respective directors, officers, employees, contractors (other than the Parties to this Agreement), and agents, in connection with the activities contemplated under or in connection with this Agreement, such Party shall bear such Losses to the extent they are attributable to such negligence, recklessness or willful misconduct (for greater clarity, none of (i) the infringement that is the subject of the litigation described in Section 13.2(b), (ii) the conduct of such

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

litigation, or (iii) the institution or conduct of any Good Faith Challenge, shall be considered negligence, recklessness or willful misconduct for purposes of Section 13.1 or this Section 13.2(d)); or

(e)                                  to the extent that any such Losses are attributable to a breach of this Agreement or any Existing Agreement by a Party or any of its Affiliates, or any of its or their respective directors, officers, employees, contractors (other than the Parties to this Agreement),  and agents, in connection with the activities contemplated under or in connection with this Agreement or any Existing Agreement, such Party shall bear such Losses that are attributable to such breach; or

(f)                                    to the extent that any such Losses are attributable to a failure to comply with Applicable Law by a Party or any of its Affiliates, or any of its or their respective directors, officers, employees, contractors (other than the Parties to this Agreement), and agents, in connection with the activities contemplated under or in connection with this Agreement or any Existing Agreement, such Party shall bear such Losses that are attributable to such failure; or

(g)                                 to the extent that any such Losses are attributable to a failure by a Party, its Affiliates or its or their Third Party contractors to manufacture, package, fill, finish, label, store or handle the Final Product, bulk drug substance (API) or any component of Final Product for use or sale in Japan in accordance with the CMC section of the JNDA, with such Party’s internal release procedures and specifications, or Applicable Law, such Party shall bear such Losses that are attributable to such failure; or

(h)                                 to the extent that a Party is responsible for a Loss under Section 7.3(a)(ii)(1), such Party shall bear same.

The Parties shall confer through the SCJ how to respond to any such Claim and how to handle the Claim in an efficient manner.  In the absence of such an agreement, subject to this Section 13.2 and to Section 13.3, each Party shall have the right to take such action as it deems appropriate.

13.3                           Procedure

(a)                                  Notices of Claims.  In the event that a Party receives notice of a potential Loss or a Claim under Section 13.1 or 13.2, such Party shall inform the other Parties as soon as reasonably practicable.

(b)                                 For Claims Falling Within Section 13.2.  For claims falling within Section 13.2, the Parties shall confer through the SCJ as to how to respond to the Claim and how to handle the Claim in an efficient manner.  No matter which Party or Parties are required to respond to the Claim, no Party shall settle or compromise any Claim in any manner that involves the payment of any money to such Third Party claimant or any admission of liability or wrongdoing on the part of any Party or any of its Affiliates, or that has or may have any adverse effect on any Party’s rights and benefits under this Agreement, without the prior written consent of the other Parties; provided, that such consent shall not be unreasonably withheld or delayed if such settlement or compromise would not involve the payment of any material amount of money to such Third Party claimant or any admission of material liability or material wrongdoing on the part of any Party or any of its Affiliates, or that has or may have any material adverse effect on any Party’s rights and benefits under this Agreement.

(c)                                  Claims for Indemnification Under Section 13.1.  A Party believing that it is entitled to indemnification under Section 13.1 (an “Indemnified Party”) shall give

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

prompt written notification to the other Parties (the “Indemnifying Party(ies)”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 13.3(c) shall not relieve the Indemnifying Party(ies) of its/their indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party(ies) is/are actually materially prejudiced as a result of such failure to give notice).  Within thirty (30) days after delivery of such notification, the Indemnifying Party(ies) shall, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.  If a Party(ies) believe(s) that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 13.1, it/they shall so notify the Party seeking indemnification.  In such event, or if the Indemnifying Party(ies) otherwise fail(s) or refuse(s) to assume control of the defense of a Claim within such thirty (30)-day period, the Indemnified Party shall have the right to immediately assume control of the defense.  With respect to any Claim for which the Indemnifying Party(ies) has/have assumed control of the defense, Sections 13.3(d) through 13.3(f) shall apply.

(d)                                 The Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party(ies) and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party(ies) shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

(e)                                  The Indemnifying Party(ies) shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.  The Indemnified Party shall, and shall cause each other indemnitee to, at the request and expense of any Indemnifying Party, cooperate in the defense or prosecution of each such Claim and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party(ies) to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)                                    If the Indemnifying Party(ies) has/have acknowledged in writing its responsibility to indemnify the Indemnified Party with respect to a Claim, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party(ies), not to be unreasonably withheld or delayed.  The Indemnifying Party(ies) shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed.

14.                               TERM; TERMINATION.

14.1                           Term.

(a)                                  This Agreement shall become effective as of the Restatement Effective Date, and, unless sooner terminated in accordance with any other sections of Article 14 of this Agreement, shall continue until the date that is the twenty-fifty (25th) anniversary of the

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

Restatement Effective Date.  To the extent that the Existing Agreements are in conflict with the foregoing sentence, this Section 14.1 shall be deemed to amend and control same solely with respect to Japan, and expiration (as opposed to any other termination) of those agreements in accordance with their terms shall not be deemed a termination for purposes of Sections 14.2 or 14.3 hereof.  For greater clarity, any termination of either Merck or MJ pursuant to this Section 14 shall have the effect of terminating both Merck and MJ as parties to this Agreement and any termination of either BMS or BMKK pursuant to this Section 14 shall have the effect of terminating both BMS and BMKK as parties to this Agreement.

(b)                                 No Effect on Existing Agreements.  For clarity only, any expiration or termination of this Agreement pursuant to Section 14.1 shall not affect the unexpired and non-terminated Existing Agreements, and each of the Parties shall have the rights and obligations as described therein.

14.2                           Termination of BMS-ImClone Agreement.

(a)                                  In the event that the BMS-ImClone Agreement is terminated for any reason during the term of this Agreement (other than as provided in Section 14.2(b)), or that BMS or BMKK is terminated under Section 14.4(a) for an Uncured Material Default, then:

(i)                                     (1) BMS/BMKK shall no longer be a Party to this Agreement, and shall have no obligations or rights under this Agreement except with respect to its manufacturing obligations under Section 8.8 and except as provided in Sections 14.7(b) and 14.8, (2) except for the removal of BMS/BMKK as a Party to this Agreement and the removal of BMS/BMKK from the SCJ and all Subcommittees and Working Groups (whether as a non-voting or voting member) under this Agreement, this Agreement shall not be affected and shall continue until the earliest to occur of the date that (A) it expires, (B) Merck/MJ and ImClone agree to terminate same, (C) it is terminated by either Merck/MJ or ImClone as provided in Section 14.4(a) or 14.5 or (D) the Merck-ImClone Agreement (as amended and/or supplemented by the Merck-ImClone Japan Agreement) should thereafter be terminated or expire; (3) BMS/BMKK shall not be entitled to any compensation from ImClone relating to, or based on, Net Sales accruing under this Agreement following the date that such BMS-ImClone Agreement is terminated; and (4) BMS/BMKK shall neither license any rights regarding Final Product or Cetuximab in Japan to any Third Party or any BMS/BMKK Affiliate nor distribute, sell, promote or commercialize Alternative Final Product or Cetuximab itself or through any of its Affiliates in Japan, without Merck’s and ImClone’s prior written consent.

(ii)                                  Merck/MJ and ImClone shall promptly begin good faith negotiations to revise this Agreement to reflect the termination of BMS/BMKK, taking into account such terms and conditions as Merck/MJ and ImClone may have agreed to in the Merck-ImClone Japan Agreement and/or the Merck-ImClone Agreement.  Pending such revision, and subject to the performance by BMS/BMKK of its obligations under Section 8.8 and to Sections 14.2(a)(vi), 14.7 and 14.8, Merck/MJ undertakes to ImClone that it will assume, accept, discharge and perform all of BMS’ and BMKK’s obligations that may arise under this Agreement, and that arise and are to be discharged or performed, after the date of such termination; provided, that  Merck/MJ shall have no responsibility to discharge any payment obligations that may survive and be owed by BMS under this Agreement.

(iii)                               Merck shall be responsible following such termination for all compensation due thereafter to ImClone with respect to Japan based solely on what it would otherwise have paid to ImClone under the Merck-ImClone Agreement, as the same may be modified by the Merck-ImClone Japan Agreement (based on a 100% share by Merck/MJ of the applicable Net Sales, Net Profits, and/or Allowable Expenses arising and accruing thereafter under this Agreement).

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(iv)                              Merck/MJ shall have a reasonable time (not to exceed six (6) months without good cause) in which to ramp up Sales Force personnel and other internal FTE requirements in order to perform the assumed Commercialization and Development obligations that would otherwise have been performed by BMKK/BMS.

(v)                                 Merck/MJ shall not have any obligation to assume any manufacturing responsibilities of BMS/BMKK.

(vi)                              (1) Each Party, including BMS/BMKK, shall remain liable for any obligation owed by it to the other Parties under Section 13.1, (2) each Party, including BMS/BMKK, shall remain responsible for its share of any Losses arising under Section 13.2 prior to such termination date, (3) each Party, including BMS/BMKK, shall remain responsible for its share of any Losses arising under Section 13.2 after such termination date resulting from the sale of Cetuximab or Final Product to a Third Party end user in Japan prior to termination under this Section 14.2(a) or from the use of Cetuximab or Final Product in Clinical Trials in Japan prior to termination under this Section 14.2(a), (4) except as provided in subparagraph 14.2(a)(vi)(3), BMS/BMKK shall not  be liable for any such Losses arising under Section 13.2 after the termination date, except to the extent it would otherwise be obligated to bear any such Losses under Section 13.1 or subsections (a)-(h) of Section 13.2; and (5) except as provided in subparagraphs 14.2(a)(vi)(3) and 14.2(a)(vi)(4) and except as Merck/MJ may have agreed in the Merck-ImClone Agreement and/or the Merck-ImClone Japan Agreement, Merck/MJ and ImClone shall share all Losses arising under Section 13.2 (where that such Losses otherwise would be allocated among the Parties according to percentages set forth therein) following such termination date as follows: [**].

(vii)                           Termination shall not affect, and Merck/MJ shall retain, all rights and benefits separately granted to Merck/MJ under this Agreement.

(viii)                        Nothing in this section 14.2(a) shall relieve ImClone of any obligations that it may have, and ImClone shall continue to perform its obligations, with respect to Japan under this Agreement, the Merck-ImClone Agreement, the Merck-ImClone Japan Agreement and any other agreement (including manufacturing agreements) that ImClone may at such time have entered into with a Party or its Affiliates or with Third Parties relating to Japan.

(ix)                                ImClone shall have the same rights that BMS/BMKK had under Section 10.2(a)(i) in the event that Merck launches a Competing Product.

(x)                                   Merck shall now report to ImClone the information previously reported to BMS under Sections 4.4 and 7.2 of this Agreement.

(b)                                 In the event that the BMS-ImClone Agreement is terminated during the term of this Agreement with respect to Japan by reason of the acquisition by BMS of all of ImClone’s rights and obligations with respect to Japan under the BMS-ImClone Agreement or as a result of a Change of Control in which BMS (or one of its Affiliates) is the Third Party Acquirer, then (i) BMS shall succeed to all of ImClone’s rights under this Agreement after the date of such termination, (ii) BMS undertakes to Merck/MJ (A) that it will discharge or cause to be discharged all of ImClone’s liabilities arising out of the performance of this Agreement after the date of such termination, and (B) that it will perform or cause to be performed all of ImClone’s obligations arising under this Agreement, and that are to be discharged or performed, after the date of such termination; provided, that, in the event that BMS acquires all of ImClone’s rights and obligations with respect to Japan under the BMS-ImClone Agreement, BMS and ImClone may agree that ImClone shall continue to manufacture the ImClone Manufactured Components pursuant to Section 8.8(b) after the date of such termination and, if

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BMS and ImClone so agree, BMS shall not be obligated to undertake to perform such manufacturing obligations of ImClone or any of its Affiliates; (iii) Sections 10.2(b), 14.2(a) and 14.3 shall be of no further force and effect, (iv) this Agreement shall not otherwise be affected and shall continue until BMS/BMKK and Merck/MJ agree to terminate same, unless sooner terminated by BMS/BMKK or Merck/MJ as provided in Section 14.3(a), 14.4(a) or 14.5, and (v) BMS shall be entitled to receive any compensation (including royalties) following such termination of the BMS-ImClone Agreement that would otherwise have been due to ImClone from Merck and its Affiliates based on Final Product Sales (or, alternatively, on gross margin or net profits or similar financial indicia) in Japan based on the Existing Agreements, and (vi) following the date of such termination, Merck/MJ and BMS/BMKK shall [**].  For the sake of clarity, the foregoing shall not affect any rights or benefits separately granted to, or any separate obligations of, Merck/MJ and BMS/BMKK under this Agreement.

14.3                           Termination of Merck-ImClone Agreement.

(a)                                  In the event that the Merck-ImClone Agreement is terminated for any reason during the term of this Agreement (other than as provided in Section 14.3(b)), or that Merck or MJ is terminated under Section 14.4(a) for an Uncured Material Default, then:

(i)                                     (1) Merck/MJ shall no longer be a Party to this Agreement, and shall have no obligations or rights under this Agreement except with respect to its manufacturing obligations under Section 8.8 and except as provided in Sections 14.7(a) and 14.8, (2) except for the removal of Merck/MJ as a Party to this Agreement and the removal of Merck/MJ from the SCJ and all Subcommittees and Working Groups (whether as a non-voting or voting member) under this Agreement, this Agreement shall not be affected and shall continue until the earliest to occur of the date that (A) it expires, (B) BMS/BMKK and ImClone agree to terminate it, (C) it is terminated by BMS/BMKK or ImClone as provided in Section 14.4(a) or 14.5, or (D) the BMS-ImClone Agreement (as amended or supplemented by the BMS-ImClone Japan Agreement) should thereafter be terminated or expire; (3) Merck/MJ shall not be entitled to any compensation from ImClone relating to, or based on, Net Sales accruing under this Agreement following the date that such Merck-ImClone Agreement is terminated; and (4) Merck/MJ shall neither license any rights regarding Final Product or Cetuximab in Japan to any Third Party or any Merck/MJ Affiliate nor distribute, sell, promote or commercialize Alternative Final Product or Cetuximab itself or through any of its Affiliates in Japan, without BMS’s and ImClone’s prior written consent.

(ii)                                  BMS/BMKK and ImClone shall promptly begin good faith negotiations to revise this Agreement to reflect the termination of Merck/MJ, taking into account such terms and conditions as BMS/BMKK and ImClone may have agreed to in the BMS-ImClone Japan Agreement and/or the BMS-ImClone Agreement.  Pending such revision, and subject to the performance by Merck/MJ of its obligations under Section 8.8 and to Section 14.3(a)(vi), 14.7 and 14.8, BMS/BMKK undertakes to ImClone that it will assume, accept, discharge and perform all of Merck’ and MJ’s obligations that may arise under this Agreement, and that arise and are to be discharged or performed, after the termination date; provided, that  BMS/BMKK shall have no responsibility to discharge any payment obligations that may survive and be owed by Merck under this Agreement.

(iii)                               BMS shall be responsible following such termination for all compensation due thereafter to ImClone with respect to Japan based solely on what it would otherwise have paid to ImClone under the BMS-ImClone Agreement, as the same may be modified by the BMS-ImClone Japan Agreement (based on a 100% share by BMS/BMKK of the applicable Net Sales, Net Profits, and/or Allowable Expenses arising and accruing thereafter under this Agreement).

Confidential Treatment has been requested by ImClone Systems Incorporated for portions of this document.

(iv)                              BMS/BMKK shall have a reasonable time (not to exceed six (6) months without good cause) in which to ramp up Sales Force personnel and other internal FTE requirements in order to perform the assumed Commercialization and Development obligations that would otherwise have been performed by MJ/Merck.

(v)                                 BMS/BMKK shall not have any obligation to assume any manufacturing responsibilities of Merck/MJ.

(vi)                              (1) Each Party, including Merck/MJ, shall remain liable for any obligation owed by it to the other Parties under Section 13.1, (2) each Party, including Merck/MJ, shall remain responsible for its share of any Losses arising under Section 13.2 prior to such termination date, (3) each Party, including Merck/MJ, shall remain responsible for its share of any Losses arising under Section 13.2 after such termination date resulting from the sale of Cetuximab or Final Product to a Third Party end user in Japan prior to termination under this Section 14.3(a) or from the use of Cetuximab or Final Product in Clinical Trials in Japan prior to termination under this Section 14.3(a), (4) except as provided in subparagraph 14.3(a)(vi)(3), Merck/MJ shall not  be liable for any such Losses arising under Section 13.2 after the termination date, except to the extent it would otherwise be obligated to bear any such Losses under Section 13.1 or subsections (a)-(h) of Section 13.2; and (5) except as provided in subparagraphs 14.3(a)(vi)(3) and 14.3(a)(vi)(4) and except as BMS/BMKK may have agreed in the BMS-ImClone Agreement and/or the BMS-ImClone Japan Agreement, BMS/BMKK and ImClone shall share all Losses arising under Section 13.2 (where that such Losses otherwise would be allocated among the Parties according to percentages set forth therein) following such termination date as follows: [**].

(vii)                           Termination shall not affect, and BMS/BMKK shall retain, all rights and benefits separately granted to BMS/BMKK under this Agreement.

(viii)                        Nothing in this section 14.3(a) shall relieve ImClone of any obligations that it may have, and ImClone shall continue to perform its obligations, with respect to Japan under this Agreement, the BMS-ImClone Agreement, the BMS-ImClone Japan Agreement and any other agreement (including manufacturing agreements) that ImClone may at such time have entered into with a Party or its Affiliates or with Third Parties relating to Japan.

(ix)                                ImClone shall have the same rights that Merck/MJ had under Section 10.2(a)(i) in the event that BMS launches a Competing Product.

(x)                                   BMS shall now report to ImClone the information previously reported to Merck under Sections 4.4 and 7.2 of this Agreement.

(b)                                                                                 In the event that the Merck-ImClone Agreement is terminated during the term of this Agreement with respect to Japan by reason of the acquisition by Merck of all of ImClone’s rights and obligations with respect to Japan under such Merck-ImClone Agreement or as a result of a Change of Control of ImClone where Merck (or one of its Affiliates) is the Third Party Acquirer, then (i) Merck shall succeed to all of ImClone’s rights under this Agreement after the date of such termination, (ii) Merck undertakes to BMS/BMKK and ImClone (A) that it will discharge or cause to be discharged all of ImClone’s liabilities arising out of the performance of this Agreement after the date of such termination, and (B) that it will perform or cause to be performed all of ImClone’s obligations arising under this Agreement, and that are to be discharged or performed, after the termination date; provided, that, in the event that Merck acquires all of ImClone’s rights and obligations with respect to Japan under such Merck-ImClone Agreement, Merck and ImClone may agree that ImClone shall continue to manufacture the ImClone Manufactured Components pursuant to Section

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8.8(b) after the date of such termination and, if Merck and ImClone so agree, Merck shall not be obligated to undertake to perform such manufacturing obligations of ImClone or any of its Affiliates; (iii) Sections 10.2(b), 14.2 and 14.3(a) shall be of no further force and effect, (iv) this Agreement shall not otherwise be affected and shall continue until Merck/MJ and BMS/BMKK agree to terminate same, unless sooner terminated by Merck/MJ or BMS/BMKK as provided in Section 14.4(a) or 14.5, (v) Merck shall be entitled to receive any compensation (including royalties) following such termination of the Merck-ImClone Agreement that would otherwise have been due to ImClone from BMS and its Affiliates based on Final Product Sales (or, alternatively, on gross margin or net profits or similar financial indicia) in Japan based on the Existing Agreements or the BMS-ImClone Japan Agreement, as amended, between ImClone and BMS, and (vi) following the date of such termination, Merck/MJ and BMS/BMKK shall share all Losses arising under Section 13.2 that otherwise would be allocated among the Parties according to percentages set forth therein as follows:  [**].  For the sake of clarity, the foregoing shall not affect any rights or benefits separately granted to, or any separate obligations of, BMS/BMKK and Merck/MJ under this Agreement.

14.4                           Termination of this Agreement for Cause.

(a)                                                                                  Subject to Sections 4.2(c), 4.3(b) and 6.4(f)(v), the Party(ies) that is/are not in material breach of its (their) respective obligations under this Agreement (and that are not Affiliates of the breaching Party) (the “Non-breaching Party(ies)”) shall have the right to terminate this Agreement in its entirety, in the event that any Party or Parties (the “Breaching Party(ies)”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder and such breach or default shall have continued for 60 days after written notice thereof was provided to the Breaching Party(ies) by the Non-breaching Party(ies) (or, if such default cannot be cured within such 60-day period, if the Breaching Party(ies) does not commence and diligently continue actions to cure such default during such 60-day period and continue such actions thereafter until cured) (any such uncured default, an “Uncured Material Default”); provided, that if the material breach relates to (a) MJ or BMKK’s Development or Commercialization obligations under this Agreement and MJ and BMKK are not both in material breach of their Development or Commercialization obligations under this Agreement, only BMKK or MJ (whichever is a Non-breaching Party) shall be entitled to terminate this Agreement (this item (a) shall only apply if at the time of such Uncured Material Default, neither BMKK nor MJ has previously been terminated pursuant to this Section 14), and (b) a Party’s manufacturing obligations under this Agreement, termination shall not be an available remedy, but the Non-breaching Party(ies) shall be entitled to obtain such damages as may be awarded by an arbitrator pursuant to Section 16.13.  Any such termination shall become effective at the end of such 60-day period unless the Breaching Party(ies) has cured any such breach or default prior to the expiration of such 60-day period (or, if such default cannot be cured within such 60-day period, if the Breaching Party(ies) has commenced within such 60-day period, and thereafter diligently continued until cured, actions to cure such default).  The right of any Party to terminate this Agreement as provided in this Section 14.4 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.  For clarity, any dispute as to whether a material breach shall have occurred shall be submitted to arbitration under Section 16.13, and, if the issue of whether a material breach has occurred is submitted to arbitration as provided in Section 16.13, then the 60-day cure period shall be tolled during the pendency of any arbitration proceedings and shall not commence until the arbitrators have rendered their decision in writing.  Notwithstanding the foregoing language in this Section 14.4(a), neither BMS/BMKK nor Merck/MJ shall terminate ImClone pursuant to this Section 14.4(a) unless both BMS/BMKK and Merck/MJ agree as to same.

(b)                                                                                 In the event that BMS/BMKK and Merck/MJ terminate ImClone’s rights under this Agreement pursuant to Section 14.4(a), then

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(i)                                     (1) ImClone shall not be entitled to any compensation from Merck or MJ relating to, or based on, the performance of this Agreement or, with respect to Japan, under the Merck-ImClone Agreement following the termination of the Merck-ImClone Agreement; and (2) ImClone shall not be entitled to any compensation from BMS or BMKK relating to, or based on, the performance of this Agreement or, with respect to Japan, under the BMS-ImClone Agreement following the termination of the BMS-ImClone Agreement;

(ii)                                  ImClone shall neither license any rights regarding Final Product, Alternative Final Product or Cetuximab in Japan to any Third Party or any ImClone Affiliate nor distribute, sell, promote or commercialize Final Product, Alternative Final Product or Cetuximab itself or through any of its Affiliates in Japan, without Merck’s and BMS’ prior written consent;

(iii)                               Section 3.6(j) shall survive;

(iv)                              (1) Each Party, including ImClone, shall remain liable for any obligation owed by it to the other Parties under Section 13.1 arising prior to such termination, (2) each Party, including ImClone, shall remain responsible for its share of any Losses arising under Section 13.2 prior to such termination, (3) each Party, including ImClone, shall remain responsible for its share of any Losses arising under Section 13.2 after such termination date resulting from the sale of Cetuximab or Final Product to a Third Party end user in Japan prior to termination under Section 14.4(a) or from the use of Cetuximab or Final Product in Clinical Trials in Japan prior to termination under Section 14.4(a), (4) except as provided in subparagraph 14.4(b)(iv)(3), ImClone shall not be liable for any such Losses arising under Section 13.2 after the termination date, except to the extent it would otherwise be obligated to bear any such Losses under subsections 13.2(a)-(h); and (5) except as provided in subparagraphs 14.4(b)(iv)(3) and 14.4(b)(iv)(4), and except as ImClone may have agreed in the BMS-ImClone Agreement and/or the BMS-ImClone Japan Agreement, BMS/BMKK and Merck/MJ shall share all Losses arising under Section 13.2 following such termination date as follows: [**].

14.5                           Termination by Merck or BMS without Cause.  BMS/BMKK or Merck/MJ shall be entitled to terminate this Agreement without cause, upon (a) three months prior written notice in the event that Final Product has not Launched in Japan by December 31, 2009, or (b) six months prior written notice (such notice not to be given earlier than the occurrence of a triggering event that follows) at any time beginning on or after the earlier of:  (i) the tenth anniversary of the date of this Agreement or (ii) the date that a product that is biosimilar or bioequivalent to Final Product or that contains Cetuximab is approved by the Japanese Regulatory Authorities and launches in Japan.  In the event of any termination pursuant to this Section 14.5, the rights and obligations of the Parties shall be determined thereafter in the same manner as though the Party terminating this Agreement had had its rights terminated in accordance with Section 14.2 or 14.3, as the case may be.

14.6                           Effect of Expiration of Agreement or Termination Prior to First Approval.

(a)                                                                                  Termination Prior to First Approval.  If this Agreement expires or is terminated by mutual written consent of all the Parties prior to the first Approval of a Final Product:  (i) all non-cancelable obligations of the Parties which are Development Costs that have not yet accrued shall be shared and reimbursed by the Parties in accordance with Article 4; (ii) a final accounting of Profit Or Loss shall be made and payments made to reflect the sharing/bearing of same in accordance with this Agreement; and (iii) each Party shall promptly return to each other Party all relevant records and materials in such  Party’s possession or control containing Confidential Information of such other Party(ies) to the extent practicable given any continued operation of an Existing Agreement relating to such

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Confidential Information, provided, that a Party may keep one copy of such Confidential Information for archival purposes only); and provided, further, notwithstanding the foregoing, each Party shall continue to own, and have the right to use, the Results (including the right to cross-reference the CTN under the Long-Term Development Plan), the Company Inventions, the Related Inventions, the Inventions and the General Inventions in accordance with Sections 5.1, 5.2 and 5.3, subject to the obligations set forth in Sections 12.3 through 12.6 (inclusive); (iv) BMKK, as agent for ImClone, shall be entitled to pursue the JNDA for Alternative Final Product, and Merck shall be entitled to submit its JNDA for Final Product.

(b)                                                                                 Exclusive Remedy.  A Party may seek any remedies available to it at law or in equity for a breach by a Party under this Agreement; provided, however, that in the event that a non-breaching Party terminates a breaching Party’s rights under this Agreement pursuant to Sections 14.2(a), 14.3(a), or 14.4, such termination remedy (and the consequences thereof set forth in Sections 14.5 and 14.7, as applicable) shall, except for payments due to a Party under this Agreement that have accrued up to and only through the date of termination and except for breaches of Sections 10.2, 12.3 and those terms and conditions under this Agreement that continue to apply to such breaching Party pursuant to this Article 14 thereafter, be the exclusive remedies available to such  Party with respect to such material breach of this Agreement by the breaching Party and, except for breaches of Section 10.2 and 12.3, such breaching Party may not seek other damages as a result of such breach.

14.7                           Other Consequences of Termination.

(a)                                                                                  Termination of MJ, Merck or any of their Affiliates.  If Merck’s and MJ’s rights under this Agreement are terminated by reason of any of Section 14.3(a), 14.4(a) or 14.5 (where Merck/MJ provides the notice of termination under Section 14.5), then:

(i)                                     BMKK shall be responsible for making and booking sales of Final Product in Japan following such effective date of termination;

(ii)                                  Merck and MJ shall as soon as is reasonably possible assign all their rights, title and interest in and to the any Japanese regulatory filings (including the JNDA) for Final Product to BMKK, as agent for ImClone;

(iii)                               Merck and MJ shall, and shall cause their applicable Affiliates to, cease to use, and assign all their rights and interest in and to, the ERBITUX® Trademark in Japan; and ImClone shall, in turn, grant to BMS an exclusive, royalty-free and fully paid-up, sublicensable license to such Trademark for use in connection with the Commercialization of Cetuximab and Final Product in Japan under this Agreement;

(iv)                              Subject to Section 8.8, all manufacturing agreements between any of the Parties and their Affiliates and any other Party (or its Affiliates) shall not terminate but shall remain in place until such agreements terminate or expire in accordance with their terms;

(v)                                 MJ and Merck shall effect, and shall cause their Affiliates to effect, a smooth transition of the Commercialization responsibilities to BMS/BMKK; provided, that the foregoing shall not require any Sales Force Detailing efforts to be expended by MJ following the termination date;

(vi)                              An accounting, reconciliation and payment of the Parties’ respective financial obligations and benefits with respect to sharing/bearing costs (including Development Costs, Allowable Expenses and BMKK/MJ NSF Commercialization Activities

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Costs and other cost that the Parties share, either directly or through a joint Profit and Loss calculation) and Profits and Losses under the Agreement as of said termination date shall take place promptly;

(vii)                           MJ and Merck shall remain entitled to receive any compensation or expense reimbursement due to either of them, and shall remain obligated to pay to BMKK, ImClone and BMS any compensation or expense reimbursement due to any of them, under or with respect to this Agreement with respect to any accounting periods ending on or prior to the termination date;

(viii)                        All agreements specifically relating to the Commercialization of Final Product in Japan between MJ and any Third Party shall, where assignable and at BMKK’s request, be assigned to BMKK from and after such termination date; provided, that MJ shall remain responsible for the performance of and payment of any amounts due under any such agreement with respect to all periods prior to the termination date; and

(ix)                                All rights granted to Merck, MJ and their Affiliates to sell, promote, market and otherwise Commercialize Final Product in Japan, whether granted under this Agreement or under any Existing Agreement with ImClone, shall terminate;

(x)                                   BMKK shall have the exclusive right to sell, promote, market and Commercialize Final Product in Japan, subject to the terms of this Agreement and its Existing Agreements with ImClone;

(xi)                                MJ and Merck shall have no obligation to fund Development activities in Japan that occur or arise after such termination date (but shall remain responsible for their share of Development costs incurred prior to such termination date and noncancelable Development costs existing as of the termination date that arise after such termination date), and shall effect, and shall cause their Affiliates to effect, a smooth transition of any Japan Development responsibilities then being controlled, monitored or conducted by any of them to BMKK;

(xii)                             MJ and Merck shall effect, and shall cause their Affiliates to effect, reasonable access to, and/or sharing of, any then existing adverse event database maintained by them for Final Product as used for reporting purposes in Japan so that BMS, BMKK and their Affiliates may continue to fulfill their regulatory responsibilities in Japan relating to same;

(xiii)                          At MJ’s expense, Merck and MJ shall promptly return to the other Parties all relevant records and materials in Merck/MJ’s possession or control containing Confidential Information of such other Parties to the extent relating to Japan and to the extent practicable given any continued operation of an Existing Agreement relating to such Confidential Information; provided that Merck/MJ may keep one copy of such Confidential Information for archival purposes only, and shall otherwise continue to abide by its confidentiality obligations under this Agreement as to same; and

(xiv)                         (1)  MJ shall assign to ImClone, and shall itself not have the right to use, the Results (including not having the right to cross-reference the CTN under the Long-Term Development Plan), the Company Inventions, and the Related Inventions; (2) Sections 5.1, 5.2 and 5.3 shall cease to apply to the extent that such Sections grant licenses to MJ and its Affiliates; (3) the obligations set forth in Sections 12.3 through 12.6 (inclusive) shall continue to apply to all Parties; (4) Merck and its Affiliates shall have [**] license to use and practice the Company Inventions and the Related General Inventions for products other than Final Product or Alternative Final Product; and (5) at the discretion of each of the other

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Parties, MJ’s, Merck’s and their Affiliate’s rights under Section 3.3(b) shall survive such expiration of this Agreement with respect to each of the other Parties.

(b)                                                                                 Termination of BMKK, BMS or any of their Affiliates.    If BMS’ and BMKK’s rights under this Agreement are terminated by reason of any Sections 14.2(a), 14.4(a) or 14.5 (where BMS/BMKK provides the notice of termination under Section 14.5), then:

(i)                                     BMS and BMKK shall assign all its/their rights in and to the Alternative Trademarks to ImClone, and shall assign to ImClone the JNDA previously held by it as agent for ImClone;

(ii)                                  BMS and BMKK shall cease to use, and shall cause their applicable Affiliates to cease to use, the ERBITUX® Trademark in Japan;

(iii)                               Subject to Section 8.8, all manufacturing agreements between any of the Parties and their Affiliates and any other Party (or its Affiliates) shall not terminate but shall remain in place until such agreements terminate or expire in accordance with their terms;

(iv)                              BMS and BMKK shall effect, and shall cause their Affiliates to effect, a smooth transition of the Commercialization responsibilities to Merck/MJ; provided, that the foregoing shall not require any Sales Force Detailing efforts to be expended by BMKK following the termination date;

(v)                                 An accounting, reconciliation and payment of the Parties’ respective financial obligations and benefits with respect to sharing/bearing costs (including Development Costs, Allowable Expenses and BMKK/MJ NSF Commercialization Activities Costs and other cost that the Parties share, either directly or through a joint Profit and Loss calculation) and Profits and Losses under the Agreement as of said termination date shall take place promptly;

(vi)                              BMKK shall remain entitled to receive any compensation due it, and to pay to MJ any expense reimbursement due it and to pay to ImClone any compensation or expense reimbursement due it, under or with respect to this Agreement with respect to any accounting periods ending on or prior to the termination date;

(vii)                           All agreements specifically relating to the Commercialization of Final Product in Japan between BMKK and any Third Party shall, where assignable and at MJ’s request, be assigned to MJ from and after such termination date; provided, that BMKK shall remain responsible for the performance of and payment of any amounts due under any such agreement with respect to all periods prior to the termination date; and

(viii)                        All rights granted to BMS, BMKK and their Affiliates to sell, promote, market and otherwise Commercialize Final Product in Japan, whether granted under this Agreement or under any Existing Agreement with ImClone, shall terminate;

(ix)                                MJ shall have the co-exclusive right to sell, promote, market and Commercialize Final Product in Japan, subject to the terms of this Agreement and its Existing Agreements with ImClone;

(x)                                   BMS and BMKK shall have no obligation to fund Development activities in Japan that occur or arise after such termination date (but shall remain responsible for their share of Development costs incurred prior to such termination date and noncancelable

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Development costs existing as of the termination date that arise after such termination date), and shall effect, and shall cause their Affiliates to effect, a smooth transition of any Japan Development responsibilities then being controlled, monitored or conducted by any of them to BMKK;

(xi)                                BMS and BMKK shall effect, and shall cause their Affiliates to effect, reasonable access to, and/or sharing of, any then existing adverse event database maintained by them for Final Product as used for reporting purposes in Japan so that Merck, MJ and their Affiliates may continue to fulfill their regulatory responsibilities in Japan relating to same;

(xii)                             At BMS’s expense, BMS/BMKK shall promptly return to the other Parties all relevant records and materials in BMS/BMKK’s possession or control containing Confidential Information of such other Parties to the extent relating to Japan and to the extent practicable given any continued operation of an Existing Agreement relating to such Confidential Information; provided that BMS/BMKK may keep one copy of such Confidential Information for archival purposes only and shall otherwise continue to abide by its confidentiality obligations under this Agreement as to same.

(xiii)                          (1)  BMKK shall assign to ImClone, and itself shall not have the right to use, the Results (including not having the right to cross-reference the CTN under the Long-Term Development Plan), the Company Inventions, and the Related Inventions; (2) Sections 5.1, 5.2 and 5.3 shall cease to apply to the extent that such Sections grant licenses to BMKK and its Affiliates; (3) the obligations set forth in Sections 12.3 through 12.6 (inclusive) shall continue to apply to all Parties; (4) BMS and its Affiliates shall have the [**] license to use and practice the Company Inventions and General Inventions for products other than Final Product and Alternative Final Product; and (5) at the discretion of each of the other Parties, BMS’s, BMKK’s and their Affiliate’s rights under Section 3.3(b) shall survive such expiration of this Agreement with respect to each of the other Parties.

(c)                                  Termination for Material Breach by ImClone or any of its Affiliates.  If ImClone’s rights under this Agreement are terminated by reason of Sections 14.2(b), 14.2(c), 14.3(b), or 14.4, then:

(i)                                     ImClone shall be immediately removed from the SCJ and all Subcommittees and Working Groups established under this Agreement (whether as a voting member or non-voting member), including the SCJ, the JJCC, the JJFC, JJDC and the JJMC.  ;ImClone shall not thereafter vote in any committee under an Existing Agreement in a manner that would contradict or thwart any decision mutually agreed upon by BMKK/BMS and MJ/Merck with respect to the Development and Commercialization of Final Product in Japan;

(ii)                                  ImClone shall no longer be a Party to this Agreement except with respect to its manufacturing obligations under Section 8.8 and except as provided in Sections  14.4(b), 14.7(c)  and 14.8; provided, that except for the removal of ImClone as a Party to this Agreement as provided herein and except for the removal of ImClone from the SCJ and all Subcommittees and Working Groups (whether as a non-voting or voting member) under this Agreement, this Agreement shall not be affected and shall continue until BMS/BMKK and Merck/MJ agree to terminate this Agreement, unless sooner terminated by BMS/BMKK or Merck/MJ as provided in sections 14.4 or 14.5;

(iii)                               ImClone may not thereafter exercise any termination right or remedy for damages that would otherwise have been available to it under this Agreement, provided, that nothing in this Section 14.7(c)(iii) shall restrict ImClone from pursuing any

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remedies or rights available to it at any time prior to or following such termination under an Existing Agreement;

(iv)                              Subject to Section 8.8 and to the terms of the Existing Agreements, all manufacturing agreements between the Parties and their Affiliates shall not terminate but shall remain in place until such agreements terminate or expire in accordance with their terms;

(v)                                 ImClone shall effect, and shall cause its Affiliates to effect, a smooth transition of any Development or Commercialization responsibilities it may then have under this Agreement in Japan to BMKK and/or MJ, as they may direct, but shall continue to use Diligent Efforts to perform such regulatory matters and filings with respect to Japan (and be reimbursed for its cost of doing so) as BMKK and/or MJ may direct;

(vi)                              Except where ImClone’s rights were terminated pursuant to Section 14.4, then, at ImClone’s expense, ImClone shall promptly return to the other Parties all relevant records and materials in ImClone’s possession or control containing Confidential Information of such other Parties to the extent relating to Japan; provided that ImClone may keep one copy of such Confidential Information for archival purposes only and shall otherwise continue to abide by its confidentiality obligations under this Agreement as to same;

(vii)                           An accounting, reconciliation and payment of the Parties’ respective financial obligations and benefits with respect to sharing/bearing costs (including Development Costs, Allowable Expenses and BMKK/MJ NSF Commercialization Activities Costs and other cost that the Parties share, either directly or through a joint Profit and Loss calculation) and Profits and Losses under the Agreement as of said termination date shall take place promptly; and

(viii)                        ImClone shall assign to BMS and Merck, and itself shall not have the right to use, the Results (including not having the right to cross-reference the CTN under the Long-Term Development Plan), the Company Inventions, and the Related Inventions; (2) Sections 5.1, 5.2 and 5.3 shall cease to apply to the extent that such Sections grant licenses to ImClone and its Affiliates; (3) the obligations set forth in Sections 12.3 through 12.6 (inclusive) shall continue to apply to all Parties; (4) ImClone and its Affiliates shall have the [**] license to use and practice the Company Inventions and the General Inventions for compounds and products other than Final Product and Alternative Final Product; and (5) at the discretion of each of the other Parties, BMS’s, BMKK’s and their Affiliate’s rights under Section 3.3(b) shall survive such expiration of this Agreement with respect to each of the other Parties.

(d)                                                                                 Upon any termination of this Agreement entitling MJ/Merck (under the ERBITUX Trademark) and/or entitling BMKK/BMS or ImClone (under the Alternative Trademark) to separately Develop Cetuximab for Commercialization in Japan, each of BMS and Merck (i) will, and will cause their Affiliates to, permit the other Party(ies) that remain entitled to Commercialize Cetuximab in Japan to have prompt access to any databases controlled by such Party or its Affiliates for use in connection with the development and registration by such other Party of Cetuximab for any Indication or line of therapy (A) anywhere in the world (other than Japan) according to the Existing Agreements, or (B) that was pursued jointly under this Agreement for Japan, including, in each case (A) and (B), rights of reference to such database for Development purposes and for regulatory filings in Japan pertaining to Cetuximab (and whether for Alternative Trademark Product or  Final Product, as the case may), and (ii) if requested by the other Party remaining so entitled to Commercialize Cetuximab in Japan, will, and will cause their Affiliates to, promptly provide an electronic copy of the database and/or right of electronic access, as reasonably required by such Party

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remaining so entitled to Develop Cetuximab and Commercialize Final Product and/or Alternative Final Product,  in Japan.

14.8                           Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement, or termination of the rights of any Party under this Agreement, for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any of the Parties prior to such termination or expiration.  Such termination or expiration shall not relieve any of the Parties from any obligation which is expressly indicated to survive termination or expiration of this Agreement.  All of the Parties’ rights and obligations under Articles and Sections 3.4(d), 3.6(d), 3.6(g), 3.6(i), 3.6(j), 3.7, 4.7-4.9 (inclusive), 5.1, 5.2, 5.3, 6.4(f)(v), 6.9 (solely with respect to each Party’s responsibility for its own or other Persons’ compliance with Section 6.9 prior to the date of such termination or expiration), 6.9(g) through (i) (inclusive), the last sentence of 8.1(c)(iv) (solely with respect to actions by Party’s Affiliates or Third Party contractors prior to the date of such termination of expiration), 8.4 (solely with respect to binding orders for API or Final Product that are in place as of the date of such termination or expiration), 8.2(a) and (b) (solely with respect to API, Final Product or any intermediates or components thereof that are manufactured prior to the date of such termination or expiration), 8.7 (solely with respect to Final Product delivered to customers pursuant to this Agreement), 9.1(a), 9.2(a), 10.3(e) (with respect to breaches by a Sublicensee prior to the date of such termination or expiration), 12.3 through 12.6 (inclusive), 13, 14, and 16, shall survive termination or expiration of this Agreement, or termination of the rights of any Party under this Agreement.

15.                               FORCE MAJEURE.

No Party shall be held liable or responsible to the other Parties nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers.  In such event Merck, MJ, ImClone, BMS, or BMKK, as the case may be, shall immediately notify the other Parties, with written notice to follow, of such inability and of the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

16.                               MISCELLANEOUS.

16.1                           Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship among the Parties.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

16.2                           Assignment.  This Agreement shall be assignable by a Party, if at all, (x) only to the extent that the such Party’s rights and obligations with respect to Japan under the Existing Agreements to which such Party is a party are assigned and (y) only if the consent of the other Parties to this Agreement (who are not party to such Existing Agreement) shall have been obtained as well; provided, that a Party may assign or transfer this Agreement without such prior written consent of the other Parties to (i) any of its Affiliates (but only for so long as such entity is and remains an Affiliate of such Party, it being agreed that such Party shall cause

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such assignment to terminate prior to such time, if any, as such entity ceases to be an Affiliate of such Party), or (ii) any successor to all or substantially all of the business and assets of such Party, whether in a merger, consolidation, sale of stock, sale of all or substantially all of its assets or other similar transaction.  A copy of the document (from which the financial terms of the assignment may be redacted) between the assigning Party and the Affiliate or Third Party to whom such assigning Party’s rights and obligations are assigned shall be provided by the assigning Party to the other Parties.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing delivered to the other Parties, expressly assume performance of such rights and/or obligations.  In the event of an assignment or transfer to an entity other than an Affiliate, the assigning or transferring Party and its Affiliates shall have no further obligations, and shall be released from any and all further obligations, under Section 10.2.  Except as set forth in the immediately preceding sentence, in the event of an assignment or transfer as permitted above in this Section 16.2, (A) if this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations, (B) if such assignment is pursuant to a sale of the transferring Party’s interest in the Collaboration to the another Party, then, subject to Article 14, the transferring Party shall be released from all of its obligations hereunder, and (C) if such assignment or transfer is to a Third Party, then, subject to Article 14, the transferring Party shall be released only to the extent such obligations are assumed by the transferee of such interest.  Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 16.2 shall be null and void and of no legal effect.  This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

16.3                           Affiliates of the Parties.  Each Party shall cause its applicable Affiliates to take such actions as are necessary for such Party to fulfill its obligations under this Agreement.

16.4                           Books and Records.  Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP, in the case of ImClone, BMS and BMKK, and IFRS, in the case of Merck and MJ.

16.5                           Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.6                           Notice.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by facsimile transmission (receipt verified) or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(i)

in the case of Merck, to:

Frankfurter Straße 250
D-64293 Darmstadt
Federal Republic of Germany
Attention:	Jens Eckhardt, Corporate Legal Department
Facsimile:	+49-6151-72-2373

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(ii)           in the case of MJ, to:

Merck Serono Japan Company, Limited

6F Meguro Tokyu Bldg.

2-13-17 Kamiosaki, Meguro-ku

Tokyo, 141-0021

Japan

Attention:	Wayne Paterson
Facsimile:	+81-3-5434-4712
Telephone:	+81-3-5434-4704

(iii)          in the case of ImClone, to:

ImClone Systems Incorporated

180 Varick Street

New York, New York 10014  USA

Attention:	General Counsel
Facsimile:	(1 212) 645-2770
Telephone:	(1 646) 638-5027

with a copy sent to the same address, to:

Attention:	Senior Vice President Regulatory Affairs, Biostatistics and Quality Assurance
Facsimile:	(1 908) 218-0555
Telephone:	(1 908) 541-2250

(iv)          in the case of BMS, to:

Bristol-Myers Squibb Company

P.O.  Box  4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000  USA

Attention:	Vice President and Senior Counsel,
Worldwide Licensing and
Business Development
Facsimile:	(1 609) 252-6019

with a copy sent to the same address, to:

Attention:	Vice President, Alliance Management
Facsimile:	(1 609) 252-7235

(v)           in the case of BMKK, to:

Bristol-Myers K. K.

Shinjuku I-Land Tower

5-1, Nishi-Shinjuku 6-chome, shinjuku-ku

Tokyo, 163-1328

Japan

Attention:	President
Facsimile:	813-5323-8311
Telephone:	813-5323-8318

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 15.6, (i) if delivered personally

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or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; and (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.

All material correspondence, notices and other communications related to this Agreement shall be promptly provided to the other Parties.

16.7         Use of Name. Except as otherwise provided herein or in an Existing Agreement, none of the Parties shall have any right, express or implied, to use in any manner the name or other designation of the other Parties or any other trade name, Trademark, Corporate Name or logo of the other Parties for any purpose in connection with the performance of this Agreement.

16.8         Public Announcements. Except as required by law (including disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded), none of the Parties shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms or any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Parties with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford the other Parties a reasonable opportunity to review and comment upon the proposed text.

16.9         Waiver. A waiver by any of the Parties of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any of the Parties.

16.10       Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.11       Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

16.12       Governing Law; Submission to Jurisdiction.

(a)           This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of New York without regard to conflict of law principles.

(b)           Each Party, for the purpose of enforcing an award under Section 16.13(a) or for seeking injunctive or other equitable relief or legal remedies as permitted by Section 16.13(b), irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York,

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New York County (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement or such award (other than appeals therefrom). Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 16.12(b).

(c)           The English original of this Agreement shall prevail over any translation hereof.

16.13       Arbitration.

(a)          Except as expressly otherwise provided in this Agreement, any dispute as to the validity or construction of, or the interpretation of, any provision of this Agreement or as to the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement, or any dispute as to a matter that is specifically and expressly referred to for arbitration under this Section, shall be finally settled by binding arbitration in accordance with the terms set forth in this Section 16.13:

(i)            The place of arbitration of any dispute shall be London, England, except that the place of arbitration for matters to be resolved by “baseball” arbitration shall be Tokyo, Japan. The Parties to the dispute may agree to another location. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language. If the dispute is between any one Party, on the one hand, and the other Parties, on the other hand, each side of such dispute shall select one Experienced Arbitrator. If the dispute is between only two of the five Parties, each of the two disputing Parties shall promptly select one Experienced Arbitrator. In each such case, the two arbitrators selected by the Parties shall promptly select a third Experienced Arbitrator from among arbitrators designated by the London Court of International Arbitration (unless the dispute is to be resolved in Tokyo, in which event ICC rules and policies shall apply). If the dispute is among all five Parties or the Parties cannot agree on which Parties are a party to the dispute, the London Court of International Arbitration (unless the dispute is to be resolved in Tokyo, in which event the Tokyo ICC) shall promptly select three Experienced Arbitrators). Subject to Section 16.13(a)(iii), the Parties shall instruct the arbitrators to render a final determination of such dispute within 30 days after the appointment of the third arbitrator.

(ii)           Any award rendered by the arbitrators shall be final and binding upon the Parties, unless modified or reversed in accordance with applicable law. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the designated arbitrators shall be equally shared between the disputing Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or the Parties (including reasonable attorneys’ fees) against the another Party or Parties, as the case may be.

(iii)          The Parties agree that certain arbitrable matters, as more fully set forth in the last sentence of the definition of Net Sales and in sections 3.1(c), 4.1(c)(ii), 6.3(b), 6.4(e), 6.4(f)(iv) and 8.1(c)(ii), will be resolved and determined by “baseball” arbitration. Except where otherwise indicated, such baseball arbitration shall be limited to MJ/Merck on the one hand and BMS/BMKK on the other.

Where baseball arbitration applies, the arbitration shall be conducted and determinations made, as follows:  Within ten (10) Business Days after the appointment of the

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third arbitrator under Section 16.13(a)(i), each Party to the arbitration (MJ/Merck on the one hand, and BMS/BMKK on the other, and, where provided under the applicable provision, ImClone) shall submit to the arbitrators and to the other Party such Party’s offer to the other Party to resolve the matter at issue, as well as any other information that it deems appropriate for the arbitrators to consider. Within fifteen (15) Business Days after the designation of the third arbitrator, the disputing Parties shall each simultaneously submit to the arbitrators and one another a written statement of their respective positions on such disagreement and a reasonably detailed proposed resolution. Each such Party shall have ten (10) Business Days from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific, business and/or technical information in support thereof (but not a modification of the proposed resolution). The arbitrators shall have the right to meet with the disputing Parties as necessary to make a determination, but shall not communicate with any disputing Party unless the other disputing Party(ies) is(are) present. The Parties shall request the arbitrators to make a determination not later than fifteen (15) days after submission of the response(s) to the arbitrators, although the arbitrators may take a longer period of time as they make require to make a decision. The arbitrators shall make a determination by selecting the resolution proposed by one of the disputing Parties that, as a whole, is the most nearly consistent with this Agreement and the most fair and reasonable to such Parties in light of the totality of the circumstances and the terms of this Agreement. The arbitrators shall provide the disputing Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the arbitrators shall be final and conclusive, unless modified or reversed in accordance with applicable law.

(b)           This Section 16.13 nor any other provision of this Agreement shall not prohibit a Party from (x) seeking injunctive or other equitable relief in the event of a breach or prospective breach of this Agreement as may be necessary to avoid irreparable harm to such Party, to maintain the status quo, to preserve the subject matter of the arbitration, to avoid or to collect damages for breach or threatened breach of Sections 10.2, 12.3 or 12.5 hereof or (y) subject to Section 16.12, seeking a remedy in a court of competent jurisdiction for matters not specifically reserved to arbitration under Section 16.13 of this Agreement.

(c)           The Parties agree that the following matters shall not be arbitrable matters:

(i)            For any dispute involving a Commercialization matter on which BMKK and MJ agree, the BMKK/MJ position shall control without resort to arbitration;

(ii)           Subject to Section 10.2(a), any dispute involving the determination of the Long-Term Commercialization Plan and Budget and/or the next year’s Annual Commercialization Plan and Budget, the next year’s sales force effort, the PDE Rate, or the number and/or position of the PDEs to be provided for a given next year on which BMKK and MJ do not agree, and in any such dispute occurs, the Annual Commercialization Plan and Budget for the calendar year with respect to which the disputed item occurs shall be the then current year’s agreed upon determination for such item, and such matter shall not be submitted to arbitration; provided, that, subject to Section 6.4(b), a Party may satisfy its obligations with respect to any dispute as to the position of the PDEs for any year after the first two years after Launch in Japan by providing Primary Position or Secondary Position details, so long as it meets its overall PDE requirements; and

(iii)          Decisions whether to pursue a new Indication or a new line of therapy within an existing Indication, as well as the determination of each Development Plan and Annual Development Plan and Budget for such new Indication or new line of therapy within an existing Indication, which, subject to Section 3.1(c), must be agreed upon by BMS/BMKK and Merck/MJ;

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(iv)          subject to Section 10.2(a), (A) increases or decreases in budgets and (B) decisions which would require BMS/BMKK or Merck/MJ or any of their Affiliates to change physical, financial, or personnel resources beyond those required for the applicable period in the then-current Approved Plans in order for such Party to perform its obligations under this Agreement under the then applicable year; and each such Party shall have final decision-making authority under this Agreement with respect to same;

(v)           the arbitration procedure in Section 16.13 shall not apply to any matter that a Party is expressly entitled to pursue in a court of competent jurisdiction under this Agreement, or to any matters for which an exclusive remedy is provided for under this Agreement;

(vi)          any decision whether to include, delete or modify the specific terms (A) for calculating an item of cost or expense (including changes to the definition of reasonable manufacturing capacity charges) used to determine Allowable Expenses or to expense capital equipment purchases under Section 8.6(c) or (B) for calculating Net Sales or Profit Or Loss under this Agreement.

16.14      Entire Agreement.

(a)           This Agreement, together with the Existing Agreements to which each Party is a party, all exhibits, schedules or amendments attached thereto, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations among them, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby.

(b)           This Agreement shall, from the Restatement Effective Date, replace the Co-Development Agreement such that the Co-Development Agreement shall have no further force and effect after the Restatement Effective Date.

(c)           For the avoidance of doubt, as between: (i) ImClone and BMS and/or BMKK; and (ii) ImClone and Merck and/or MJ, unless expressly provided otherwise in this Agreement, the terms of this Agreement shall prevail over any conflict with the Existing Agreements. The Parties agree that this Agreement is intended to supplement and modify the Existing Agreements with respect to Japan only, and this Agreement is not intended to and shall not in any way change or amend any other provisions of the Existing Agreements applicable to other countries within a Party’s territory.

(d)           Each Party agrees not to amend the Existing Agreements to which it is a party in any manner that is inconsistent with, or would prevent it from fully performing, its obligations under this Agreement.

16.15      Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

16.16      Descriptive Headings; Construction.

(a)           The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. Each of the Parties acknowledges and agrees that this Agreement has been

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diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(b)           Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Unless otherwise stated, references to days shall mean calendar days. The terms “include” and “including” as used herein shall mean include or including, without limiting the generality of any description preceding such term. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement and to all Sections within such Article and subsections within such Section, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto. If the consent of any Party is required under any provision of this Agreement, such consent may be given or withheld by such Party in the sole discretion of such Party unless otherwise explicitly indicated in such provision.

16.17       Counterparts. This Agreement may be executed simultaneously in any number of identical counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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[the next page is the signature page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

BRISTOL-MYERS SQUIBB COMPANY	BRISTOL-MYERS K.K.

By:	By:

E.R. SQUIBB & SONS, LLC	MERCK SERONO JAPAN COMPANY,
LIMITED

By:	By:

IMCLONE SYSTEMS INCORPORATED	MERCK KGAA

By:	By:

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APPENDICES

Exhibit 1.1(a):	Third Party Payments Known as of the Restatement Effective Date

Exhibit 1.1(b):	Detail Allocation Guidelines in Group Settings

Exhibit 2.4(a):	Committee Representatives Known as of the Restatement Effective Date

Exhibit 3.1(a):	Long-Term Development Plan as of the Restatement Effective Date

Exhibit 4.1(e):	Applicable FTE Rates

Exhibit 6.2(a):	Initial Long-Term Commercialization Plan and Budget

Exhibit 6.3(b):	PDE Rates as of Restatement Effective Date

Exhibit 6.5(a):	Sales Representative Qualifications

Exhibit 8.1(a):	Initial Japan Manufacturing Plan

Exhibit 8.2(d):	Current Version of Initial Packaging for 100 mg Dose

Exhibit 8.3:	Initial Manufacturing Forecast

Exhibit 11.1:	Exceptions to Representations and Warranties

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Exhibit 1.1(a)

THIRD PARTY PAYMENTS KNOWN AS OF
THE RESTATEMENT EFFECTIVE DATE

The royalty rates shown below are based on ImClone’s reading of the respective agreements, and are provided in this Exhibit as an estimate and for convenience. In the event an actual royalty rate differs based on terms or interpretation of the particular agreement, the rate on this Exhibit shall be deemed amended to reflect the actual royalty rate.

Nothing in this Exhibit shall be construed to alter the terms of, or obligations under, the agreements listed below.

[**]

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Exhibit 1.1(b)

DETAIL ALLOCATION GUIDELINES IN GROUP SETTINGS

Final Product presentations by MJ and BMKK personnel, as the case may be, devoted primarily to a Final Product, may be made to physicians or other medical professionals licensed to prescribe drugs (collectively, “Prescribing Professionals”) in group situations.  Such presentations may be through speaker programs, dinner and lunch programs, symposia and other programs that are approved by the JJCC.  In calculating the number of PDEs resulting from such group presentations, each Prescribing Professional participating in such presentations will be considered as one (1) Primary Detail Equivalent (PDE). It is understood that for presentations held by multiple personnel of MJ or BMKK, as the case may be, or jointly by MJ and BMKK personnel, the total number of PDEs credited to each Party shall be calculated as follows:  [**]  It is understood that for symposia and other group presentations that contain full presentations on a Final Product together with other products, the number of PDEs for such presentations shall be accounted for as provided above.

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Exhibit 2.4(a)

KNOWN COMMITTEE REPRESENTATIVES AND ALLIANCE MANAGERS

AS OF THE RESTATEMENT EFFECTIVE DATE

SCJ:

(ImClone Representative)	Margaret Dalesandro, VP Proj/Alliance Mgmt & BD
(ImClone Representative)	Eric Rowinsky, CMO, SVP
(BMS Representative)	Martin Birkhofer, VP, Global Medical Affairs - Oncology
(BMKK Representative)	Mark Wright, President, BMS Japan
(Merck Representative)	Wolfgang Wein
(MJ Representative)	Mark Smith

JJDC:

(ImClone Representative)	Eric Rowinsky, CMO, SVP
(ImClone Representative)	Richard Crowley, SVP Biopharmaceutical Ops
(BMS Representative)	Maurizio Voi, M.D., Executive Director, Global Medical Affairs—Oncology
(BMKK Representative)	Ruiping Dong, VP, BMSPRI Japan
(Merck Representative)	Peter Mertins
(MJ Representative)	Yoshiteru Ishikawa

JJCC:

(ImClone Representative)	Michael Bailey, SVP, Commercial Ops
(ImClone Representative)	TBD, WW VP of Strategic Marketing
(BMS Representative)	Ron Gimbel, Finance Director, BMS Japan
(BMKK Representative)	Masaki Onoue, BMS Japan
(Merck Representative)	Petra Maier
(MJ Representative)	Mitsuko Shinagawa

JJFC:

(ImClone Representative)	Brian Batchelder, AVP, Finance
(ImClone Representative)	Peter Borzilleri, VP Finance (Acting)
(BMS Representative)	V. Michael Moran, Director, BMS Alliance Accounting
(BMKK Representative)	Ron Gimbel, Finance Director, BMS Japan
(Merck Representative)	Holger Piekenbrock, Sr Manager Controlling Pharm Ethicals
(MJ Representative)	Roiko Fukunaga

JJMC:

(ImClone Representative)	Richard Crowley, SVP Biopharmaceutical Ops
(ImClone Representative)	Elizabeth Yamashita, VP CMC Regulatory
(BMS Representative)	Shawn Knipple, Contract Manufacturing
(BMKK Representative)	Tetsuo Suzuki, Director, Technical Operations, Japan
(Merck Representative)	Ludwig Pfeuffer
(MJ Representative)	Akio Yamaguchi

Alliance Managers:

(BMS/BMKK Representative)	Nancy Forrest, Senior Director, Alliance Management
Merck/MJ Representatives)	Steve Axon
(ImClone Representative)	Robert Schinagl, AVP Proj/Alliance Management

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Exhibit 3.1(a)

LONG-TERM DEVELOPMENT PLAN AS OF
THE RESTATEMENT EFFECTIVE DATE

[**]

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Exhibit 4.1(e)

APPLICABLE FTE RATES – 2007 Budget*

FTE Rate	Category	Classification

[**]	A	Clinical/Technical/Research

[**]	B	Market Research

[**]	C	Medical Affairs

[**]	D	Oncology Product Manager

Type of Employee	Category

Clinical scientist and technicians	A

Clinical Medical directors	A

Patent / Trademark Counsel	A

Marketing Product Managers	B and / or D

Market Research	B and / or D

Medical Affairs	C

Final Product Safety / AEs	A

Professional Services	B and / or D

Notes:

* [**]

**  The JJCC will approve the appropriate category of staff to execute the job functions necessary to undertake commercialization in Japan, and the applicable FTE rates will be revised and included as part of the applicable Annual Development Plan and Budget or Commercialization Plan and Budget

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Exhibit 6.2(a)

INITIAL LONG-TERM COMMERCIALIZATION PLAN AND BUDGET – JAPAN

From Restatement Effective Date until End of Second Calendar Year Post-Launch

This Exhibit represents a plan that, as of the date of execution of this Agreement, estimates an appropriate level and allocation of sales force for successful commercialization of Final Product in Japan.  It is the intent of the Parties to update this schedule closer to the Launch as additional information becomes available, on  an as-needed basis, and in any case as part of the determination of any Annual Commercialization Plan and Budget.

Overview

The objective of this commercialization plan is to provide an outline of activities required to successfully launch Cetuximab in Japan. It will encompass the time from the Effective Date of the collaboration through two years post Launch and will serve to highlight key areas of work, their required timing and associated costs as well as distribute potential responsibility evenly between the BMKK and Merck Japan teams

[**]

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Exhibit 6.3(b)

PDE RATES AS OF RESTATEMENT EFFECTIVE DATE

The following represents the process for determining the PDE Rate for the initial year of the Long-Term Commercialization Plan, which shall apply to both Parties Sales Representatives:

[**]

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Exhibit 6.5(a)

SALES REPRESENTATIVES HIRING PROFILE

[**]

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Exhibit 8.1(a)

MANUFACTURING PLAN AS OF RESTATEMENT EFFECTIVE DATE

[**]

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Exhibit 8.2(d)

CURRENT VERSION OF INITIAL PACKAGING FOR 100 MG VIAL

[**]

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Exhibit 8.3

INITIAL MANUFACTURING FORECAST IN VIALS

[**]

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Exhibit 11.1

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

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